Exhibit 1

EXECUTION COPY

TRANSACTION AGREEMENT

Dated as of the 3rd day of November, 2013,

Among

WEYERHAEUSER COMPANY,

WEYERHAEUSER REAL ESTATE COMPANY,

TRI POINTE HOMES, INC.

and

TOPAZ ACQUISITION, INC.

i

TABLE OF CONTENTS

		Page
ARTICLE XII

Indemnification

SECTION 12.01.	Release of Pre-Distribution Claims	88
SECTION 12.02.	Indemnification by Weyerhaeuser	89
SECTION 12.03.	Indemnification by Parent and WRECO	89
SECTION 12.04.	Indemnification Procedures	90
SECTION 12.05.	Indemnification as Sole and Exclusive Remedy	91
SECTION 12.06.	Calculation of Indemnity Payments	92
SECTION 12.07.	Additional Matters	92

ARTICLE XIII

General Provisions

SECTION 13.01.	Nonsurvival of Representations and Warranties and Agreements	92
SECTION 13.02.	Notices	93
SECTION 13.03.	Definitions	94
SECTION 13.04.	Interpretation; Disclosure Letters	103
SECTION 13.05.	Severability	103
SECTION 13.06.	Counterparts	104
SECTION 13.07.	Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties	104
SECTION 13.08.	Governing Law	105
SECTION 13.09.	Assignment	105
SECTION 13.10.	Enforcement	105
SECTION 13.11.	Jurisdiction	105

Annex I	Glossary of Defined Terms

Exhibit A	Forms of Voting Agreements

Exhibit B	Form of Articles of Incorporation of Surviving Corporation

Exhibit C	Form of Bylaws of Surviving Corporation

Exhibit D	Governance Matters

Exhibit E	Form of Tax Sharing Agreement

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TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT, dated this 3rd day of November, 2013 (this “Agreement”), is among WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”), WEYERHAEUSER REAL ESTATE COMPANY, a Washington corporation (“WRECO”) and currently an indirect wholly owned subsidiary of Weyerhaeuser, TRI POINTE HOMES, INC., a Delaware corporation (“Parent”), and TOPAZ ACQUISITION, INC., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS Weyerhaeuser, through its Subsidiaries, is engaged in the Real Estate Business;

WHEREAS an executed commitment letter and related term sheet pursuant to which the financial institutions named therein have agreed to provide debt financing to WRECO in the amount and on the terms and conditions set forth therein (the “New Debt Commitment Letter”) has been delivered to the parties;

WHEREAS, immediately prior to the REB Transfer Time, WRECO will incur the New Debt and will pay the Payment Amount to Weyerhaeuser NR Company, a Washington corporation and a wholly owned Subsidiary of Weyerhaeuser (“WNR”), in repayment of all or a portion of the Intercompany Debt outstanding at such time;

WHEREAS, at the REB Transfer Time, on the terms and subject to the conditions set forth in this Agreement, if and as necessary, Weyerhaeuser will cause (a) the Transferred REB Assets to be transferred to and the Assumed REB Liabilities to be assumed by WRECO and the WRECO Subsidiaries and (b) the Transferred Excluded Assets to be transferred to and the Assumed Excluded Liabilities to be assumed by Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), in each case pursuant to the REB Transfers;

WHEREAS, following the REB Transfers, on the terms and subject to the conditions set forth in this Agreement, Weyerhaeuser will cause WNR to effect a distribution to Weyerhaeuser of all the issued and outstanding common shares, par value $4.00 per share, of WRECO (the “WRECO Common Shares”, and such distribution, the “WRECO Spin”);

WHEREAS, following the WRECO Spin, on the terms and subject to the conditions set forth in this Agreement, Weyerhaeuser will distribute all the issued and outstanding WRECO Common Shares, on a pro rata basis, or, at Weyerhaeuser’s election, in an exchange offer, or a combination thereof, to Eligible Holders (the “Distribution”);

WHEREAS, following the Distribution, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, Weyerhaeuser and certain stockholders of Parent are entering into Voting Agreements in the forms attached hereto as Exhibit A (collectively, the “Voting Agreements”); and

WHEREAS the parties hereto intend the Transactions to qualify for the Intended Tax Treatment.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

New Debt and Intercompany Debt; the REB Transfers

SECTION 1.01. New Debt; Repayment of Intercompany Debt. (a) Prior to the REB Transfer Time, WRECO shall enter into a definitive agreement or agreements (the “New Debt Agreements”) providing for indebtedness (the “New Debt”) in an aggregate principal amount of not less than $800,000,000 (the “New Debt Amount”) on the terms and conditions set forth in the New Debt Commitment Letter, or if different from the terms and conditions set forth in the New Debt Commitment Letter, on terms and conditions reasonably agreed to by Parent and Weyerhaeuser.

(b) Immediately prior to the REB Transfer Time, (i) WRECO shall incur the New Debt and receive the net proceeds thereof and (ii) WRECO shall pay to WNR the Payment Amount, in immediately available funds to one or more accounts designated by Weyerhaeuser, in repayment of all or a portion of the aggregate principal amount of the Intercompany Debt outstanding at such time. In the event that the aggregate principal amount of the Intercompany Debt outstanding immediately prior to the REB Transfer Time exceeds the Payment Amount, then Weyerhaeuser shall cause WNR to contribute to the capital of WRECO any remaining principal balance of the Intercompany Debt, effective as of immediately prior to the REB Transfer Time, and after such contribution WRECO shall have no further Liability in respect of the Intercompany Debt, except as contemplated by Section 1.01(c). In the event that the aggregate principal amount of the Intercompany Debt outstanding immediately prior to the REB Transfer Time is less than the Payment Amount, then Weyerhaeuser shall cause WRECO to distribute to WNR as a dividend the amount by which the Payment Amount exceeds the aggregate principal amount of the Intercompany Debt.

(c) Immediately prior to the REB Transfer Time, WRECO shall pay to WNR an amount in immediately available funds (the “Accrued Interest Amount”) equal to all unpaid interest on the Intercompany Debt that accrued between the date hereof and the REB Transfer Time, before taking into account any repayment or capitalization thereof pursuant to Section 1.01(b).

SECTION 1.02. The REB Transfers. (a) On the terms and subject to the conditions set forth in this Agreement, at a time on the Distribution Date (the “REB Transfer Time”), if and as necessary, Weyerhaeuser shall cause the following transactions to occur (collectively, the “REB Transfers”):

(i) if any REB Assets are held by Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) as of immediately prior to the REB Transfer Time, Weyerhaeuser shall, and shall cause all applicable Weyerhaeuser Subsidiaries to, assign, transfer, convey and deliver to WRECO or a WRECO Subsidiary, and Weyerhaeuser shall cause WRECO or the applicable WRECO Subsidiary to accept from Weyerhaeuser and any such applicable Weyerhaeuser Subsidiary, all of Weyerhaeuser’s and such Weyerhaeuser Subsidiary’s right, title and interest in, to and under all such REB Assets (the REB Assets to be assigned, transferred, conveyed and delivered to WRECO or a WRECO Subsidiary pursuant to this Section 1.02(a)(i), collectively, the “Transferred REB Assets”), except for any Delayed Transfer Assets;

(ii) if any REB Liabilities are Liabilities of Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) as of immediately prior to the REB Transfer Time, Weyerhaeuser shall cause WRECO or a WRECO Subsidiary to irrevocably assume and agree to faithfully pay, perform and discharge when due all such REB Liabilities (the REB Liabilities to be assumed by WRECO or a WRECO Subsidiary pursuant to this Section 1.02(a)(ii), collectively, the “Assumed REB Liabilities”), except for any Delayed Transfer Liabilities;

(iii) if any Excluded Assets are held by WRECO or a WRECO Subsidiary as of immediately prior to the REB Transfer Time, Weyerhaeuser shall cause WRECO and all applicable WRECO Subsidiaries to assign, transfer, convey and deliver to Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary), and Weyerhaeuser shall, or shall cause the applicable Weyerhaeuser Subsidiary to, accept from WRECO and any such applicable WRECO Subsidiary, all of WRECO’s and such WRECO Subsidiary’s right, title and interest in, to and under all such Excluded Assets (the Excluded Assets to be assigned, transferred, conveyed and delivered to Weyerhaeuser or a Weyerhaeuser Subsidiary pursuant to this Section 1.02(a)(iii), collectively, the “Transferred Excluded Assets”), except for any Delayed Transfer Assets; and

(iv) if any Excluded Liabilities are Liabilities of WRECO or any WRECO Subsidiary as of immediately prior to the REB Transfer Time, Weyerhaeuser shall, or shall cause a Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) to, irrevocably assume and agree to faithfully pay, perform and discharge when due all such Excluded Liabilities (the Excluded Liabilities to be assumed by Weyerhaeuser or a Weyerhaeuser Subsidiary pursuant to this Section 1.02(a)(iv), collectively, the “Assumed Excluded Liabilities”), except for any Delayed Transfer Liabilities.

SECTION 1.03. REB Assets; Excluded Assets. (a) For purposes of this Agreement, “REB Assets” means the following assets of Weyerhaeuser or any Weyerhaeuser Subsidiary immediately prior to the REB Transfer Time, other than the Excluded Assets:

(i) all owned real property and interests in owned real property used or held for use solely or primarily in the operation or conduct of the Real Estate Business, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “REB Owned Real Property”);

(ii) all interests in real property held pursuant to an option or purchase Contract used or held for use solely or primarily in the operation or conduct of the Real Estate Business, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “REB Optioned Real Property”);

(iii) all leasehold interests in real property used or held for use solely or primarily in the operation or conduct of the Real Estate Business, in each case together with all buildings, structures, improvements and fixtures thereon (collectively, the “REB Leased Real Property” and together with the REB Owned Real Property and the REB Optioned Real Property, the “REB Real Property”);

(iv) all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, model home furnishings and other furnishings, tools, vehicles, raw materials, construction materials, works-in-process, finished goods and products, supplies, parts and other inventories, in each case that are used or held for use solely or primarily in the operation or conduct of the Real Estate Business or produced by the Real Estate Business for use in or sale by the Real Estate Business;

(v) all Intellectual Property Rights that are used or held for use solely or primarily in the operation or conduct of the Real Estate Business (collectively, the “REB Intellectual Property Rights”), including tangible embodiments thereof and causes of action for infringement thereof;

(vi) all issued or granted Governmental Approvals and all pending applications therefor that are used or held for use solely or primarily in the operation or conduct of the Real Estate Business, including the Governmental Approvals set forth in Section 1.03(a)(vi) of the Weyerhaeuser Disclosure Letter, in each case to the extent such Governmental Approvals are transferable (collectively, the “REB Governmental Approvals”);

(vii) subject to Section 1.07, all Contracts to which WRECO or a WRECO Subsidiary is a party and all Contracts that are used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the Real Estate Business, but including, in all events, the Contracts set forth in Section 1.03(a)(vii) of the Weyerhaeuser Disclosure Letter (collectively, the “REB Contracts”);

(viii) all accounts receivable arising out of the operation or conduct of the Real Estate Business;

(ix) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items (except for those related to Tax, which are governed by Section 1.03(a)(xv)) that are used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the Real Estate Business;

(x) all rights, claims, causes of action and credits to the extent relating to any REB Asset or any REB Liability, including any Development Reimbursements and any such item arising under any Guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Weyerhaeuser or any Weyerhaeuser Subsidiary in respect of any REB Asset or any REB Liability;

(xi) all insurance policies set forth in Section 1.03(a)(xi) of the Weyerhaeuser Disclosure Letter (collectively, the “REB Insurance Policies”) and all rights and claims thereunder and any proceeds thereof;

(xii) subject to Section 9.03, all Records that are used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the Real Estate Business (collectively, the “REB Records”);

(xiii) all goodwill generated by or associated with the Real Estate Business or the REB Assets;

(xiv) all assets of WRECO and the WRECO Subsidiaries, including all rights of WRECO or any WRECO Subsidiary under this Agreement or any other Transaction Document;

(xv) all assets that are expressly contemplated by the Tax Sharing Agreement as assets to be transferred to WRECO or any WRECO Subsidiary;

(xvi) all assets of or relating solely or primarily to any WRECO Benefit Plan;

(xvii) all issued or granted Third Party Approvals, and all pending applications therefore that are used or held for use solely or primarily in the operation or conduct of the Real Estate Business, in each case to the extent such Third Party Approvals are transferable (collectively, the “REB Third Party Approvals”);

(xviii) all rights to any pre-paid purchase deposits under any REB Contract, including earnest money deposits and option payments; and

(xix) all other assets, properties, goodwill and rights reflected on the Interim WRECO Balance Sheet, other than such assets, properties, goodwill and rights that have been sold, disposed or otherwise transferred after the date of the Interim WRECO Balance Sheet not in contravention of this Agreement or any other Transaction Document.

(b) For purposes of this Agreement, “Excluded Assets” means the following assets of Weyerhaeuser or any Weyerhaeuser Subsidiary to the extent such assets would otherwise constitute REB Assets:

(i) all real property and interests in real property set forth in Section 1.03(b)(i) of the Weyerhaeuser Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto;

(ii) all leasehold interests in real property set forth in Section 1.03(b)(ii) of the Weyerhaeuser Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon;

(iii) all tangible personal property and interests therein set forth in Section 1.03(b)(iii) of the Weyerhaeuser Disclosure Letter;

(iv) all assets set forth in Section 1.03(b)(iv) of the Weyerhaeuser Disclosure Letter;

(v) all shares of capital stock of, or other equity interests in, Pardee Coyote, WRI and each Subsidiary of WRI and all assets of Pardee Coyote, WRI and each Subsidiary of WRI;

(vi) all shares of capital stock of, or other equity interests in, any Affiliate of Weyerhaeuser or any other Person, other than WRECO, the WRECO Subsidiaries and the WRECO Minority Interests;

(vii) subject to Section 9.05, all insurance policies other than the REB Insurance Policies (collectively, the “Weyerhaeuser Insurance Policies”) and all rights and claims thereunder and any proceeds thereof;

(viii) the names and marks set forth in Section 1.03(b)(viii) of the Weyerhaeuser Disclosure Letter and any name or mark derived from, similar to or including any of such names and marks, in each case, in any style or design (collectively, the “Retained Names”);

(ix) all Intellectual Property Rights other than the REB Intellectual Property Rights, including the Intellectual Property Rights set forth in Section 1.03(b)(ix) of the Weyerhaeuser Disclosure Letter;

(x) all Governmental Approvals set forth in Section 1.03(b)(x) of the Weyerhaeuser Disclosure Letter;

(xi) all Contracts set forth in Section 1.03(b)(xi) of the Weyerhaeuser Disclosure Letter;

(xii) all accounts receivable pursuant to which a payment is owed (A) by Weyerhaeuser or any Weyerhaeuser Subsidiary to Weyerhaeuser or any other Weyerhaeuser Subsidiary or (B) by the Weyerhaeuser Business to the Real Estate Business, in each case other than pursuant to the Contracts listed or described in Section 1.07(b) of the Weyerhaeuser Disclosure Letter;

(xiii) all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such item arising under any Guarantee, warranty, indemnity or similar right in favor of Weyerhaeuser or any Weyerhaeuser Subsidiary in respect of any Excluded Asset or any Excluded Liability;

(xiv) all Records relating to the Real Estate Business that form part of the general ledger of Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary);

(xv) all Records prepared in connection with the sale or transfer of the Real Estate Business, including bids received from third parties and analyses relating to the Real Estate Business;

(xvi) all assets that are expressly contemplated by the Tax Sharing Agreement as assets to be retained by Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary);

(xvii) all assets of or relating to any Weyerhaeuser Employee Benefit Plan, other than any assets of or relating solely or primarily to any WRECO Benefit Plan;

(xviii) all assets of Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) used or held for use in the delivery of corporate-level services to the Real Estate Business; and

(xix) all rights of Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) under this Agreement or any other Transaction Document.

SECTION 1.04. REB Liabilities; Excluded Liabilities. (a) For purposes of this Agreement, “REB Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”), of Weyerhaeuser or any Weyerhaeuser Subsidiary arising out of or primarily relating to the REB Assets, the Real Estate Business or the ownership, operation or conduct of the Real Estate Business prior to, at or after the REB Transfer Time, other than the Excluded Liabilities, which REB Liabilities shall include (in each case, other than the Excluded Liabilities):

(i) all Liabilities under the REB Contracts and the REB Governmental Approvals;

(ii) all accounts payable and accrued liabilities primarily arising out of or relating to the ownership, operation or conduct of the Real Estate Business or otherwise in respect of the Real Estate Business;

(iii) all Liabilities arising out of or primarily relating to real estate or other assets owned, leased, occupied, held under option or sold by the Real Estate Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims relating to such products;

(iv) all Liabilities arising as a result of at any time being the owner, lessee, lessor or occupant of, the holder of an option in respect of, or the operator of the activities conducted at, the REB Real Property;

(v) all Environmental Liabilities at any time arising out of or primarily relating to the Real Estate Business, the REB Real Property, the ownership, operation or conduct of the Real Estate Business or the ownership, leasing or occupancy of, the holding of an option in respect of, or the operation of activities conducted at, the REB Real Property;

(vi) all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, at any time arising out of or primarily relating to the ownership, operation or conduct of the Real Estate Business;

(vii) (A) all Liabilities arising out of or relating to any Weyerhaeuser Employee Benefit Plan and all employment and employee benefit-related Liabilities arising out of or relating to the operation or conduct of the Real Estate Business, in each case, that are contemplated to be assumed by WRECO and the WRECO Subsidiaries pursuant to Section 9.08, and (B) all Liabilities arising out of or relating primarily to any WRECO Benefit Plan;

(viii) all Liabilities that are expressly contemplated to be assumed by WRECO or any WRECO Subsidiary pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to WRECO or any WRECO Subsidiary under the Tax Sharing Agreement;

(ix) all Liabilities in respect of the New Debt, including all Liability for borrowings made under the New Debt Agreements;

(x) all Liabilities of WRECO and the WRECO Subsidiaries as of immediately prior to the REB Transfer Time; and

(xi) all Liabilities reflected on the Interim WRECO Balance Sheet, other than Liabilities discharged after the date of the Interim WRECO Balance Sheet.

(b) For purposes of this Agreement, “Excluded Liabilities” means the following Liabilities of Weyerhaeuser or any Weyerhaeuser Subsidiary:

(i) all Liabilities to the extent arising out of or relating to Excluded Assets, including the Liabilities listed on or described in Section 1.04(b)(i) of the Weyerhaeuser Disclosure Letter;

(ii) all accounts payable incurred prior to the REB Transfer Time pursuant to which a payment is owed by the Real Estate Business to the Weyerhaeuser Business, other than Liabilities in respect of the Accrued Interest Amount, in each case other than pursuant to the Contracts listed or described in Section 1.07(b) of the Weyerhaeuser Disclosure Letter;

(iii) all Liabilities arising out of or relating to any Weyerhaeuser Employee Benefit Plan and all employment and employee benefit-related Liabilities arising out of or relating to the operation or conduct of the Real Estate Business, in each case, that are contemplated to be retained by Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) pursuant to Section 9.08;

(iv) all Liabilities of Pardee Coyote, WRI and each Subsidiary of WRI; and

(v) all Liabilities that are expressly contemplated to be retained by Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) under the Tax Sharing Agreement.

SECTION 1.05. Consents and Governmental Approvals. (a) Subject to Section 1.05(c), to the extent that the assignment, transfer, conveyance or delivery of any Transferred REB Asset to WRECO or a WRECO Subsidiary or of any Transferred Excluded Asset to Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) in connection with the REB Transfers would constitute a violation of applicable Law, or would require a Consent or Governmental Approval that has not been obtained or made prior to the REB Transfer Time, then the assignment, transfer, conveyance or delivery of such Transferred REB Asset or Transferred Excluded Asset (collectively, the “Delayed Transfer Assets”) will automatically be deferred, and no such assignment, transfer, conveyance or delivery will occur, until all legal impediments are removed or such Consents or Governmental Approvals have been obtained or made with respect to the applicable Delayed Transfer Assets. Notwithstanding such deferral of the assignment, transfer, conveyance and delivery of the Delayed Transfer Assets, any Delayed Transfer Asset will still be considered an REB Asset or Excluded Asset, as the case may be, and from the REB Transfer Time until the consummation of assignment, transfer, conveyance and delivery of such Delayed Transfer Asset, Weyerhaeuser or the applicable Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) shall hold any Transferred REB Assets that are Delayed Transfer Assets in trust for the use and benefit, insofar as reasonably practicable, of WRECO or the applicable WRECO Subsidiary at the sole expense of WRECO or the applicable WRECO Subsidiary, and WRECO or the applicable WRECO Subsidiary shall hold any Transferred Excluded Assets that are Delayed Transfer Assets in trust for the use and benefit, insofar as reasonably practicable, of

Weyerhaeuser or the applicable Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) at the sole expense of Weyerhaeuser or the applicable Weyerhaeuser Subsidiary. Weyerhaeuser shall use commercially reasonable efforts to develop and implement arrangements to place WRECO and the WRECO Subsidiaries and Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), as the case may be, insofar as reasonably practicable, in the same position as if the Delayed Transfer Assets had been assigned, transferred, conveyed and delivered and so that all the benefits and burdens relating to such Delayed Transfer Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, inure from and after the REB Transfer Time to WRECO and the WRECO Subsidiaries, in the case of Transferred REB Assets that are Delayed Transfer Assets, or to Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), in the case of Transferred Excluded Assets that are Delayed Transfer Assets. If and when the legal impediments, Consents or Governmental Approvals, the presence or the absence of which caused the deferral of the assignment, transfer, conveyance and delivery of any Delayed Transfer Assets pursuant to this Section 1.05(a), are removed, obtained or made, as the case may be, the assignment, transfer, conveyance and delivery of the applicable Delayed Transfer Asset shall be promptly effected in accordance with the terms of this Agreement and the other applicable Transaction Documents, without the payment of additional consideration. On the Closing Date, Weyerhaeuser shall use its reasonable best efforts to deliver to Parent (for information purposes only) a schedule setting forth all material Delayed Transfer Assets existing as of the Closing Date.

(b) Subject to Section 1.05(c), to the extent that the assumption of any Assumed REB Liability by WRECO or a WRECO Subsidiary or of any Assumed Excluded Liability by Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) in connection with the REB Transfers would constitute a violation of applicable Law, or would require a Consent or Governmental Approval that has not been obtained or made prior to the REB Transfer Time, then the assumption of such Assumed REB Liability or Assumed Excluded Liability (collectively, the “Delayed Transfer Liabilities”) will automatically be deferred, and no such assumption will occur, until all legal impediments are removed or such Consents or Governmental Approvals have been obtained or made with respect to the applicable Delayed Transfer Liability. Notwithstanding such deferral of the assumption of the Delayed Transfer Liabilities, any Delayed Transfer Liability will still be considered an REB Liability or Excluded Liability, as the case may be, and from the REB Transfer Time until the consummation of the assumption of such Delayed Transfer Liability, Weyerhaeuser or the applicable Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) shall hold any Assumed REB Liabilities that are Delayed Transfer Liabilities in trust for the use and benefit, insofar as reasonably practicable, of WRECO or the applicable WRECO Subsidiary at the sole expense of WRECO or the applicable WRECO Subsidiary, and WRECO or the applicable WRECO Subsidiary shall hold any Assumed Excluded Liabilities that are Delayed Transfer Liabilities in trust for the use and benefit, insofar as reasonably practicable, of Weyerhaeuser or the applicable Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) at the sole expense of Weyerhaeuser or the applicable Weyerhaeuser Subsidiary. Weyerhaeuser shall use commercially reasonable efforts to develop and implement arrangements to place WRECO and the WRECO Subsidiaries and Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), as the case may be, insofar as reasonably practicable, in the same position as if the Delayed Transfer Liabilities had been assumed and so that all the benefits and burdens relating to such Delayed Transfer Liabilities inure from and after the REB Transfer Time to WRECO and the WRECO Subsidiaries, in the case of Assumed REB Liabilities that are Delayed Transfer Liabilities, or to Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), in the case of Assumed Excluded Liabilities that are Delayed Transfer Liabilities. If and when the legal impediments, Consents or Governmental Approvals, the presence or the absence of which caused the deferral of the assumption of any Delayed Transfer Assets pursuant to this Section 1.05(b), are removed, obtained or made, as the case may be, the assumption of the applicable Delayed Transfer Liability shall be promptly effected in accordance with the terms of this Agreement and the other applicable Transaction Documents, without the payment of additional consideration. On the Closing Date, Weyerhaeuser shall use its reasonable best efforts to deliver to Parent (for information purposes only) a schedule setting forth all material Delayed Transfer Liabilities existing as of the Closing Date.

(c) Notwithstanding any provision in Section 1.05(a) or Section 1.05(b) to the contrary, Weyerhaeuser or WRECO may elect at any time after the Effective Time to require the immediate assignment, transfer, assumption, conveyance or delivery of any Delayed Transfer Asset or any Delayed Transfer Liability notwithstanding any requirement that an immaterial Consent or an immaterial Governmental Approval be obtained; provided, however, that (i) if WRECO so elects to require the immediate assignment, transfer, assumption, conveyance or delivery of any such Delayed Transfer Assets or such Delayed Transfer Liabilities, any Liability arising from such assignment, transfer, assumption, conveyance or delivery will be deemed to be REB Liabilities, (ii) if Weyerhaeuser so elects to require the immediate assignment, transfer, assumption, conveyance or delivery of any such Delayed Transfer Assets or such Delayed Transfer Liabilities, any Liability arising from such assignment, transfer, assumption, conveyance or delivery will be deemed to be Excluded Liabilities and (iii) if WRECO and Weyerhaeuser jointly agree to the immediate assignment, transfer, assumption, conveyance or delivery of any such Delayed Transfer Assets or such Delayed Transfer Liabilities, any Liability arising from such assignment, transfer, assumption, conveyance or delivery will be shared equally between WRECO and Weyerhaeuser and, notwithstanding any provision in Section 12.04 to the contrary, the defense of any Third Party Claim relating thereto shall be jointly managed by WRECO and Weyerhaeuser.

(d) For a period of three years after the REB Transfer Time, subject to Section 1.05(f), (i) each of Weyerhaeuser and WRECO shall, and shall cause its Subsidiaries to, use reasonable best efforts to remove all legal impediments to and obtain all required Consents and Governmental Approvals for the assignment, transfer, conveyance and delivery of the Transferred REB Assets and the Transferred Excluded Assets as contemplated by Section 1.02 as promptly as practicable and (ii) each of Weyerhaeuser and WRECO shall, and shall cause its Subsidiaries to, use reasonable best efforts to remove all legal impediments to and obtain all required Consents and Governmental Approvals for the assumption of the Assumed REB Liabilities and the Assumed Excluded Liabilities as contemplated by Section 1.02 as promptly as practicable.

(e) For a period of one year after the REB Transfer Time, subject to Section 1.05(f), upon request by the other party, each of Weyerhaeuser and WRECO shall use commercially reasonable efforts to obtain, or cause to be obtained, (i) a Governmental Approval for WRECO or a WRECO Subsidiary with respect to each Governmental Approval currently used by Weyerhaeuser or a Weyerhaeuser Subsidiary in connection with the operation of the Real Estate Business that is not an REB Governmental Approval and (ii) a Governmental Approval for Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) with respect to each Governmental Approval currently used by Weyerhaeuser or a Weyerhaeuser Subsidiary in connection with the operation of the Transferred Excluded Assets and the Assumed Excluded Liabilities that is an REB Governmental Approval.

(f) Neither Weyerhaeuser nor WRECO (or any of their respective Subsidiaries) shall be obligated, in connection with Section 1.05(d) or 1.05(e), to expend money unless the necessary funds are advanced by the other party, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the other party.

SECTION 1.06. Misallocated Transfers. In the event that, at any time or from time to time after the REB Transfer Time, any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant party will cause such entitled Person to accept such asset or assume such Liability. Prior to any such transfer, the Person receiving or possessing such asset or Liability shall hold such asset or Liability in trust for any such other Person in accordance with Section 1.05(a).

SECTION 1.07. Termination of Intercompany Contracts. (a) Except as set forth in Section 1.07(b), in furtherance of the releases and other provisions of Section 12.01, WRECO and each WRECO Subsidiary, on the one hand, and Weyerhaeuser and each Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries), on the other hand, shall, on or prior to the Distribution Date, terminate any and all Contracts between or among WRECO or any WRECO Subsidiary, on the one hand, and Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries), on the other hand. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date, and all parties shall be released from all obligations and Liabilities thereunder. Each of the parties hereto shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.07(a) shall not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the parties hereto or any of their respective Subsidiaries), (ii) any Contract listed or described in Section 1.07(b) of the Weyerhaeuser Disclosure Letter, (iii) any Contract to which any Person other than Weyerhaeuser and WRECO and their respective wholly-owned Subsidiaries is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Distribution Date.

SECTION 1.08. Employees. (a) If any REB Employees are employed by Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries), at or prior to the REB Transfer Time Weyerhaeuser shall, and shall cause WRECO or the appropriate WRECO Subsidiary to, use commercially reasonable efforts to transfer to WRECO or the appropriate WRECO Subsidiary the employment of, including by causing WRECO or the appropriate WRECO Subsidiary to offer employment to, all such REB Employees.

(b) At or prior to the REB Transfer Time, Weyerhaeuser shall, and shall cause the appropriate Weyerhaeuser Subsidiaries to, use commercially reasonable efforts to transfer to Weyerhaeuser or the appropriate Weyerhaeuser Subsidiary (other than WRECO or any WRECO Subsidiary) the employment of, including by offering employment to, each director, officer, manager or employee of WRECO or a WRECO Subsidiary who is set forth in Section 1.08(b) of the Weyerhaeuser Disclosure Letter, including any such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence.

(c) The parties intend that WRECO Employees shall have continuous and uninterrupted employment immediately before and immediately after the consummation of the Transactions, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Weyerhaeuser, WRECO, Parent or any of their respective Subsidiaries or Affiliates, the Transactions shall not constitute a severance of employment of any WRECO Employee prior to or upon the consummation of the Transactions. Nothing herein shall be construed as a representation or guarantee by Weyerhaeuser, WRECO, any WRECO Subsidiary, Parent or any Parent Subsidiary that any REB Employee will continue in employment with WRECO or any WRECO Subsidiary following the date hereof or with Parent or the applicable Parent Subsidiary following the Effective Time.

(d) For purposes of this Agreement:

“REB Employee” means (A) each director, officer, manager or employee of WRECO or any WRECO Subsidiary as of immediately prior to the REB Transfer Time, other than the individuals set forth in Section 1.08(b) of the Weyerhaeuser Disclosure Letter, (B) each director, officer, manager or employee of Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) set forth in Section 1.08(d)(i) of the Weyerhaeuser Disclosure Letter who, as of immediately prior to the REB Transfer Time, is solely engaged in the Real Estate Business and (C) each individual set forth in Section 1.08(d)(ii) of the Weyerhaeuser Disclosure Letter who is a director, officer, manager or employee of Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) as of immediately prior to the REB Transfer Time, including, in the case of each of clauses (A), (B) and (C), any such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence.

“WRECO Employee” means each individual who, immediately following the Distribution, is employed with WRECO or any WRECO Subsidiary.

SECTION 1.09. REB Transfer Documents. In furtherance of the assignment, transfer, conveyance and delivery of assets and Liabilities, in each case as specified in this Article I, at or prior to the REB Transfer Time and, with respect to Delayed Transfer Assets, at such time after the REB Transfer Time as such Delayed Transfer Asset can be transferred, (a) Weyerhaeuser shall, and shall cause the applicable Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries) to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title, and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance, assignment and delivery of Weyerhaeuser’s or the applicable Weyerhaeuser Subsidiary’s right, title and interest in and to the Transferred REB Assets to WRECO and the WRECO Subsidiaries, (b) WRECO shall, and shall cause the applicable WRECO Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance, assignment and delivery of WRECO’s or the applicable WRECO Subsidiary’s right, title and interest in and to the Transferred Excluded Assets to Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries), (c) WRECO shall, and shall cause the applicable WRECO Subsidiaries to, execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by WRECO or the applicable WRECO Subsidiary of the Assumed REB Liabilities and (d) Weyerhaeuser shall, and shall cause the applicable Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries) to, execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Weyerhaeuser or the applicable Weyerhaeuser Subsidiary of the Assumed Excluded Liabilities (the documents contemplated by clauses (a), (b), (c) and (d), collectively, the “REB Transfer Documents”). All instruments executed and delivered pursuant to this Section 1.09 shall be in a form reasonably acceptable to Parent.

SECTION 1.10. Disclaimer. All of the Transferred REB Assets and the Assumed REB Liabilities will be transferred or assumed on an “as is, where is” basis and, except as may be expressly set forth in this Agreement or any other Transaction Document, all express or implied warranties as to merchantability, fitness for a particular purpose or otherwise are hereby expressly disclaimed.

ARTICLE II

The WRECO Stock Issuance, the WRECO Spin and the Distribution

SECTION 2.01. WRECO Stock Split. Prior to the WRECO Spin Time, WRECO shall effect a 100-for-one split of the WRECO Common Shares (the “WRECO Stock Split”) pursuant to which the number of WRECO Common Shares outstanding is increased to 100,000,000 and the par value of each WRECO Common Share is reduced to $0.04 per share.

SECTION 2.02. The WRECO Spin. On the terms and subject to the conditions set forth in this Agreement, at a time on the Distribution Date and following the REB Transfer Time (the “WRECO Spin Time”), Weyerhaeuser shall cause WNR to effect a distribution to Weyerhaeuser of, and Weyerhaeuser shall accept from WNR, all of WNR’s right, title and interest in, to and under all the issued and outstanding WRECO Common Shares.

SECTION 2.03. Form of Distribution. (a) Weyerhaeuser may elect to effect the Distribution in the form of either a dividend of WRECO Common Shares distributed to the Eligible Holders on a pro rata basis, an offer to exchange WRECO Common Shares for Eligible Shares, or a combination thereof.

(b) If Weyerhaeuser elects to effect all or a portion of the Distribution in the form of a pro rata dividend, prior to the Distribution Date, the Board of Directors of Weyerhaeuser (or a committee thereof), in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, and all WRECO Common Shares held by Weyerhaeuser on the Distribution Date shall be distributed as provided in Section 2.04. If the Distribution is effected as an exchange offer followed by a pro rata dividend of the remaining WRECO Common Shares held by Weyerhaeuser, the Board of Directors of Weyerhaeuser (or a committee thereof) shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered Eligible Shares are accepted for payment.

(c) If Weyerhaeuser elects to effect all or a portion of the Distribution as an exchange offer of WRECO Common Shares for Eligible Shares, Weyerhaeuser shall determine the terms of such exchange offer, including the number of WRECO Common Shares that shall be offered for each validly tendered Eligible Share, the period during which such exchange offer shall remain open, the procedures for the tender and exchange of shares and all other provisions of such exchange offer, which shall comply with requirements under securities Laws applicable to such exchange offer. In the event the exchange offer is not fully subscribed, any WRECO Common Shares held by Weyerhaeuser on the Distribution Date that are not exchanged pursuant to the exchange offer will be distributed as a dividend to the Eligible Holders on a pro rata basis with a Record Date established in the manner provided in Section 2.03(b).

SECTION 2.04. The Distribution. (a) Weyerhaeuser shall appoint the transfer agent for the Weyerhaeuser Common Shares (or an Affiliate of such transfer agent) or another bank or trust company reasonably approved by Parent to act as agent in connection with the Distribution as provided in this Section 2.04 and as agent for the issuance of Parent Common Stock in the Merger as contemplated by Article IV (the “Agent”).

(b) On the terms and subject to the conditions set forth in this Agreement, on or prior to the Distribution Date, Weyerhaeuser shall irrevocably deliver to the Agent, for the benefit of the Eligible Holders, certificates representing (or authorize the related book-entry transfer, for the benefit of the Eligible Holders, of) all the WRECO Common Shares outstanding as of the Distribution Date. Weyerhaeuser shall cause the Agent to hold in trust (pending conversion of such WRECO Common Shares into shares of Parent Common Stock as a result of the Merger) such WRECO Common Shares for each such Eligible Holder:

(i) to the extent the Distribution is effected as a pro rata dividend, for each Eligible Share held by such Eligible Holder a number of WRECO Common Shares (rounded down to the nearest 1/10,000 of a share) equal to the total number of WRECO Common Shares held by Weyerhaeuser on the Distribution Date, in each case after giving effect to any portion of the Distribution effected as an exchange offer pursuant to which validly tendered Eligible Shares are accepted for payment on or prior to the Record Date, divided by the sum of (A) the total number of Weyerhaeuser Common Shares outstanding on the Record Date and (B) if and to the extent determined by Weyerhaeuser, the total number of Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date; or

(ii) to the extent the Distribution is effected as an exchange offer, the number of WRECO Common Shares to be exchanged for each Eligible Share in such exchange offer.

(c) Immediately after the Distribution and prior to the Effective Time, the WRECO Common Shares shall not be transferable and the Agent shall not transfer any WRECO Common Shares to Eligible Holders.

(d) Weyerhaeuser and WRECO shall be entitled, and may instruct the Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

SECTION 2.05. Timing of the Distribution. (a) Subject to Sections 2.05(b), 2.05(c) and 2.05(d), Weyerhaeuser shall consummate the REB Transfers, the WRECO Spin and the Distribution as promptly as reasonably practicable after satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of all the conditions set forth in Sections 10.01 and 10.02 (other than conditions that by their nature are to be satisfied as of the Closing Date and shall in fact be satisfied at such time).

(b) Weyerhaeuser may, in its sole discretion, consummate the REB Transfers and the WRECO Spin prior to the satisfaction of the conditions set forth in Article X. Subject to the preceding sentence and in accordance with applicable Law, the Board of Directors of WNR shall determine the WRECO Spin Time and the Board of Directors of Weyerhaeuser (or a committee thereof) shall determine the Record Date and the Distribution Date.

(c) At any time following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 10.01 (other than conditions that by their nature are to be satisfied as of the Closing Date), Weyerhaeuser shall have the right to deliver to Parent and Merger Sub a written notice executed by Weyerhaeuser and WRECO (the “Weyerhaeuser Closing Confirmation”) pursuant to which, subject to the following sentence, each of Weyerhaeuser and WRECO (i) confirms that each of the conditions to its obligations to effect the REB Transfers, the WRECO Spin, the Distribution and the Merger set forth in Section 10.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by Law, waived by Weyerhaeuser and WRECO), (ii) confirms that, to the knowledge of Weyerhaeuser, as of the date of the Weyerhaeuser Closing Confirmation, the conditions to its obligations to effect the REB Transfers, the WRECO Spin, the Distribution and the Merger set forth in Section 10.02(a)(i) would be satisfied if the Closing Date occurred on such date, (iii) irrevocably waives each of the conditions to its obligations to effect the REB Transfers, the WRECO Spin, the Distribution and the Merger set forth in Sections 10.02(a)(ii), 10.02(b) (other than such obligations that by their nature are to be performed after the Distribution Date) and 10.02(d) and (iv) requests that each of Parent and Merger Sub (A) confirms that each of the conditions to its obligations to effect the Merger set forth in Section 10.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by Law, waived by Parent and Merger Sub), (B) confirms that, to the knowledge of Parent, as of the date of the Parent Closing Confirmation, the conditions to its obligations to effect the Merger set forth in Section 10.03(a)(i) would be satisfied if the Closing Date occurred on such date and (C) irrevocably waives each of the conditions to its obligations to effect the Merger set forth in Sections 10.03(a)(ii), 10.03(b) (other than such obligations that by their nature are to be performed after the Distribution Date) and 10.03(d). The confirmations and waivers of Weyerhaeuser and WRECO contained in the Weyerhaeuser Closing Confirmation shall become effective only upon Parent’s delivery to Weyerhaeuser and WRECO of a written notice executed by Parent and Merger Sub (the “Parent Closing Confirmation”) containing the confirmations and waivers from Parent and Merger Sub requested in the Weyerhaeuser Closing Confirmation. Weyerhaeuser shall be entitled to delay the consummation of the REB Transfers, the WRECO Spin and the Distribution until such time as Parent has delivered the Parent Closing Confirmation to Weyerhaeuser and WRECO. If Parent delivers a Parent Closing Confirmation, then subject to Section 2.05(d), Weyerhaeuser shall consummate the REB Transfers, the WRECO Spin and the Distribution as promptly as reasonably practicable after its receipt of the Parent Closing Confirmation.

(d) Weyerhaeuser shall be entitled to delay the Distribution Date for up to 30 days after the date on which the Distribution would otherwise occur pursuant to Sections 2.05(a) and 2.05(c) in order to comply with any NYSE rules relating to notices of record dates and dividends, to comply with applicable Law with respect to any portion of the Distribution that is effected as an exchange offer or to effect the Distribution Date at the end of a fiscal month.

SECTION 2.06. Ancillary Agreements. Effective as of the Distribution Date, each of Weyerhaeuser, WRECO and Parent shall execute and deliver the Tax Sharing Agreement.

ARTICLE III

The Merger

SECTION 3.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, Merger Sub shall be merged with and into WRECO at the Effective Time. As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and WRECO shall continue as the surviving corporation in the Merger. WRECO, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.

SECTION 3.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 immediately following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article X, or at such other place, time and date as shall be agreed in writing between Weyerhaeuser and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 3.03. Effective Time. On the Closing Date, the parties hereto shall file with the Secretary of State of the State of Washington articles of merger (the “Articles of Merger”) and a plan of merger (the “Plan of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the WBCA, and shall make all other filings or recordings required under the WBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger and the Plan of Merger are duly filed with such Secretary of State, or at such later time as Weyerhaeuser and Parent shall agree and specify in the Articles of Merger. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 3.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the WBCA.

SECTION 3.05. Articles of Incorporation and Bylaws of Surviving Corporation. The articles of incorporation of WRECO shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Exhibit B hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of WRECO shall, by virtue of the Merger, by amended and restated in their entirety to read as set forth in Exhibit C hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 3.06. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the

Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the Surviving Corporation’s articles of incorporation and bylaws and applicable Law. The officers of WRECO immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the Surviving Corporation’s articles of incorporation and bylaws and applicable Law.

ARTICLE IV

Conversion of Shares; Exchange of Certificates

SECTION 4.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any WRECO Common Shares or any shares of capital stock of Parent or Merger Sub:

(a) each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable common share, par value $0.04 per share, of the Surviving Corporation; and

(b) each WRECO Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio.

SECTION 4.02. Distribution of Merger Consideration. (a) Deposit of Parent Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Agent, for the benefit of the Eligible Holders, for exchange in accordance with this Article IV, the shares of Parent Common Stock to be issued pursuant to Section 4.01(b) and delivered pursuant to Section 4.02(b) (the “Merger Consideration”).

(b) Procedures. At the Effective Time, Parent shall give irrevocable instructions to the Agent to deliver the appropriate number of shares of Parent Common Stock in accordance with the Exchange Ratio to each Eligible Holder (and such Eligible Holder’s share of the cash proceeds of any sale of fractional shares of Parent Common Stock aggregated into whole shares by the Agent, as contemplated by Section 4.02(c)), which delivery of Parent Common Stock may be in the form of a certificate or in book-entry form through a direct registration system.

(c) Fractional Shares. As soon as practicable after the Effective Time, Parent shall, or shall cause the Agent to, determine the number of whole shares and fractional shares of Parent Common Stock allocable to each Eligible Holder, aggregate all such fractional shares into whole shares of Parent Common Stock and sell such whole shares on behalf of each such Eligible Holder either in open market transactions or otherwise, in each case at then prevailing trading prices, and cause to be distributed to each such Eligible Holder such Eligible Holder’s share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. For purposes of this Section 4.02(c), all fractional shares to which a single Eligible Holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(d) No Further Ownership Rights in WRECO Common Shares. As of the Effective Time, all WRECO Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any holder of WRECO Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in respect of fractional shares in accordance with the terms of this Article IV, without interest. The Merger Consideration, together with any cash in respect of fractional shares, issued in accordance with the terms of this Article IV upon conversion of any WRECO Common Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such WRECO Common Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of WRECO of WRECO Common Shares that were outstanding immediately prior to the Effective Time.

(e) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to applicable Law, following the distribution of any such previously undistributed shares of Parent Common Stock, there shall be paid to the Eligible Holder of such shares of Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such Eligible Holder is entitled pursuant to Section 4.02(c) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such whole shares of Parent Common Stock and a payment date subsequent to the distribution of such whole shares of Parent Common Stock. In no event shall the Agent have the right to vote any shares of Parent Common Stock held by the Agent.

(f) No Liability. None of the parties hereto or the Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto or proceeds from a sale pursuant to Section 4.02(c) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any claim for the Merger Consideration, dividends or distributions with respect thereto or proceeds from a sale pursuant to Section 4.02(c) has not been made prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration, dividends or distributions with respect thereto or proceeds from a sale pursuant to Section 4.02(c) would otherwise escheat to or become the property of any Governmental Entity), any such shares, dividends, distributions or proceeds shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent shall be entitled, and may instruct the Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

ARTICLE V

Closing Adjustment

SECTION 5.01. Estimated Adjustment Amount. No later than two Business Days prior to the Closing Date, Weyerhaeuser shall prepare and deliver to Parent a statement setting forth Weyerhaeuser’s good faith estimate of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”). If the Estimated Adjustment Amount is a positive amount, Parent shall, at the Closing, pay to WNR the Estimated Adjustment Amount. If the Estimated Adjustment Amount is a negative amount, Weyerhaeuser shall cause WNR to, at the Closing, pay to Parent the absolute value of the Estimated Adjustment Amount.

SECTION 5.02. Closing Adjustment Statement. Within 45 days after the Closing Date, Parent shall prepare and deliver to Weyerhaeuser a statement (the “Closing Adjustment Statement”) setting forth Parent’s calculation of the Adjustment Amount.

SECTION 5.03. Objections; Resolution of Disputes. The Closing Adjustment Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Weyerhaeuser gives written notice of its disagreement with the Closing Adjustment Statement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Adjustment Amount not being calculated in accordance with Section 5.05 and (iii) be accompanied by a certificate of an executive officer of Weyerhaeuser certifying that the matters specified in the Notice of Disagreement are consistent with the requirements of Section 5.05. If a Notice of Disagreement is received by Parent in a timely manner, then the Closing Adjustment Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date Weyerhaeuser and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Weyerhaeuser and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Weyerhaeuser and Parent shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The dispute resolution by the Accounting Firm shall be an arbitration under the Federal Arbitration Act and relevant Laws of the State of New York. The Accounting Firm shall be Deloitte LLP (or an Affiliate thereof) or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Weyerhaeuser and Parent shall use commercially reasonable efforts to cause the Accounting Firm to render a decision in writing resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission. The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon such determination in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 5.03 shall be borne by Parent and Weyerhaeuser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Weyerhaeuser’s independent auditors shall be borne by Weyerhaeuser and the fees and disbursements of Parent’s independent auditors shall be borne by Parent.

SECTION 5.04. Post-Closing Payment. If the Adjustment Amount exceeds the Estimated Adjustment Amount, Parent shall, within 15 Business Days after the Closing Adjustment Statement becomes final and binding on the parties pursuant to Section 5.03, pay to WNR the amount by which the Adjustment Amount exceeds the Estimated Adjustment Amount. If the Adjustment Amount is less than the Estimated Adjustment Amount, Weyerhaeuser shall cause WNR to, within 15 Business Days after the Closing Adjustment Statement becomes final and binding on the parties pursuant to Section 5.03, pay to Parent the amount by which the Estimated Adjustment Amount exceeds the Adjustment Amount. Any payment made pursuant to this Section 5.04 shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the party entitled to receive such payment, plus interest thereon at a rate of interest per annum equal to the rate of interest from time to time announced publicly by JPMorgan Chase Bank as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

SECTION 5.05. Adjustment Amount. (a) For purposes of this Agreement:

“Adjustment Amount” means (A) the Net Cash Amount plus (B) the aggregate principal amount of the Intercompany Debt outstanding as of the close of business on the Business Day immediately preceding the REB Transfer Time, before taking into account any repayment or capitalization thereof pursuant to Section 1.01(b) but after taking into account the payment of the Accrued Interest Amount pursuant to Section 1.01(c), plus (C) the aggregate principal amount of the Intercompany Debt, if any, repaid prior to the close of business on the Business Day immediately preceding the REB Transfer Time by means of the transfer of the Transferred Excluded Assets pursuant to Section 9.20 plus (D) the aggregate amount of all cash transferred by WNR or Weyerhaeuser to WRECO by means of capital contributions and all expenses of WRECO and the WRECO Subsidiaries properly incurred in accordance with this Agreement and that are paid in cash by Weyerhaeuser or WNR (and not reimbursed by WRECO or a WRECO Subsidiary) after the date hereof but prior to the close of business on the Business Day immediately preceding the REB Transfer Time minus (E) the aggregate principal amount of the Intercompany Debt, including accrued but unpaid interest thereon, as of the close of business on the date hereof minus (F) the aggregate amount of all cash transferred by WRECO to WNR or Weyerhaeuser by means of dividends, distributions or repurchases of shares after the date hereof but prior to the close of business on the Business Day immediately preceding the REB Transfer Time, other than Equity Award Expense Amounts, minus (G) all expenses relating to the Coyote Springs Excluded Assets, including any expenses that would constitute Excluded Liabilities pursuant to Section 1.04(b)(i), in each case that are paid in cash by WRECO and the WRECO Subsidiaries (and not reimbursed by Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries)) after the date hereof but prior to the close of business on the Business Day immediately preceding the REB Transfer Time minus (H) the aggregate amount of all cash paid by WRECO or the WRECO Subsidiaries to WNR or Weyerhaeuser after the date hereof but prior to the close of business on the Business Day immediately preceding the REB Transfer Time in respect of payments made by WNR or Weyerhaeuser to REB Employees or the individuals set forth in Section 1.08(b) of the Weyerhaeuser Disclosure Letter, in each case under the Weyerhaeuser Deferred Compensation Plan minus (I) the aggregate amount of any cash refunds actually paid by any of the WRECO Subsidiaries after the date hereof but prior to the close of business on the Business Date immediately preceding the REB Transfer Time relating specifically to customer deposits that have been received and are reflected in the account described in Item 5 of Section 5.05(b) of the Weyerhaeuser Disclosure Letter as of the close of business on the date hereof minus (J) the aggregate amount of all cash paid by WRECO (and not reimbursed by Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries)) after the date hereof but prior to the close of business on the Business Date immediately preceding the REB Transfer Time to the individuals set forth in Section 1.08(b) of the Weyerhaeuser Disclosure Letter pursuant to the Contracts described in Item 6 of Section 5.05(b) of the Weyerhaeuser Disclosure Letter.

“Equity Award Expense Amounts” means any cash amounts transferred by WRECO to WNR or Weyerhaeuser upon the vesting of Weyerhaeuser RSUs or Weyerhaeuser PSUs held by REB Employees or upon the exercise of Weyerhaeuser Options held by REB Employees, in each case in the ordinary course of business consistent with past practice.

“Net Cash Amount” means (A) the aggregate amount of cash and cash equivalents of WRECO and the WRECO Subsidiaries as of the close of business on the date hereof, minus (B) the aggregate principal amount of indebtedness for borrowed money of WRECO and the WRECO Subsidiaries as of the close of business on the date hereof, other than indebtedness in respect of the Intercompany Debt. The Net Cash Amount may be a positive or a negative number.

(b) The Adjustment Amount shall be determined as follows: (i) first, the methods, policies, principles and methodologies set forth in Section 5.05(b) of the Weyerhaeuser Disclosure Letter shall be applicable, without regard to whether such methods, policies, principles and methodologies are consistent with GAAP, (ii) second, to the extent not covered by Section 5.05(b) of the Weyerhaeuser Disclosure Letter, the methods, policies, principles and methodologies as were used by Weyerhaeuser in the preparation of the Interim WRECO Balance Sheet shall be applicable, without regard to whether such methods, policies, principles and methodologies are consistent with GAAP, and (iii) third, to the extent no relevant method, policy, principle or methodology is applicable pursuant to the foregoing clauses (i) and (ii),

GAAP, applied in a manner consistent with Weyerhaeuser’s historical methods, policies, principles and methodologies, excluding any effects of the Transactions, shall be applicable. The foregoing principles are referred to in this Agreement as the “Adjustment Statement Principles”. The scope of the disputes to be resolved by the Accounting Firm as provided in Section 5.03 shall be solely limited to whether such calculation was done in accordance with the Adjustment Statement Principles and whether there were mathematical errors in the Closing Adjustment Statement. The Accounting Firm is not authorized or permitted to make any other determination or adjustment based on GAAP if the Adjustment Statement Principles can be determined pursuant to clauses (i) and (ii) of the definition thereof, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance by the parties hereto with any of their covenants in this Agreement (other than (A) whether the calculation of the Adjustment Amount was done in accordance with the Adjustment Statement Principles and (B) whether there were any mathematical errors in the Closing Adjustment Statement), and the Accounting Firm is not authorized to make any determination as to whether the Interim WRECO Balance Sheet or the WRECO Financial Statements are or were in accordance with GAAP.

SECTION 5.06. Access to Records. During the period following the Closing Date through the date on which the Closing Adjustment Statement becomes final and binding on the parties pursuant to Section 5.03, Parent and WRECO shall afford to Weyerhaeuser and its Representatives reasonable access during normal business hours to all the properties, systems, Contracts, personnel and Records of WRECO, the WRECO Subsidiaries and the Real Estate Business relevant to the calculation of the Adjustment Amount.

SECTION 5.07. Tax Treatment of Post-Closing Adjustment. Any payments to Parent pursuant to Section 5.01 or 5.04 shall be treated for all Tax purposes as a capital contribution by WNR to WRECO occurring immediately prior to the WRECO Spin and a dividend from WRECO to Parent immediately following the Effective Time. Any payments to WNR pursuant to Section 5.01 or 5.04 shall be treated for all Tax purposes as a distribution by WRECO to WNR occurring immediately prior to the WRECO Spin and a capital contribution from Parent to WRECO immediately following the Effective Time.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to Weyerhaeuser and WRECO that, except as disclosed (i) in the manner contemplated in Section 13.04(b), in the letter, dated as of the date hereof, from Parent to Weyerhaeuser (the “Parent Disclosure Letter”) or (ii) in the documents filed with, or furnished to, the SEC by Parent and publicly available prior to the date hereof and after January 1, 2011, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature:

SECTION 6.01. Organization, Standing and Power. (a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Merger Sub is duly organized and validly existing under the Laws of the State of Washington. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Parent has delivered to Weyerhaeuser and WRECO true and complete copies of the certificate or articles of incorporation and bylaws of Parent and Merger Sub, in each case as amended through the date hereof.

(b) Each material Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized. Each material Parent Subsidiary (other than Merger Sub) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Parent has delivered to Weyerhaeuser and WRECO true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Parent Subsidiary (other than Merger Sub), in each case as amended through the date hereof.

(c) Each of Parent and each Parent Subsidiary is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.02. Parent Subsidiaries; Equity Interests. (a) Section 6.02(a) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Parent Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable and are owned by Parent or by a Parent Subsidiary, free and clear of all Liens.

(b) Except for its interests in the Parent Subsidiaries, as of the date hereof, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

SECTION 6.03. Capital Structure of Parent. As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the close of business on November 1, 2013 (the “Parent Capitalization Date”), (i) 31,597,907 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury and (v) 2,527,833 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plan. All outstanding shares of Parent Common Stock are, and all such shares which may be issued prior to the Effective Time or pursuant to the Merger in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Parent or any Parent Material Contract. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the Parent Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, Parent issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Parent or any Parent Subsidiary was a party or by which any of their respective properties or assets was bound (A) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Parent or any Voting Parent Debt, (B) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Common Stock (the items in clauses (i) and (ii), collectively, “Parent Securities”). From the Parent Capitalization Date through the date hereof, neither Parent nor any Parent Subsidiary has issued any Parent Securities. There are not any outstanding Contracts of any kind that obligate Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

SECTION 6.04. Ownership and Operations of Merger Sub. (a) The authorized capital stock of Merger Sub consists of 100 common shares, par value $0.01 per share, of which 100 shares are issued and outstanding. All the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens.

(b) Merger Sub was formed specifically for the purpose of engaging in the Transactions and has conducted no operations and has no assets and no Liabilities of any nature other than those incident to its formation and pursuant to the Transactions.

SECTION 6.05. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of each Transaction Document to which it is or is contemplated to be a party and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and except for the Parent Stockholder Approval and, in the case of the Merger, the approval of this Agreement and the Plan of Merger by Parent in its capacity as the sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents or the consummation of the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms

(except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Prior to the Effective Time, each of Parent and Merger Sub will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Parent has duly adopted resolutions (i) approving this Agreement, the other Transaction Documents to which Parent is or is contemplated to be a party, the Merger and the other Transactions, (ii) determining that the terms of this Agreement are in the best interests of the stockholders of Parent and declaring it advisable to enter into this Agreement and (iii) recommending that the holders of Parent Common Stock vote in favor of the issuance of the Parent Common Stock in the Merger, as contemplated by Article IV, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement, the other Transaction Documents to which Merger Sub is or is contemplated to be a party, the Merger and the other Transactions, (ii) adopting this Agreement and the Plan of Merger and (iii) recommending that Parent, as the sole shareholder of Merger Sub, approve this Agreement and the Plan of Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The only vote or consent of holders of any class or series of capital stock of Parent necessary to approve the issuance of the Parent Common Stock in the Merger, as contemplated by Article IV, is, to the extent required by the applicable regulations of the NYSE, the affirmative vote of a majority of the voting power of the shares of Parent Common Stock present in person or represented by proxy and voting on the issue at the Parent Stockholders’ Meeting (collectively, the “Parent Stockholder Approval”). The affirmative vote or consent of the holders of capital stock of Parent, or any of them, is not necessary to consummate any of the other Transactions, unless this Agreement is amended after the Parent Stockholders’ Meeting and such approval is required, solely as a result of such amendment, under the DGCL or Parent’s certificate of incorporation or bylaws.

(d) The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Plan of Merger and the Merger is the affirmative vote of Parent in its capacity as the sole shareholder of Merger Sub, which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement. The affirmative vote or consent of the holders of capital stock of Merger Sub, or any of them, is not necessary to consummate any of the Transactions other than the Merger.

(e) Except as set forth in Article XII of Parent’s certificate of incorporation, Parent is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Board of Directors of Parent has adopted such resolutions or taken such other actions as may be necessary to render the restrictions on “business combinations”, as such term is defined in Article XII of Parent’s certificate of incorporation, as set forth in Article XII of Parent’s certificate of incorporation inapplicable to this Agreement, the Merger and the other Transactions, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger or the other Transactions. No “fair price”, “moratorium”, “control share acquisition”, “business combination”, “stockholder protection” or other similar antitakeover statute or regulation applicable to Parent or Merger Sub enacted under Delaware Law or Washington Law or under the Law of any other jurisdiction applies to this Agreement, the Merger or the other Transactions.

(f) The Board of Directors of Parent (or, if appropriate, any committee administering the Parent Stock Plan) has adopted such resolutions or taken such other actions as may be required to ensure that no Parent equity awards will become vested or exercisable in connection with the Transactions.

SECTION 6.06. No Conflicts; Governmental Approvals. (a) The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party do not, the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the certificate or articles of incorporation and the bylaws or comparable organizational documents of Parent or any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 6.06(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Governmental Approval is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any other Review Laws, (ii) compliance with and filings under the Securities Act and the Exchange Act, (iii) the filing of the Articles of Merger, the Plan of Merger and any other filings or recordings required under the WBCA in connection with the Merger with the Secretary of State of the State of Washington, (iv) compliance by Parent with the rules and regulations of the NYSE, (v) compliance with and filings under any applicable international, Federal or state securities or “blue sky” Laws and (vi) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.07. SEC Documents; Undisclosed Liabilities. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2011 pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Documents”). As of its respective effective date (in the case of Parent SEC Documents that are registrations statements filed pursuant to the Securities Act) and as of its respective filing date (in the case of all other Parent SEC Documents), each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) were prepared in accordance with the books of account and other financial records of Parent and the Parent Subsidiaries, (ii) present fairly in all material respects the financial position of Parent and its consolidated subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby, (iii) were prepared in accordance with GAAP, applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and (iv) meet the requirements of Regulation S-X.

(c) Except as reflected or reserved against on the most recent unaudited consolidated balance sheet of Parent included in the Parent Financial Statements filed with the SEC prior to the date hereof (together with the notes thereto, the “Parent Balance Sheet”), Parent and the Parent Subsidiaries do not have any Liabilities of any nature other than Liabilities that (i) were incurred after the date of the Parent Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.08. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Registration Statements or, if applicable, the Schedule TO or any other filing contemplated by Section 9.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by Parent or Merger Sub to WRECO, the Financing Sources or their respective Representatives pursuant to Section 9.14 under the New Debt Commitment Letter will, at the time such information is supplied, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 6.09. Absence of Certain Changes. Except as specifically contemplated by this Agreement or the other Transaction Documents, from the date of the Parent Balance Sheet to the date hereof, the Parent Business has been conducted in the ordinary course consistent with past practice, and there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.10. Taxes. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns relating to Parent and each Parent Subsidiary required to be filed on or prior to the date hereof have been timely filed and all such Tax Returns required to be filed after the date hereof and prior to the Closing shall have been timely filed;

(ii) all such Tax Returns are true, correct and complete in all respects;

(iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) of Parent or any Parent Subsidiary required to be paid, have been timely paid in full;

(iv) Parent and each Parent Subsidiary have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority; and

(v) none of the assets of Parent or any Parent Subsidiary is subject to any Liens for Taxes (other than Liens for Taxes that are not yet due and payable).

(b) The Parent Financial Statements have properly established a reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) No Parent Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than with Parent or another Parent Subsidiary) or (ii) has any material liability for the Taxes of any person (other than Parent or a Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(d) Neither Parent nor any Parent Subsidiary is bound by any material agreement or arrangement with respect to Taxes (other than such an agreement or arrangement exclusively between or among Parent and Parent Subsidiaries). In particular, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statutes of limitations or the period of assessment or collection of any Taxes relating to Parent or any Parent Subsidiary, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(e) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, (i) no audit or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Parent or any Parent Subsidiary as to which any Taxing Authority has asserted in writing and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent or any Parent Subsidiary may be liable with respect to Taxes that has not been fully paid or finally settled.

(f) Neither Parent nor any Parent Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) Within the past two years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor any Parent Subsidiary has, to the knowledge of Parent, “participated” in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.

(i) Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Distribution from qualifying as tax-free pursuant to Section 355 of the Code, or that has prevented, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

SECTION 6.11. Employment Agreements; ERISA Compliance; Excess Parachute Payments. (a) Section 6.11(a) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Parent Benefit Plan. Parent has delivered or made available to Weyerhaeuser and WRECO true, complete and correct copies of (i) each Parent Benefit Plan required to be listed in Section 6.11(a) of the Parent Disclosure Letter (or, in the case of any unwritten Parent Benefit Plan required to be listed in Section 6.11(a) of the Parent Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such Parent Benefit Plan for which such summary plan description is required and (iv) the most recent actuarial valuation report, if any, for each such Parent Benefit Plan.

(b) The Parent Benefit Plans have been administered in compliance with their terms and applicable Law, other than any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The TRI Pointe Homes, LLC 401(k) Profit Sharing Plan and Trust (the “Parent 401(k) Plan”) has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that the Parent 401(k) Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has the Parent 401(k) Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification.

(d) No Parent Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, a “Parent Welfare Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code. Each Parent Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code. No Parent Welfare Plan provides health or life insurance benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

(e) Neither Parent nor any Person or entity that would be treated as a single employer with Parent for purposes of Section 414(b), (c), (m) or (o) of the Code would reasonably be expected to incur any Controlled Group Liability in an amount that would reasonably be expected to have a Parent Material Adverse Effect.

(f) Each Parent Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, a “Parent Pension Plan”), and that is intended to be tax qualified has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such Parent Pension Plans are qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs (other than any amendment to permit WRECO Employees to participate in such plan) or require “security” within the meaning of Section 307 of ERISA.

(g) No Parent Pension Plan, other than any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been furnished to Weyerhaeuser and WRECO, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Pension Plans has an “accumulated funding deficiency” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary, and, to the

knowledge of Parent, no Parent Employee and no trustee, fiduciary or administrator of any Parent Benefit Plan or trust thereunder, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or any other breach of fiduciary responsibility that would reasonably be expected to subject Parent, any Parent Subsidiary or any Parent Employee to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of such Parent Benefit Plans and trusts has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Parent Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal”, as such terms are defined in Sections 4203 and 4205, respectively, of ERISA, since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan.

(h) The execution and delivery of each Transaction Document do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) entitle any Parent Employee to severance, termination, change in control or similar pay and benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan, in each case, except for any payments or benefits required by applicable Law.

(i) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions by any officer, director, manager or employee of Parent or any Parent Subsidiary who is a “disqualified individual”, as such term is defined in Treasury Regulation Section 1.280G-1, under any Parent Benefit Plan or other compensation arrangement would be characterized as an “excess parachute payment”, as such term is defined in Section 280G(b)(1) of the Code, and no such disqualified individual is entitled to receive any additional payment (including any tax gross up or other payment) from Parent, any Parent Subsidiary or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

SECTION 6.12. Litigation. There is no Action pending or, to the knowledge of Parent, any claim that has been asserted against or affecting Parent or any Parent Subsidiary with respect to an Action (and Parent is not aware of any basis for any such Action or claim) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary or to which any of their respective properties or assets is subject that has had or would reasonably be expected to have a Parent Material Adverse Effect. This Section 6.12 does not relate to Environmental Claims, which are the subject of Section 6.14, or intellectual property matters, which are the subject of Section 6.16.

SECTION 6.13. Compliance with Applicable Laws. Parent and the Parent Subsidiaries are, and have been since January 1, 2011, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication since January 1, 2011 from a Governmental Entity that alleges that Parent or any Parent Subsidiary is not in compliance in any material respect with any applicable Law, which alleged non-compliance has not been materially resolved as of the date hereof. Parent and the Parent Subsidiaries possess all Governmental Approvals necessary for the lawful conduct of the Parent Business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 6.13 does not relate to Tax matters, which are the subject of Section 6.10, or Environmental Laws, which are the subject of Section 6.14.

SECTION 6.14. Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are, and have been since January 1, 2009, in compliance with all Environmental Laws;

(ii) since January 1, 2009, neither Parent nor any Parent Subsidiary has received any written notice that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law, which alleged violation or liability has not been materially resolved as of the date hereof;

(iii) Parent and the Parent Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, all such Environmental Permits are valid and in good standing, and neither Parent nor any Parent Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;

(iv) there are no Environmental Claims pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or the Parent Business;

(v) to the knowledge of Parent, there have been no Releases of any Hazardous Material that have formed the basis of any Environmental Claim pending against Parent or any Parent Subsidiary or against any Person whose liabilities for such Environmental Claims Parent or any Parent Subsidiary has retained or assumed, either contractually or by operation of Law; and

(vi) to the knowledge of Parent, neither Parent nor any Parent Subsidiary has retained or assumed, either contractually or by operation of Law, any Liabilities that have had or would reasonably be expected to form the basis of any Environmental Claim or Environmental Liability against Parent or any Parent Subsidiary.

(b) This Section 6.14 contains the sole and exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters, including Environmental Laws, Environmental Liabilities and Environmental Claims.

SECTION 6.15. Real and Personal Property. (a) Section 6.15(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all real property and interests in real property owned by Parent or any Parent Subsidiary (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Parent Owned Real Property”). As of the date hereof, (i) Parent or a Parent Subsidiary has good and insurable fee simple title to all Parent Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing indebtedness reflected in the Parent Financial Statements, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used or intended to be used in connection with the Parent Business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets as they are presently used or intended to be used in connection with the Parent Business (the items in clauses (A) through (E), collectively, “Parent Permitted Liens”) and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such Parent Owned Real Property as it is presently used or intended to be used in connection with the Parent Business. To the knowledge of Parent, there is no pending or threatened condemnation or eminent domain proceeding with respect to any Parent Owned Real Property. No developer-related charges or assessments imposed by any Governmental Entity or other Person for improvements (or otherwise) against any Parent Owned Real Property held for development are unpaid, except for charges or assessments reflected in the Parent Balance Sheet or incurred after the date of the Parent Balance Sheet in the ordinary course of business. No Law or Judgment exists or is pending before a Governmental Entity that restricts the development or sale of Parent Owned Real Property that is currently under development or being held for sale by Parent or any Parent Subsidiary, other than any such Law or Judgment that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. With respect to any Parent Owned Real Property that is under development as a subdivision or community, such subdivisions or communities under development are or will be supplied with utilities, including electricity, water, telephone, sanitary sewer and storm sewer, and other services necessary for the intended operation of such subdivisions or communities, all of which utilities and services are adequate for such operation pursuant to all applicable Laws, other than any failure to supply utilities or services that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Section 6.15(b) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all interests in real property held by Parent or a Parent Subsidiary pursuant to an option or purchase Contract (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Parent Optioned Real Property”). Parent or a Parent Subsidiary has a valid option to acquire all Parent Optioned Real Property pursuant to and in accordance with the terms of the relevant option or purchase Contract, in each case free and clear of all Liens other than Parent Permitted Liens. Parent has made available to Weyerhaeuser a true and complete copy of each material option or purchase Contract under which the Parent Optioned Real Property is held. There is no default under any such Contract by Parent or any Parent Subsidiary or, to the knowledge of Parent, by any other party thereto that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 6.15(c) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all real property and interests in real property leased to Parent or any Parent Subsidiary (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the “Parent Leased Real Property”). Parent or a Parent Subsidiary has good and valid title to the leasehold estates in all Parent Leased Real Property, in each case free and clear of all Liens other than Parent Permitted Liens. Parent has made available to Weyerhaeuser and WRECO a true and complete copy of each material lease agreement under which the Parent Leased Real Property is held. There is no default under any such lease by Parent or any Parent Subsidiary or, to the knowledge of Parent, by any other party thereto that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent or a Parent Subsidiary has good and valid title to all personal properties and assets necessary for the conduct of the Parent Business as currently conducted, free and clear of all Liens other than Parent Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.16. Intellectual Property. (a) Section 6.16(a) of the Parent Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by Parent or a Parent Subsidiary (the “Parent Registered Intellectual Property”). The Parent Registered Intellectual Property is subsisting and, to the knowledge of Parent, valid and enforceable. As of the date hereof, Parent or a Parent Subsidiary is the sole and exclusive owner of the Parent Registered Intellectual Property, free and clear of all Liens other than Parent Permitted Liens. Neither Parent nor any Parent Subsidiary has granted an exclusive license to any Parent Registered Intellectual Property, and no material license fees are currently being paid for the use by Parent or any Parent Subsidiary of any third party Intellectual Property Rights.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no claims are pending or, to the knowledge of Parent, have been asserted, as of the date hereof against Parent or any Parent Subsidiary by any Person (i) claiming that Parent or any Parent Subsidiary is infringing or has infringed any Intellectual Property Right in the operation or conduct of the Parent Business as currently conducted or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Parent or any Parent Subsidiary of any Parent Registered Intellectual Property. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, to the knowledge of Parent, the conduct of the business by or on behalf of Parent or any Parent Subsidiary is not infringing upon, misappropriating, violating, diluting or constituting the unauthorized use of any Intellectual Property Rights of any third party, and no Person is infringing or misappropriating the rights of Parent or any Parent Subsidiary with respect to any Parent Registered Intellectual Property.

(c) To the knowledge of Parent, all current and former employees, consultants and contractors of Parent or any of the Parent Subsidiaries who have contributed to the development of material Intellectual Property Rights that are being used in the conduct of the Parent’s or any of the Parent Subsidiaries’ businesses have signed agreements assigning their rights in such contributions to Parent or the applicable Parent Subsidiary.

(d) The Parent Intellectual Property Rights and the other Intellectual Property Rights owned by or licensed to Parent and the Parent Subsidiaries constitute all of the material Intellectual Property Rights reasonably necessary for the conduct of the Parent’s and its Subsidiaries’ businesses as currently conducted.

SECTION 6.17. Material Contracts. (a) Section 6.17(a) of the Parent Disclosure Letter sets forth a true and complete list of all Parent Material Contracts in effect as of the date hereof. For purposes of this Agreement, “Parent Material Contract” means any of the following Contracts to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound:

(i) any “material contract”, as defined in Item 601(b)(10) of Regulation S-K;

(ii) any non-competition agreement or other Contract that materially limits Parent or any Parent Subsidiary from competing or engaging in any activity, business or geographic area;

(iii) any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the Parent Business;

(iv) any Contract that relates to the acquisition or disposition of any interests in real property, including any option Contract in respect of real property, for aggregate consideration in excess of $10,000,000 with respect to which Parent or any Parent Subsidiary has any material outstanding obligation, including any indemnification obligations;

(v) any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than any acquisition or disposition of interests in real property), for aggregate consideration in excess of $5,000,000 with respect to which Parent or any Parent Subsidiary has any material outstanding obligation, including any indemnification obligations;

(vi) any (A) Contract granting to Parent or any Parent Subsidiary any right under or with respect to any Intellectual Property Rights owned by a third party, but not including commercially available “off-the-shelf” software licensed to Parent or any Parent Subsidiary, (B) Contract under which Parent or any Parent Subsidiary grants to a third party any rights under or with respect to any Intellectual Property Rights or (C) Contract including any assignment of material Intellectual Property Rights by Parent or any Parent Subsidiary to a third party in the 12 months prior to the date hereof;

(vii) any Contract with respect to indebtedness for borrowed money, or guarantees of any such indebtedness, of Parent or any Parent Subsidiary with a principal amount or aggregate revolving commitment in excess of $5,000,000, other than any such Contract solely between or among Parent and any Parent Subsidiaries; and

(viii) any Contract that provides for annual payments in excess of $3,000,000 by or to Parent or any Parent Subsidiary and that is not terminable at the option of Parent or a Parent Subsidiary by notice of 90 days or less for a cost of less than $1,500,000, other than (A) Contracts relating to the acquisition or disposition of real property, the acquisition or disposition of other businesses or indebtedness, which are the subject of clauses (iv), (v) and (vii) above, respectively, and (B) Contracts with subcontractors entered into in the ordinary course of business.

(b) Each of the Parent Material Contracts required to be set forth in Section 6.17(a) of the Parent Disclosure Letter or entered into after the date hereof is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Parent nor any Parent Subsidiary has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of each written Parent Material Contract, and a summary of each oral Parent Material Contract, listed in Section 6.17(a) of the Parent Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder) have been made available to Weyerhaeuser and WRECO.

SECTION 6.18. Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio was fair from a financial point of view to Parent, a copy of which opinion will be delivered to Weyerhaeuser for informational purposes only promptly after the date of this Agreement.

SECTION 6.19. Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. The fees and expenses of Deutsche Bank Securities Inc. will be paid by Parent.

ARTICLE VII

Representations and Warranties of Weyerhaeuser and WRECO

Weyerhaeuser and WRECO, jointly and severally, represent and warrant to Parent and Merger Sub that, except as disclosed (i) in the manner contemplated in Section 13.04(b), in the letter, dated as of the date hereof, from Weyerhaeuser to Parent (the “Weyerhaeuser Disclosure Letter”) or (ii) in the documents filed with, or furnished to, the SEC by Weyerhaeuser and publicly available prior to the date hereof and after January 1, 2011, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature:

SECTION 7.01. Organization, Standing and Power. (a) Each of Weyerhaeuser and WRECO is duly organized and validly existing under the Laws of the State of Washington. Each of Weyerhaeuser and WRECO has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Weyerhaeuser has delivered to Parent and Merger Sub true and complete copies of the articles of incorporation and bylaws of Weyerhaeuser and WRECO, in each case as amended through the date hereof.

(b) Each material WRECO Subsidiary is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized. Each material WRECO Subsidiary has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Weyerhaeuser has delivered to Parent and Merger Sub true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each WRECO Subsidiary, in each case as amended through the date hereof.

(c) Each of Weyerhaeuser, WRECO and each WRECO Subsidiary is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of the Real Estate Business or the ownership or leasing of the REB Assets makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect.

SECTION 7.02. WRECO Subsidiaries; Equity Interests. (a) Section 7.02(a) of the Weyerhaeuser Disclosure Letter sets forth, as of the date hereof, a true and complete list of each WRECO Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each WRECO Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable and are owned by WRECO or a WRECO Subsidiary, free and clear of all Liens.

(b) Section 7.02(b) of the Weyerhaeuser Disclosure Letter sets forth, as of the date hereof, a true and complete list of all interests owned, directly or indirectly, by WRECO in any capital stock or other equity or voting interests in any Person (collectively, the “WRECO Minority Interests”), other than the WRECO Subsidiaries and Pardee Coyote. All the WRECO Minority Interests are owned by WRECO or a WRECO Subsidiary, free and clear of all Liens.

(c) Except for its interests in the WRECO Subsidiaries, Pardee Coyote and the WRECO Minority Interests, as of the date hereof, WRECO does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

SECTION 7.03. Capital Structure of WRECO. As of the date hereof, the authorized capital stock of WRECO consists of 1,000,000 WRECO Common Shares and 10,000,000 preferred shares, par value $1.00 per share (the “WRECO Preferred Shares”). As of the date hereof, (i) 1,000,000 WRECO Common Shares are issued and outstanding and (ii) no WRECO Preferred Shares are issued and outstanding. As of the date hereof, all the issued and outstanding WRECO Common Shares are owned beneficially and of record by WNR, and all the issued and outstanding capital stock of WNR is owned beneficially and of record by Weyerhaeuser, in each case free and clear of all Liens. Immediately following the Distribution, the authorized capital stock of WRECO will consist of 100,000,000 WRECO Common Shares and 10,000,000 WRECO Preferred Shares, and (A) 100,000,000 WRECO Common Shares will be issued and outstanding and (B) no WRECO Preferred Shares will be issued and outstanding. All outstanding WRECO Common Shares are, and all such shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, the certificate of incorporation or bylaws of WRECO or any REB Material Contract. There are no bonds, debentures, notes or other indebtedness of WRECO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of WRECO Common Shares may vote (“Voting WRECO Debt”). Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of, or other equity or voting interests in, WRECO issued, reserved for issuance or outstanding and (ii) there are no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which WRECO or any WRECO Subsidiary is a party or by which any of their respective properties or assets is bound (A) obligating WRECO or any WRECO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, WRECO, (B) obligating WRECO or any WRECO Subsidiary to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of WRECO Common Shares (the items in clauses (i) and (ii), collectively, “WRECO Securities”). There are not any outstanding Contracts of any kind that obligate WRECO or any WRECO Subsidiary to repurchase, redeem or otherwise acquire any WRECO Securities.

SECTION 7.04. Authority; Execution and Delivery; Enforceability. (a) Each of Weyerhaeuser and WRECO has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Weyerhaeuser and WRECO of each Transaction Document to which it is or is contemplated to be a party and the consummation by Weyerhaeuser and WRECO of the Transactions have been duly authorized by the respective Boards of Directors of Weyerhaeuser and WRECO, and except for such further action of the Board of Directors of Weyerhaeuser required to establish the Record Date and the Distribution Date and, in the case of the Merger, the approval of this Agreement and the Plan of Merger by WNR in its capacity as the sole shareholder of WRECO (which approval shall be provided by the written consent of WNR immediately following the execution of this Agreement), no other corporate proceedings on the part of Weyerhaeuser or WRECO are necessary to authorize the Transaction Documents or the consummation of the Transactions. Each of Weyerhaeuser and WRECO has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Weyerhaeuser and WRECO in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Effective Time, each of Weyerhaeuser and WRECO will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) The Board of Directors of Weyerhaeuser has duly adopted resolutions approving the Merger and the other Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The Board of Directors of WRECO has duly adopted resolutions (i) approving this Agreement, the other Transaction Documents to which WRECO is or is contemplated to be a party, the Merger and the other Transactions, (ii) adopting this Agreement and the Plan of Merger and (iii) recommending that WNR, as the sole shareholder of WRECO, approve this Agreement and the Plan of Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The only vote or consent of holders of any class or series of capital stock of WRECO necessary to approve this Agreement, the Plan of Merger and the Merger is the affirmative vote of WNR in its capacity as the sole shareholder of WRECO, which approval shall be provided by the written consent of WNR immediately following the execution of this Agreement. Upon obtaining such written consent of WNR, the approval of WRECO’s shareholders after the Distribution Date will not be required to effect the Transactions, unless this Agreement is amended after the Distribution Date and such approval is required, solely as a result of such amendment, under the WBCA or WRECO’s articles of incorporation or bylaws.

SECTION 7.05. No Conflicts; Governmental Approvals. (a) The execution and delivery by each of Weyerhaeuser and WRECO of each Transaction Document to which it is a party do not, the execution and delivery by each of Weyerhaeuser and WRECO of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the REB Assets under, any provision of (i) the certificate or articles of incorporation and the bylaws or comparable organizational documents of Weyerhaeuser, WRECO or any WRECO Subsidiary, (ii) any Contract to which Weyerhaeuser, WRECO or any WRECO Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 7.05(b), any Judgment or Law applicable to Weyerhaeuser, WRECO or any WRECO Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect.

(b) No Governmental Approval is required to be obtained or made by or with respect to Weyerhaeuser, WRECO or any WRECO Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any other Review Laws, (ii) compliance with and filings under the Securities Act and the Exchange Act, (iii) filings required under the WBCA in connection with the amendment of the articles of incorporation of WRECO in connection with the WRECO Stock Split, (iv) the filing of the Articles of Merger, the Plan of Merger and any other filings or recordings required under the WBCA in connection with the Merger with the Secretary of State of the State of Washington, (v) compliance by Weyerhaeuser with the rules and regulations of the NYSE, (vi) compliance with and filings under any applicable international, Federal or state securities or “blue sky” Laws and (vii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have an REB Material Adverse Effect.

SECTION 7.06. SEC Documents; Undisclosed Liabilities. (a) As of the date hereof, neither WRECO nor any WRECO Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Section 7.06(b) of the Weyerhaeuser Disclosure Letter sets forth (i) the audited consolidated balance sheets of WRECO as of December 31, 2012 and 2011 (together with the notes thereto, the “Existing Audited WRECO Balance Sheets”) and the related audited consolidated statements of operations, changes in equity and cash flows for the years then ended (together with the notes thereto and the Existing Audited WRECO Balance Sheets, the “Existing Audited WRECO Financial Statements”) and (ii) the unaudited consolidated balance sheet of WRECO as of September 30, 2013 (the “Interim WRECO Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the nine-month period then ended (together with the Interim WRECO Balance Sheet, the “Interim WRECO Financial Statements” and, together with the Existing Audited WRECO Financial Statements and the New Audited WRECO Financial Statements to be delivered pursuant to Section 9.25, the “WRECO Financial Statements”). The WRECO Financial Statements (A) were prepared (or in the case of the New Audited WRECO Financial Statements, when delivered pursuant to Section 9.25 shall have been prepared) in accordance with the books of account and other financial records of Weyerhaeuser and the Weyerhaeuser Subsidiaries, (B) present fairly (or in the case of the New Audited WRECO Financial Statements, when delivered pursuant to Section 9.25 shall present fairly) in all material respects the financial position of WRECO and its consolidated subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby, (C) were prepared (or in the case of the New Audited WRECO Financial Statements, when delivered pursuant to Section 9.25 shall have been prepared) in accordance with GAAP, applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and subject, in the case of the Interim WRECO Financial Statements, to normal year-end adjustments) and (D) in the case of the New Audited WRECO Financial Statements, shall meet the requirements of Regulation S-X.

(c) Except as reflected or reserved against on the Interim WRECO Balance Sheet, WRECO, the WRECO Subsidiaries and the Real Estate Business have no Liabilities of any nature other than Liabilities that (i) were incurred after the date of the Interim WRECO Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions, including Liabilities in respect of the New Debt, (iii) are Excluded Liabilities or (iv) individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect.

SECTION 7.07. Information Supplied. None of the information supplied or to be supplied by Weyerhaeuser or WRECO for inclusion or incorporation by reference in the Proxy Statement, the Registration Statements or, if applicable, the Schedule TO or any other filing contemplated by Section 9.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by WRECO to the Financing Sources or their respective Representatives pursuant to Section 9.14 under the New Debt Commitment Letter (except for any such information supplied or to be supplied to WRECO by Parent or Merger Sub) will, at the time such information is supplied, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 7.08. Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Documents, from the date of the Interim WRECO Balance Sheet to the date hereof, the Real Estate Business has been conducted in the ordinary course consistent with past practice, and there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an REB Material Adverse Effect.

SECTION 7.09. Taxes. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect:

(i) all Tax Returns relating to the Real Estate Business, the REB Assets, WRECO and each WRECO Subsidiary required to be filed on or prior to the date hereof have been timely filed and all such Tax Returns required to be filed after the date hereof and prior to the Closing shall have been timely filed;

(ii) all such Tax Returns are true, correct and complete in all respects;

(iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Real Estate Business, the REB Assets, WRECO or each WRECO Subsidiary required to be paid, have been timely paid in full;

(iv) Weyerhaeuser and each Subsidiary of Weyerhaeuser prior to January 1, 2010, and WNR and each Subsidiary of WNR after December 31, 2009, have duly and timely withheld all Taxes required to be withheld with respect to the Real Estate Business, the REB Assets, WRECO and each WRECO Subsidiary and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority; and

(v) none of the REB Assets nor assets of the Real Estate Business, WRECO or any WRECO Subsidiary is subject to any Liens for Taxes (other than Liens for Taxes that are not yet due and payable).

(b) The Interim WRECO Financial Statements have properly established a reserve for all Taxes payable by WRECO and the WRECO Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) No WRECO Subsidiary (i) for any tax year for which the applicable statute of limitation has not expired (including extensions) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which was Weyerhaeuser prior to January 1, 2010, and WNR after December 31, 2009) or (ii) has any material liability for the Taxes of any person (other than Weyerhaeuser or a Weyerhaeuser Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(d) Neither WRECO nor any WRECO Subsidiary is bound by any material agreement or arrangement with respect to Taxes other than (i) the Tax Sharing Agreement and (ii) the Tax Allocation Agreement between WNR and WRECO, which will be terminated on or prior to the Distribution Date in accordance with Section 1.07(a). In particular, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statutes of limitations or the period of assessment or collection of any Taxes relating to the Real Estate Business, the REB Assets, WRECO or any WRECO Subsidiary, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(e) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect, as of the date hereof, (i) no audit or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return relating to the Real Estate Business, the REB Assets, WRECO or any WRECO Subsidiary as to which any Taxing Authority has asserted in writing any claim and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to the Real Estate Business, the REB Assets, WRECO or any WRECO Subsidiary for which WRECO or any WRECO Subsidiary may be liable with respect to Taxes that has not been fully paid or finally settled.

(f) Neither WRECO nor any WRECO Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and would not reasonably be expected to have, individually or in the aggregate, an REB Material Adverse Effect.

(g) Within the past two years, WRECO has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (other than in connection with the Distribution).

(h) Neither Weyerhaeuser (with respect to Real Estate Business and the REB Assets) nor WRECO has, to the knowledge of Weyerhaeuser, “participated” in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.

(i) Neither Weyerhaeuser nor WRECO has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Distribution from qualifying as tax-free pursuant to Section 355 of the Code, or that has prevented, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

SECTION 7.10. Employment Agreements; ERISA Compliance; Excess Parachute Payments. (a) Section 7.10(a) of the Weyerhaeuser Disclosure Letter sets forth, as of the date hereof, a true and complete list of (i) each WRECO Benefit Plan and (ii) each material Weyerhaeuser REB Benefit Plan. Weyerhaeuser has delivered or made available to Parent true and complete copies of (1) each WRECO Benefit Plan and Weyerhaeuser REB Benefit Plan, in each case, required to be listed in Section 7.10(a) of the Weyerhaeuser Disclosure Letter (or, in the case of any unwritten WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan required to be listed in Section 7.10(a) of the Weyerhaeuser Disclosure Letter, a description thereof), (2) the most recent annual report on Form 5500 filed with respect to each such WRECO Benefit Plan and Weyerhaeuser REB Benefit Plan (if any such report was required), (3) the most recent summary plan description for each such WRECO Benefit Plan and Weyerhaeuser REB Benefit Plan for which such summary plan description is required and (iii) the most recent actuarial valuation report, if any, for each such WRECO Benefit Plan and Weyerhaeuser REB Benefit Plan.

(b) The WRECO Benefit Plans have been administered in compliance with their terms and applicable Law, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect.

(c) Each Weyerhaeuser 401(k) Plan has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such Weyerhaeuser 401(k) Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Weyerhaeuser, has revocation been threatened, nor has any such Weyerhaeuser 401(k) Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification.

(d) No WRECO Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (an “REB Welfare Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code. Each REB Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980(B)(f) of the Code. No REB Welfare Plan provides health or life insurance benefits after termination of employment, except where coverage is mandated by applicable Law or the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

(e) Except as would not reasonably be expected to have an REB Material Adverse Effect, no circumstances exist that could reasonably be expected to result in the imposition of Controlled Group Liability on WRECO or any WRECO Subsidiary following the Effective Time as a result of WRECO or a WRECO Subsidiary being treated as a single employer with Weyerhaeuser prior to the Distribution for purposes of Section 414(b), (c), (m) or (o) of the Code.

(f) No WRECO Benefit Plan is or will be at the Effective Time a “multiemployer pension plan”, as defined in Section 3(37) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No WRECO Benefit Plan is subject to Title IV of ERISA.

(g) The execution and delivery of each Transaction Document do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any REB Employee to severance, termination, change in control or similar pay and benefits under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan with respect to any REB Employee or (iii) result in any breach or violation of, or a default under, any WRECO Benefit Plan, in each case, except for any payments or benefits required by applicable Law or for which Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries) shall be solely liable.

(h) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions by any WRECO Employee who is a “disqualified individual”, as such term is defined in Treasury Regulation Section 1.280G-1, under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan would be characterized as an “excess parachute payment”, as such term is defined in Section 280G(b)(1) of the Code, and no such disqualified individual is entitled to receive any additional payment (including any tax gross up or other payment) from WRECO, any WRECO Subsidiary or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

SECTION 7.11. Litigation. There is no Action pending or, to the knowledge of Weyerhaeuser, any claim that has been asserted against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary relating to the Real Estate Business with respect to an Action (and Weyerhaeuser is not aware of any basis for any such Action or claim) that, individually or in the aggregate, has had or would reasonably be expected to have an REB Material Adverse Effect, nor is there any Judgment outstanding against Weyerhaeuser or any Weyerhaeuser Subsidiary or to which any of their respective properties or assets is subject relating to the Real Estate Business that has had or would reasonably be expected to have an REB Material Adverse Effect. This Section 7.11 does not relate to Environmental Claims, which are the subject of Section 7.13, or intellectual property matters, which are the subject of Section 7.15.

SECTION 7.12. Compliance with Applicable Laws. With respect to the Real Estate Business only, Weyerhaeuser and the Weyerhaeuser Subsidiaries are, and have been since January 1, 2011, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect. With respect to the Real Estate Business only, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has received any written communication since January 1, 2011 from a Governmental Entity that alleges that Weyerhaeuser or any Weyerhaeuser Subsidiary is not in compliance in any material respect with any applicable Law, which alleged non-compliance has not been materially resolved as of the date hereof. After giving effect to the REB Transfers, WRECO and the WRECO Subsidiaries will possess all Governmental Approvals necessary for the lawful conduct of the Real Estate Business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect. This Section 7.12 does not relate to Tax matters, which are the subject of Section 7.09, or Environmental Laws, which are the subject of Section 7.13.

SECTION 7.13. Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect:

(i) with respect to the Real Estate Business only, Weyerhaeuser and the Weyerhaeuser Subsidiaries are, and have been since January 1, 2009, in compliance with all Environmental Laws;

(ii) since January 1, 2009, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has received any written notice that alleges that the Real Estate Business is in violation of, or has liability under, any Environmental Law, which alleged violation or liability has not been materially resolved as of the date hereof;

(iii) Weyerhaeuser and the Weyerhaeuser Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for the operation of the Real Estate Business as currently conducted, all such Environmental Permits are valid and in good standing and neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;

(iv) there are no Environmental Claims pending or, to the knowledge of Weyerhaeuser, threatened that have been asserted against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary relating to the Real Estate Business;

(v) to the knowledge of Weyerhaeuser, there have been no Releases of any Hazardous Material that have formed the basis of any Environmental Claim relating to the Real Estate Business pending against Weyerhaeuser or any Weyerhaeuser Subsidiary or against any Person whose liabilities for such Environmental Claims relating to the Real Estate Business Weyerhaeuser or any Weyerhaeuser Subsidiary has retained or assumed, either contractually or by operation of Law; and

(vi) to the knowledge of Weyerhaeuser, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has retained or assumed, either contractually or by operation of Law, any Liabilities that have had or would reasonably be expected to form the basis of any Environmental Claim or Environmental Liability relating to the Real Estate Business against Weyerhaeuser or any Weyerhaeuser Subsidiary.

(b) This Section 7.13 contains the sole and exclusive representations and warranties of Weyerhaeuser and WRECO with respect to environmental matters, including Environmental Laws, Environmental Liabilities and Environmental Claims.

SECTION 7.14. Real and Personal Property. (a) Section 7.14(a) of the Weyerhaeuser Disclosure Letter sets forth a true and complete list, as of the date hereof, of all REB Owned Real Property. After giving effect to the REB Transfers, (i) WRECO or a WRECO Subsidiary will have good and insurable fee simple title to all REB Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing indebtedness reflected in the WRECO Financial Statements, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used or intended to be used in connection with the Real Estate Business,

(C) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets as they are presently used or intended to be used in connection with the Real Estate Business (the items in clauses (A) through (E), collectively, “REB Permitted Liens”) and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the REB Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such REB Owned Real Property as it is presently used or intended to be used in connection with the Real Estate Business. To the knowledge of Weyerhaeuser, there is no pending or threatened condemnation or eminent domain proceeding with respect to any REB Owned Real Property. No developer-related charges or assessments imposed by any Governmental Entity or other Person for improvements (or otherwise) against any REB Owned Real Property held for development are unpaid, except for charges or assessments reflected in the Interim WRECO Balance Sheet or incurred after the date of the Interim WRECO Balance Sheet in the ordinary course of business. No Law or Judgment exists or is pending before a Governmental Entity that restricts the development or sale of REB Owned Real Property that is currently under development or being held for sale by Weyerhaeuser or any Weyerhaeuser Subsidiary, other than any such Law or Judgment that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect. With respect to any REB Owned Real Property that is under development as a subdivision or community, such subdivisions or communities under development are or will be supplied with utilities, including electricity, water, telephone, sanitary sewer and storm sewer, and other services necessary for the intended operation of such subdivisions or communities, all of which utilities and services are adequate for such operation pursuant to all applicable Laws, other than any failure to supply utilities or services that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect.

(b) Section 7.14(b) of the Weyerhaeuser Disclosure Letter sets forth a true and complete list, as of the date hereof, of all REB Optioned Real Property. After giving effect to the REB Transfers, WRECO or a WRECO Subsidiary will have a valid option to acquire all REB Optioned Real Property pursuant to and in accordance with the terms of the relevant option or purchase Contract, in each case free and clear of all Liens other than REB Permitted Liens. Weyerhaeuser has made available to Parent a true and complete copy of each material option or purchase Contract under which the REB Optioned Real Property is held. There is no default under any such Contract by Weyerhaeuser or any Weyerhaeuser Subsidiary or, to the knowledge of Weyerhaeuser, by any other party thereto that, individually or in the aggregate, has had or would reasonably be expected to have an REB Material Adverse Effect.

(c) Section 7.14(c) of the Weyerhaeuser Disclosure Letter sets forth a true and complete list, as of the date hereof, of all REB Leased Real Property. After giving effect to the REB Transfers, WRECO or a WRECO Subsidiary will have good and valid title to the leasehold estates in all REB Leased Real Property, in each case free and clear of all Liens other than REB Permitted Liens. Weyerhaeuser has made available to Parent a true and complete copy of each material lease agreement under which the REB Leased Real Property is held. There is no default under any such lease by Weyerhaeuser or any Weyerhaeuser Subsidiary or, to the knowledge of Weyerhaeuser, by any other party thereto that, individually or in the aggregate, has had or would reasonably be expected to have an REB Material Adverse Effect.

(d) After giving effect to the REB Transfers, WRECO or a WRECO Subsidiary will have good and valid title to all personal properties and assets necessary for the conduct of the Real Estate Business, including the REB Governmental Approvals, the REB Third Party Approvals and the Development Reimbursements, free and clear of all Liens other than REB Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect.

SECTION 7.15. Intellectual Property. (a) Section 7.15(a) of the Weyerhaeuser Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by Weyerhaeuser or a Weyerhaeuser Subsidiary and included in the REB Intellectual Property Rights (the “REB Registered Intellectual Property”). The REB Registered Intellectual Property is subsisting and, to the knowledge of Weyerhaeuser, valid and enforceable. As of the date hereof, Weyerhaeuser or a Weyerhaeuser Subsidiary is the sole and exclusive owner of all the REB Registered Intellectual Property, free and clear of all Liens other than REB Permitted Liens. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has granted an exclusive license to any REB Registered Intellectual Property, and no material license fees are currently being paid for the use by Weyerhaeuser or any Weyerhaeuser Subsidiary of any third party Intellectual Property Rights used or held for use solely in the operation or conduct of the Real Estate Business.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect, no claims are pending or, to the knowledge of Weyerhaeuser, have been asserted, as of the date hereof against Weyerhaeuser or any Weyerhaeuser Subsidiary by any Person (i) claiming that Weyerhaeuser or any Weyerhaeuser Subsidiary is infringing or has infringed any Intellectual Property Right in the operation or conduct of the Real Estate Business as currently conducted or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Weyerhaeuser or any Weyerhaeuser Subsidiary of any REB Registered Intellectual Property. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an REB Material Adverse Effect, as of the date hereof, to the knowledge of Weyerhaeuser, the conduct of the Real Estate Business by or on behalf of Weyerhaeuser or any Weyerhaeuser Subsidiary is not infringing upon, misappropriating, violating, diluting or constituting the unauthorized use of, any Intellectual Property Rights of any third party, and no Person is infringing or misappropriating the rights of Weyerhaeuser or any Weyerhaeuser Subsidiary with respect to any REB Registered Intellectual Property.

(c) To the knowledge of Weyerhaeuser, all current and former employees, consultants and contractors of Weyerhaeuser or any of the Weyerhaeuser Subsidiaries who have contributed to the development of material Intellectual Property Rights that are being used in the conduct of the Real Estate Business have signed agreements assigning their rights in such contributions to Weyerhaeuser or the applicable Weyerhaeuser Subsidiary.

(d) The REB Intellectual Property Rights and the Intellectual Property Rights licensed to WRECO or a WRECO Subsidiary pursuant to the REB Contracts constitute all of the material Intellectual Property Rights reasonably necessary for the conduct of the Real Estate Business as currently conducted.

SECTION 7.16. Material Contracts. (a) Section 7.16(a) of the Weyerhaeuser Disclosure Letter sets forth a true and complete list of all REB Material Contracts in effect as of the date hereof. For purposes of this Agreement, “REB Material Contract” means any of the following Contracts to which Weyerhaeuser or any Weyerhaeuser Subsidiary is a party, with respect to the Real Estate Business only, or by which the Real Estate Business is bound:

(i) any “material contract”, as defined in Item 601(b)(10) of Regulation S-K, as such term would be applied to the Real Estate Business if it were a separate entity;

(ii) any non-competition agreement or other Contract that materially limits the Real Estate Business from competing or engaging in any activity, business or geographic area;

(iii) any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the Real Estate Business;

(iv) any Contract that relates to the acquisition or disposition of any interests in real property, including any option Contract in respect of real property, for aggregate consideration in excess of $10,000,000 with respect to which the Real Estate Business has any material outstanding obligation, including any indemnification obligations;

(v) any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than any acquisition or disposition of interests in real property), for aggregate consideration in excess of $5,000,000 with respect to which the Real Estate Business has any material outstanding obligation, including any indemnification obligations;

(vi) any (A) Contract granting to Weyerhaeuser or any Weyerhaeuser Subsidiary any right under or with respect to any Intellectual Property Rights owned by a third party and used in the operation of the Real Estate Business, but not including commercially available “off-the-shelf” software licensed to Weyerhaeuser or any Weyerhaeuser Subsidiary, (B) Contract under which Weyerhaeuser or any Weyerhaeuser Subsidiary grants to a third party any rights under or with respect to any REB Intellectual Property Rights or (C) Contract including any assignment of material REB Intellectual Property Rights by Weyerhaeuser or any Weyerhaeuser Subsidiary to a third party in the 12 months prior to the date hereof;

(vii) any Contract with respect to indebtedness for borrowed money, or guarantees of any such indebtedness, of WRECO or any WRECO Subsidiary with a principal amount or aggregate revolving commitment in excess of $5,000,000, other than any such Contract solely between or among WRECO and any WRECO Subsidiaries; and

(viii) any Contract that provides for annual payments in excess of $3,000,000 by or to the Real Estate Business and that is not terminable at the option of Weyerhaeuser or a Weyerhaeuser Subsidiary by notice of 90 days or less for a cost of less than $1,500,000, other than (A) Contracts relating to the acquisition or disposition of real property, the acquisition or disposition of other businesses or indebtedness, which are the subject of clauses (iv), (v) and (vii) above, respectively, and (B) Contracts with subcontractors entered into in the ordinary course of business.

(b) Each of the REB Material Contracts required to be set forth in Section 7.16(a) of the Weyerhaeuser Disclosure Letter or entered into after the date hereof is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any REB Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an REB Material Adverse Effect. True and complete copies of each written REB Material Contract, and a summary of each oral REB Material Contract, listed in Section 7.16(a) of the Weyerhaeuser Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder) have been made available to Parent.

SECTION 7.17. Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., Incorporated and Citigroup Global Markets Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Weyerhaeuser or any Weyerhaeuser Subsidiary. The fees and expenses of Morgan Stanley & Co., Incorporated and Citigroup Global Markets Inc. will be paid by Weyerhaeuser.

SECTION 7.18. Sufficiency of Assets. At the Effective Time, the REB Assets will constitute those assets reasonably required to operate the Real Estate Business in all material respects as currently conducted.

ARTICLE VIII

Covenants Relating to Conduct of Business

SECTION 8.01. Conduct of Business by Parent. Except for matters set forth in Section 8.01 of the Parent Disclosure Letter, otherwise expressly permitted by this Agreement and the other Transaction Documents, required by applicable Law or consented to in writing by Weyerhaeuser, from the date hereof to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, maintain its material Governmental Approvals and Third Party Approvals, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in any material respect at the

Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 8.01 of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement and the other Transaction Documents or required by applicable Law, from the date hereof to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of Weyerhaeuser, which shall not be unreasonably withheld, conditioned or delayed:

(a) (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any direct or indirect wholly-owned Parent Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a direct or indirect wholly-owned Parent Subsidiary which remains a direct or indirect wholly-owned Parent Subsidiary after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

(b) issue, deliver, sell or grant (i) any of its shares of capital stock or other equity interests or (ii) any Voting Parent Debt or Parent Securities, in each case other than (A) the issuance of Parent Common Stock upon the exercise of Parent stock options or in connection with other equity-based awards granted pursuant to the Parent Stock Plan and outstanding on the date hereof and in accordance with their terms, (B) the grant of Parent stock options or other equity-based awards in the ordinary course of business consistent with past practice relating to no more than 525,000 shares of Parent Common Stock and (C) any such transaction by a wholly-owned Parent Subsidiary which remains a wholly-owned Parent Subsidiary after consummation of such transaction;

(c) amend its certificate or articles of incorporation or bylaws or comparable organizational documents;

(d) acquire or dispose of, including by entering any lease or option Contract with respect to, any interests in real property, except for (i) acquisitions or dispositions in the ordinary course of business consistent with past practice and (ii) the expiration of any lease or option Contract in accordance with the terms of such Contract;

(e) acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person (in each case, other than any acquisition of interests in real property permitted under Section 8.01(d)), with a value or purchase price that, individually or in the aggregate, exceeds $10,000,000, except for acquisitions in the ordinary course of business consistent with past practice of assets used in the operation or conduct of the Parent Business;

(f) sell, transfer or otherwise dispose of, including by entering any license or lease with respect to, in a single transaction or a series of related transactions, any property or asset (in each case, other than sales, transfers or dispositions of interests in real property permitted under Section 8.01(d)) with a value or purchase price that, individually or in the aggregate, exceeds $10,000,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Parent Business;

(g) (i) adopt, enter into, terminate, amend, extend or renew any collective bargaining agreement or any Parent Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any Parent Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any Parent Employee any benefit not provided for under a Parent Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 8.01(b), grant any awards under any Parent Benefit Plan or remove or modify existing restrictions in any Parent Benefit Plan or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Parent Benefit Plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any Parent Benefit Plan or (vii) make any material determination under any Parent Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any Parent Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (B) as specifically required pursuant to this Agreement or the terms of any Parent Benefit Plan or (C) as would not result in either the Real Estate Business or the Parent Business incurring any material Liabilities;

(h) incur any indebtedness for borrowed money, issue or sell any debt securities, guarantee or otherwise become contingently liable for any such indebtedness or debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) indebtedness solely between or among Parent and the Parent Subsidiaries, (ii) borrowings under Parent’s existing credit facilities (as in effect on the date hereof or amended after the date hereof not in contravention of this Agreement) in the ordinary course of business, so long as such borrowings would not reasonably be expected to result in the sum of available funds under the Closing Date Revolving Credit Facility (as defined in the New Debt Commitment Letter) together with unrestricted cash on hand of Parent and the Parent Subsidiaries being less than $100,000,000 as of immediately prior to the REB Transfer Time, (iii) borrowings that do not exceed the amounts budgeted in the operating plan set forth in Section 8.01(h) of the Parent Disclosure Letter, (iv) short-term borrowings incurred in the ordinary course of business consistent with past practice and (v) letters of credit and surety bonds issued in the ordinary course of business consistent with past practice;

(i) encumber or subject any of its material assets to any Liens, other than Parent Permitted Liens and Liens securing indebtedness that would not be prohibited by Section 8.01(h);

(j) (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned Parent Subsidiary that, individually or in the aggregate, exceeds $10,000,000 except in the ordinary course of business consistent with past practice or (ii) authorize or make any capital expenditure (other than in respect of any acquisition of interests in real property permitted under Section 8.01(d)) in any fiscal quarter that, individually or in the aggregate, exceeds by more than 20% the amounts budgeted for such fiscal quarter in the operating plan set forth in Section 8.01(h) of the Parent Disclosure Letter;

(k) make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the Parent Balance Sheet, except as may be required by a change in GAAP;

(l) make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(n) adopt or implement any stockholder rights plan or similar arrangement;

(o) modify, amend, enter into or terminate any Parent Material Contract or waive, release or assign any material rights or claims of Parent or any Parent Subsidiary under any Parent Material Contract, except in the ordinary course of business consistent with past practice, other than entry into any Parent Material Contract providing for (i) acquisitions or dispositions that would not be prohibited by Sections 8.01(d), 8.01(e) and 8.01(f), (ii) indebtedness that would not be prohibited by Section 8.01(h), (iii) Liens that would not be prohibited by Section 8.01(i) or (iv) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 8.01(j) that, in the case of each of clauses (i), (ii), (iii) and (iv), does not otherwise require consent under this Section 8.01;

(p) settle any Action if such settlement would require any payment by Parent or any Parent Subsidiary in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, or would obligate Parent or any Parent Subsidiary to take any material action or restrict Parent or any Parent Subsidiary in any material respect from taking any action;

(q) engage in any business other than the Parent Business substantially as currently conducted; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 8.02. Conduct of Business by Weyerhaeuser and WRECO. Except for matters set forth in Section 8.02 of the Weyerhaeuser Disclosure Letter, otherwise expressly permitted by this Agreement and the other Transaction Documents, required by applicable Law or consented to in writing by Parent, from the date hereof to the Effective Time, each of Weyerhaeuser and WRECO shall, and shall cause each of its Subsidiaries (in the case of Weyerhaeuser and the Weyerhaeuser Subsidiaries, with respect to the Real Estate Business only) to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, maintain its material Governmental Approvals and Third Party Approvals, keep available the services of its current officers and employees (including the REB Employees for the benefit of the Real Estate Business) and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 8.02 of the Weyerhaeuser Disclosure Letter or otherwise expressly permitted by this Agreement and the other Transaction Documents or required by applicable Law, from the date hereof to the Effective Time, WRECO shall not, and shall not permit any WRECO Subsidiary to (and, solely with respect to clauses (b)(i)(B), (b)(ii), (c), (d), (f), (g), (k), (o), (p) and, to the extent applicable to the foregoing clauses, (r), and solely with respect to the Real Estate Business, Weyerhaeuser shall not, and shall not permit any Weyerhaeuser Subsidiary to), do any of the following without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed:

(a) (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than (A) cash dividends by WRECO that are contemplated to be made under Section 1.01(b) or that are contemplated to be included in the Adjustment Amount pursuant to Article V and (B) dividends and distributions by any direct or indirect wholly-owned WRECO Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a direct or indirect wholly-owned WRECO Subsidiary which remains a direct or indirect wholly-owned WRECO Subsidiary after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests, other than, in the case of each of clauses (i), (ii) and (iii), the WRECO Stock Split;

(b) (i) issue, deliver, sell or grant (A) any of its shares of capital stock or other equity interests or (B) any Voting WRECO Debt or WRECO Securities, in each case other than the WRECO Stock Split, in each case other than any such transaction by a wholly-owned WRECO Subsidiary which remains a wholly-owned WRECO Subsidiary after consummation of such transaction, or (ii) issue, deliver, sell or grant to any REB Employee any shares of capital stock or other equity interests in Weyerhaeuser or any Weyerhaeuser Subsidiary, other than (x) the issuance of Weyerhaeuser Common Shares upon the exercise of Weyerhaeuser stock options or in connection with other equity-based awards granted pursuant to the Weyerhaeuser Stock Plans and outstanding on the date hereof and in accordance with their terms and (y) the grant of equity-based awards under the Weyerhaeuser Stock Plans in the ordinary course of business consistent with past practice relating to no more than 530,000 Weyerhaeuser Common Shares;

(c) amend the certificate or articles of incorporation or bylaws or comparable organizational documents of WRECO or any WRECO Subsidiary, other than (i) to change its name in accordance with this Agreement or (ii) to increase the number of authorized WRECO Common Shares in connection with the WRECO Stock Split;

(d) acquire or dispose of, including by entering any lease or option Contract with respect to, any interests in real property, except for (i) acquisitions or dispositions in the ordinary course of business consistent with past practice and (ii) the expiration of any lease or option Contract in accordance with the terms of such Contract;

(e) acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person (in each case, other than any acquisition of interests in real property permitted under Section 8.02(d)), with a value or purchase price that, individually or in the aggregate, exceeds $10,000,000, except for acquisitions in the ordinary course of business consistent with past practice of assets used in the operation or conduct of the Real Estate Business;

(f) sell, transfer or otherwise dispose of, including by entering any license or lease with respect to, in a single transaction or a series of related transactions, any property or asset (in each case, other than sales, transfers or dispositions of interests in real property permitted under Section 8.02(d)) with a value or purchase price that, individually or in the aggregate, exceeds $10,000,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Real Estate Business;

(g) (i) with respect to the REB Employees, adopt, enter into, terminate, amend, extend or renew any collective bargaining agreement, WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any REB Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any REB Employee any benefit not provided for under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 8.02(b)(ii), grant to any REB Employee any awards under any Weyerhaeuser Stock Plan or remove or modify existing restrictions in any Weyerhaeuser Stock Plan or awards made thereunder with respect to the REB Employees, (v) with respect to the REB Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan, (vi) with respect to the REB Employees, take any action to accelerate the vesting or payment of any compensation or benefits under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan or (vii) with respect to the REB Employees, make any material determination under any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (B) as specifically required pursuant to this Agreement or the terms of any WRECO Benefit Plan or Weyerhaeuser REB Benefit Plan or (C) as would not result in either the Real Estate Business or the Parent Business incurring any material Liabilities;

(h) incur any indebtedness for borrowed money, issue or sell any debt securities, guarantee or otherwise become contingently liable for any such indebtedness or debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (i) indebtedness solely between or among WRECO and the WRECO Subsidiaries, (ii) Intercompany Debt, so long as the aggregate principal amount of Intercompany Debt outstanding at any time does not exceed $950,000,000 and the per annum interest rate applicable to such Intercompany Debt does not exceed LIBOR plus 1.70%, (iii) the incurrence of the New Debt in accordance with this Agreement and (iv) letters of credit and surety bonds issued in the ordinary course of business consistent with past practice;

(i) encumber or subject any of its material assets to any Liens, other than REB Permitted Liens and Liens securing indebtedness that would not be prohibited by Section 8.02(h);

(j) (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned WRECO Subsidiary that, individually or in the aggregate, exceeds $10,000,000, except in the ordinary course of business consistent with past practice, or (ii) authorize or make any capital expenditure (other than in respect of any acquisition of interests in real property permitted under Section 8.02(d)) in any fiscal quarter that, individually or in the aggregate, exceeds by more than 20% the amounts budgeted for such fiscal quarter in the operating plan set forth in Section 8.02(j) of the Weyerhaeuser Disclosure Letter;

(k) make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the Interim WRECO Balance Sheet, except as may be required by a change in GAAP;

(l) make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(n) adopt or implement any stockholder rights plan or similar arrangement;

(o) modify, amend, enter into or terminate any REB Material Contract, or waive, release or assign any material rights or claims of Weyerhaeuser or any Weyerhaeuser Subsidiary under any REB Material Contract, except in the ordinary course of business consistent with past practice, other than (i) any such actions taken in connection with the REB Transfers and the other Transactions in accordance with this Agreement and the other Transaction Documents and (ii) entry into any REB Material Contract providing for (A) acquisitions or dispositions that would not be prohibited by Sections 8.02(d), 8.02(e) and 8.02(f), (B) indebtedness that would not be prohibited by Section 8.02(h), (C) Liens that would not be prohibited by Section 8.02(i), or (D) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 8.02(j) that, in the case of each of clauses (A), (B), (C) and (D), does not otherwise require consent under this Section 8.02;

(p) settle any Action if such settlement would require any payment of an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate by WRECO or any WRECO Subsidiary, or would obligate WRECO or any WRECO Subsidiary to take any material action, or restrict WRECO or any WRECO Subsidiary in any material respect from taking any action;

(q) engage in any business other than the Real Estate Business substantially as currently conducted; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 8.03. Advice of Changes. From the date hereof to the Effective Time, (a) Parent shall promptly advise Weyerhaeuser and WRECO orally and in writing of any Effect that has had or would reasonably be expected to have a Parent Material Adverse Effect and (b) Weyerhaeuser shall promptly advise Parent orally and in writing of any Effect that has had or would reasonably be expected to have an REB Material Adverse Effect.

SECTION 8.04. No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Weyerhaeuser or WRECO, directly or indirectly, the right to control or direct the operations of the Parent Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Weyerhaeuser Business or, prior to the Effective Time, the Real Estate Business. Prior to the Effective Time, each of Weyerhaeuser, WRECO, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

ARTICLE IX

Additional Agreements

SECTION 9.01. Proxy Statement; Registration Statements; Schedule TO. As promptly as practicable following the date hereof, to the extent such filings are required by applicable Law in connection with the Transactions, (i) Weyerhaeuser, WRECO, Parent and Merger Sub shall jointly prepare, and Parent shall file with the SEC, a proxy statement relating to the Parent Stockholder Approval (the “Proxy Statement”) and a registration statement on Form S-4 (which shall include the Proxy Statement) to register under the Securities Act the shares of Parent Common Stock to be issued in the Merger (the “Parent Form S-4”), (ii) Weyerhaeuser, WRECO, Parent and Merger Sub shall jointly prepare, and WRECO shall file with the SEC, a registration statement on Form 10 (if the Distribution is effected in whole as a pro rata dividend and otherwise in compliance with Staff Legal Bulletin No. 4 issued by the SEC), on Form S-1 (if the Distribution is effected in whole as a pro rata dividend but the conditions described in Staff Legal Bulletin No. 4 issued by the SEC are not expected to be satisfied) or on Form S-4 (if the Distribution is effected in whole or in part as an exchange offer) to register under the Securities Act and the Exchange Act, as applicable, the WRECO Common Shares to be distributed in the Distribution (the “WRECO Registration Statement” and, together with the Parent Form S-4, the “Registration Statements”) and (iii) if the Distribution is effected in whole or in part as an exchange offer, Weyerhaeuser shall prepare and file with the SEC a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”). Each of Weyerhaeuser, WRECO, Parent and Merger Sub shall use commercially reasonable efforts to have the Registration Statements declared effective under the Securities Act and the Exchange Act, in each case as applicable and as promptly as practicable after such filing, and Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Parent Form S-4 and, if required by the SEC as a condition to the mailing of the Proxy Statement, the Parent Form S-4 is declared effective. Each of Parent and WRECO shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of Parent, the issuance of the Parent Common Stock in the Merger and, in the case of WRECO, the issuance of the WRECO Common Shares in the Distribution and, if applicable, the exchange of WRECO Common Shares pursuant to an exchange offer. The parties shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. Parent and Merger Sub will furnish all information concerning Parent and the Parent Subsidiaries, and Weyerhaeuser and WRECO will furnish all information concerning Weyerhaeuser and the Weyerhaeuser Subsidiaries, as may be reasonably requested by the other parties hereto in connection with the preparation, filing and distribution of the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. The parties shall advise one another promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the Registration Statements or the Schedule TO or for additional information and shall supply one another with copies of all correspondence with the SEC or its staff with respect to the Proxy Statement, the Registration

Statements, the Schedule TO, the Distribution, the Merger or any of the other Transactions. Neither the Proxy Statement, the Registration Statements, the Schedule TO nor any amendment or supplement thereto shall be filed or mailed to stockholders without the approval of all of the parties hereto, which approvals shall not be unreasonably withheld, conditioned or delayed.

SECTION 9.02. Parent Stockholders’ Meeting. Parent shall, as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Parent Form S-4 and, if required by the SEC as a condition to the mailing of the Proxy Statement, the Parent Form S-4 is declared effective, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Approval, and shall use commercially reasonable efforts to solicit proxies from the holders of the Parent Common Stock in favor thereof. Subject to the ability of the Board of Directors of Parent to make an Adverse Recommendation Change pursuant to Section 9.15(b), Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval and shall include such recommendation in the Proxy Statement. Except as expressly set forth in the preceding sentence, Parent’s obligations pursuant to Section 9.01 and this Section 9.02 shall not be affected by the making or public disclosure of any Parent Acquisition Proposal or by the making of any Adverse Recommendation Change by the Board of Directors of Parent.

SECTION 9.03. Access to Information; REB Records; Confidentiality. (a) Upon reasonable written notice, each of Weyerhaeuser, WRECO, Parent and Merger Sub shall, and shall cause its Subsidiaries to (in the case of Weyerhaeuser, with respect to the Real Estate Business only), subject to applicable Law, afford to the other parties hereto and to the Representatives of such other parties reasonable access during normal business hours during the period from the date hereof until the Effective Time to all their respective properties, plants, systems, Contracts, commitments, Representatives and Records (including financial Records, but, in the case of Weyerhaeuser and WRECO, excluding Records that constitute Excluded Assets), and during such period, each of Weyerhaeuser, WRECO, Parent and Merger Sub shall, and shall cause its Subsidiaries to (in the case of Weyerhaeuser, with respect to the Real Estate Business only), subject to applicable Law, furnish promptly to the requesting party (i) a copy of each report, schedule, registration statement and other document filed by it during the period from the date hereof to the Effective Time pursuant to the requirements of U.S. Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such requesting party may reasonably request. Notwithstanding the foregoing, any party may withhold (A) any documents (or portions thereof) or information that is subject to the terms of a confidentiality agreement with a third party, (B) any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege and (C) any document (or portion thereof) or information relating to pricing or other matters that are highly sensitive if the exchange of such document (or portion thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party or any of its Affiliates. If any material is withheld by a party pursuant to the preceding sentence, such party shall inform the requesting party as to the general nature of what is being withheld. Upon its execution of a work paper access letter in customary form, each of Parent and Weyerhaeuser shall be afforded reasonable access by the other party during normal business hours during the period from the date hereof until the Effective Time to all information used by such other party in the preparation of the audited WRECO Financial Statements or, as applicable, the audited Parent Financial Statements.

(b) After the Distribution Date, Weyerhaeuser and WRECO shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to promptly (and in any event within 30 days after the Distribution Date) (i) transfer to WRECO or a WRECO Subsidiary all REB Records stored in tangible form in the possession of Weyerhaeuser or any Weyerhaeuser Subsidiary (including any such REB Records held in storage by a third party), except for any REB Records that constitute Excluded Assets, and (ii) transfer to Weyerhaeuser or a Weyerhaeuser Subsidiary all Records that constitute Excluded Assets stored in tangible form in the possession of WRECO or any WRECO Subsidiary (including any such Records held in storage by a third party), in each case at WRECO’s expense. Weyerhaeuser shall be entitled to retain copies of the REB Records transferred to WRECO and the WRECO Subsidiaries pursuant to this Section 9.03(b).

(c) After the Distribution Date, except in the case of an Action by one party against another party, each of Weyerhaeuser, WRECO, Parent and Merger Sub shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees and other Representatives of the Real Estate Business as witnesses, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(d) After the Distribution Date, WRECO shall, and shall cause the WRECO Subsidiaries to, use commercially reasonable efforts to promptly (and in any event within 90 days after the Distribution Date) remove, erase, delete or otherwise destroy all Weyerhaeuser information (whether in print, electronic or other forms) in the possession of any WRECO Employee that does not constitute an REB Asset.

(e) Following the Distribution Date, for so long as such information is retained by a party or any of its Subsidiaries, upon reasonable written notice, each party shall use commercially reasonable efforts to afford or cause to be afforded to the other party and its Representatives reasonable access during normal business hours to the personnel, properties, systems, Contracts and Records (including financial records but, in the case of Weyerhaeuser, excluding Records that constitute Excluded Assets) relating to the Real Estate Business for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting of such party and its Affiliates, including by, as reasonably requested by the other party, providing copies to the other party of any of the foregoing systems, Contracts and Records (including financial records but, in the case of Weyerhaeuser, excluding Records that constitute Excluded Assets) related to the Real Estate Business; provided, however, that the party requesting such access agrees to reimburse the other party promptly for all reasonable out-of-pocket costs and expenses incurred in connection with any such request. Notwithstanding the foregoing, any party may withhold (A) any documents (or portions thereof) or information that is subject to the terms of a confidentiality agreement with a third party, (B) any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege and (C) any document (or portion thereof) or information relating to pricing or other matters that are highly sensitive if the exchange of such document (or portion thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party or any of its Affiliates. If any information is withheld by a party pursuant to the immediately preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Weyerhaeuser may redact such portions of any Records that do not relate to the REB Assets, the REB Liabilities or the Real Estate Business.

(f) All information exchanged pursuant to this Section 9.03 (or, in the case of Section 9.03(b), retained by Weyerhaeuser) shall be held by the parties as Confidential Information, as such term is defined in the Mutual Confidentiality Agreement, dated as of August 16, 2013, between Weyerhaeuser and Parent (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.

SECTION 9.04. Commercially Reasonable Efforts. (a) From the date hereof through the Effective Time, on the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein), prior to, at and after the REB Transfer Time, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary or advisable Consents, (iii) defending against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws, which are the subject of Section 9.04(b). In connection with and without limiting the foregoing, Parent shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use commercially reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 9.04(a).

(b) Each of the parties hereto shall (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification, trade regulation Law, regulation or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other applicable Review Law and (iii) use its best efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, all other things necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. Each of the parties hereto shall use its best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person relating to any Review Laws in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Entity, and, to the extent permitted by the applicable Governmental Entity and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Entities, in each case in connection with the matters contemplated by this Section 9.04(b). None of the parties hereto shall voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party’s obligation to use its best efforts to take all actions necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions).

(c) Nothing in Section 9.04(a) or 9.04(b) shall require any of the parties hereto or any of their respective Subsidiaries to (i) pay any consideration to any third party from whom any Consent or Governmental Approval is requested, other than filing fees paid to Governmental Entities, or (ii) dispose of any of its assets or limit its freedom of action with respect to any of its businesses, or consent to any disposition of any assets or limits on its freedom of action with respect to any of its businesses, or commit or agree to any of the foregoing in order to obtain any Governmental Approval or to remove any impediments to the Transactions relating to the HSR Act or other applicable Review Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Review Laws, other than dispositions, limitations, consents or commitments that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Real Estate Business and the Parent Business, taken as a whole.

SECTION 9.05. Rights Under Weyerhaeuser Insurance Policies. (a) Weyerhaeuser shall, and shall cause the Weyerhaeuser Subsidiaries to, keep all Weyerhaeuser Insurance Policies currently maintained with respect to the REB Assets and the Real Estate Business, or suitable replacements therefor, in full force and effect through the close of business on the Distribution Date.

(b) Each of Parent and WRECO acknowledges that all Weyerhaeuser Insurance Policies are not part of the Real Estate Business and are Excluded Assets. Subject to Section 9.05(d), neither WRECO nor any WRECO Subsidiary will have any rights under the Weyerhaeuser Insurance Policies from and after the REB Transfer Time.

(c) From the date hereof through the Effective Time, each of the parties hereto shall use commercially reasonable efforts to cooperate to obtain for WRECO and the WRECO Subsidiaries any insurance policies reasonably determined by Parent to be necessary to replace the coverage currently provided by the Weyerhaeuser Insurance Policies with respect to the REB Assets and the Real Estate Business for incidents arising prior to the Distribution Date. All reasonable out-of-pocket costs and expenses incurred by Weyerhaeuser or any Weyerhaeuser Subsidiary pursuant to this Section 9.05(c) shall be promptly reimbursed by Parent.

(d) In the event that any REB Asset or the Real Estate Business suffers or has suffered any damage, destruction or other casualty loss or any REB Liability that is insured under the Weyerhaeuser Insurance Policies and arises or has arisen prior to the Distribution Date, Weyerhaeuser shall, or shall cause the appropriate Weyerhaeuser Subsidiary to, surrender to WRECO after the Distribution Date any insurance proceeds received by Weyerhaeuser or any Weyerhaeuser Subsidiary under any Weyerhaeuser Insurance Policy with respect to such damage, destruction or casualty loss, less (i) any amount of such insurance proceeds applied by Weyerhaeuser or any Weyerhaeuser Subsidiary to the physical restoration of such asset, (ii) the amount of all applicable deductibles and co-payment provisions and all payment, reinsurance or reimbursement obligations of Weyerhaeuser or any Weyerhaeuser Subsidiary in respect thereof and (iii) the amount of Weyerhaeuser’s and each Weyerhaeuser Subsidiary’s reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing. Weyerhaeuser and the Weyerhaeuser Subsidiaries may, at any time, without liability or obligation to WRECO, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Weyerhaeuser Insurance Policy. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary shall bear any Liability for the failure of an insurer to pay any claim under any Weyerhaeuser Insurance Policy.

SECTION 9.06. No Use of Retained Names. WRECO shall, and shall cause the WRECO Subsidiaries to, promptly, and in any event (a) within 60 days after the Distribution Date, (a) make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) within 60 days after the Distribution Date, revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 60 days after the Distribution Date, change signage and stationery and otherwise discontinue use of the Retained Names. In no event shall WRECO or any WRECO Subsidiary use any Retained Names after the Distribution in any manner or for any purpose different from the use of such Retained Names by Weyerhaeuser or any Weyerhaeuser Subsidiary during the 90-day period preceding the Distribution Date. After the Distribution Date, WRECO shall, and shall cause the WRECO Subsidiaries to, file applications to amend or terminate any certificate of assumed name or d/b/a filings, within 60 days after Parent or any of its Affiliates becomes aware of such assumed name or d/b/a filing, so as to eliminate the right of WRECO and the WRECO Subsidiaries to use the Retained Names.

SECTION 9.07. Weyerhaeuser Options, Weyerhaeuser PSUs and Weyerhaeuser RSUs. (a) As soon as practicable following the date hereof, the Board of Directors of Weyerhaeuser (or, if appropriate, any committee administering the Weyerhaeuser Stock Plans) and the Board of Directors of WRECO shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) prior to the Distribution, each REB Employee who holds a Weyerhaeuser equity award that is described in clause (ii), (iii), (iv) or (v) below (each, a “Weyerhaeuser Equity Award”) shall surrender all of such REB Employee’s Weyerhaeuser Equity Awards in exchange for substituted WRECO equity awards as set forth in clauses (ii), (iii), (iv) and (v) below, which shall, as of the Effective Time, become Parent Equity Awards as specified in this Section 9.07 (any REB Employee who holds a Weyerhaeuser Equity Award, a “Rollover Employee”);

(ii) immediately prior to the Distribution, each outstanding option to acquire Weyerhaeuser Common Shares granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (whether vested or unvested) (each, a “Weyerhaeuser Option”) shall be surrendered to Weyerhaeuser in exchange for an option granted by WRECO to acquire, on the same terms and conditions as were applicable under the Weyerhaeuser Option, a number of WRECO Common Shares (rounded down to the nearest whole share), determined by multiplying the number of Weyerhaeuser Common Shares subject to such Weyerhaeuser Option by the Option Exchange Ratio, at an exercise price per WRECO Common Share (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the Weyerhaeuser Common Shares otherwise purchasable pursuant to such Weyerhaeuser Option divided by (B) the Option Exchange Ratio (each, as so granted, a “Substituted WRECO Option”);

(iii) any Weyerhaeuser Option that is intended to be an “incentive stock option”, as defined in Section 422 of the Code, that may not be treated in the manner described in clauses (i) and (ii) of this Section 9.07(a) and that remains an incentive stock option shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Substituted WRECO Options (it being understood that it is the intention of the parties hereto that Substituted WRECO Options so granted by WRECO qualify, to the fullest extent permissible, as “incentive stock options”, as defined in Section 422 of the Code, to the extent that such Weyerhaeuser Options qualified as “incentive stock options” immediately prior to the Distribution);

(iv) immediately prior to the Distribution, each outstanding performance share unit with respect to Weyerhaeuser Common Shares granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (each, a “Weyerhaeuser PSU”) shall be surrendered to Weyerhaeuser in exchange for a grant of time-vesting restricted share units by WRECO, on the same terms and conditions as were applicable under the Weyerhaeuser PSU (except that such grant shall not be subject to any performance-based vesting conditions or requirements), with respect to the number of WRECO Common Shares (rounded down to the nearest whole share), determined by multiplying the number of Weyerhaeuser Common Shares subject to such Weyerhaeuser PSU (which number shall be determined (A) without regard to any performance-based vesting criteria applicable to such Weyerhaeuser PSU relating to Weyerhaeuser’s relative total shareholder return and (B) by assuming that any other performance-based vesting criteria applicable to such Weyerhaeuser PSU were satisfied (1) at target level immediately prior to the Distribution, in the event the Distribution occurs prior to the determination of such performance by the Board of Directors of Weyerhaeuser (or, if appropriate, any committee administering the Weyerhaeuser Stock Plans) with respect to such awards or (2) based on actual performance, in the event the Distribution occurs on or following such determination of such performance with respect to such awards) by the Option Exchange Ratio (each, as so granted, a “Substituted WRECO PSU”); and

(v) immediately prior to the Distribution, each outstanding grant of restricted stock units with respect to Weyerhaeuser Common Shares granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (each, a “Weyerhaeuser RSU”) shall be surrendered to Weyerhaeuser in exchange for a grant of time-vesting restricted stock units by WRECO, on the same terms and conditions as were applicable under the Weyerhaeuser RSU, with respect to the number of WRECO Common Shares (rounded down to the nearest whole share), determined by multiplying the number of Weyerhaeuser Common Shares subject to such Weyerhaeuser RSU by the Option Exchange Ratio (each, as so granted, a “Substituted WRECO RSU”).

(b) A holder of a Substituted WRECO Option may not exercise such Substituted WRECO Option until the Effective Time.

(c) At or prior to the Effective Time, the Board of Directors of Parent and the Board of Directors of WRECO shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) as of the Effective Time, each outstanding Substituted WRECO Option shall cease to represent a right to acquire WRECO Common Shares and shall be converted into a right to acquire, on the same terms and conditions as were applicable under the Substituted WRECO Option prior to the Effective Time, that number of shares of Parent Common Stock equal to the number of WRECO Common Shares subject to such Substituted WRECO Option (each Substituted WRECO Option, once converted into an option in respect of Parent Common Stock, a “Substituted Parent Option”);

(ii) as of the Effective Time, each outstanding grant of Substituted WRECO PSUs shall be converted into a grant of time-vesting restricted stock units, on the same terms and conditions as were applicable under the Substituted WRECO PSU prior to the Effective Time, with respect to that number of shares of Parent Common Stock equal to the number of WRECO Common Shares subject to such Substituted WRECO PSU (each Substituted WRECO PSU grant, once converted into a grant in respect of Parent Common Stock, a “Substituted Parent PSU”); and

(iii) as of the Effective Time, each outstanding grant of Substituted WRECO RSUs shall be converted into a grant of time-vesting restricted stock units, on the same terms and conditions as were applicable under the Substituted WRECO RSU prior to the Effective Time, with respect to that number of shares of Parent Common Stock equal to the number of WRECO Common Shares subject to such Substituted WRECO RSU (each Substituted WRECO RSU grant, once converted into a grant in respect of Parent Common Stock, a “Substituted Parent RSU”).

(d) As of the Effective Time, Parent shall assume the Substituted Parent Options, Substituted Parent PSUs and Substituted Parent RSUs (collectively, the “Parent Equity Awards”), with the result that all obligations of WRECO with respect to Substituted WRECO Options, Substituted WRECO PSUs and Substituted WRECO RSUs outstanding immediately prior to the Effective Time shall be obligations of Parent as of the Effective Time.

(e) As soon as reasonably practicable after the Effective Time, Parent shall deliver to the holders of Substituted Parent Options, Substituted Parent PSUs and Substituted Parent RSUs appropriate notices setting forth such holders’ rights with respect to, and instruments evidencing the grant or assumption of, such Substituted Parent Options, Substituted Parent PSUs and Substituted Parent RSUs. Such Substituted Parent Options, Substituted Parent PSUs and Substituted Parent RSUs, shall, except as provided in Section 9.07(a)(iv) with respect to Substituted WRECO PSUs, continue in effect on the same terms and conditions as the terms and conditions as were applicable under the Weyerhaeuser Stock Plans.

SECTION 9.08. Benefit Plans. (a) Prior Service Credit. From and after the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, give to each WRECO Employee full credit for all purposes (including for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and, except with respect to defined benefit pension plans, benefit accrual) under any Employee Benefit Plan provided, maintained or contributed to by Parent or any Parent Subsidiary for such WRECO Employee’s service with Weyerhaeuser and the Weyerhaeuser Subsidiaries, and with any predecessor employer, to the same extent recognized by Weyerhaeuser and the Weyerhaeuser Subsidiaries immediately prior to the Distribution.

(b) Continuation of Compensation and Benefits. For the one-year period immediately following the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Parent Subsidiaries to, provide to each WRECO Employee (i) base salary and bonus and incentive compensation opportunities that are no less favorable than those provided to such WRECO Employee as of immediately prior to the Distribution and (ii) other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such WRECO Employee as of immediately prior to the Distribution.

(c) WRECO Benefit Plans and Weyerhaeuser REB Benefit Plans. Effective on or prior to the Distribution Date, (i) WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume all Liabilities with respect to each WRECO Benefit Plan and (ii) except as otherwise specifically provided in this Agreement, each WRECO Employee shall cease active participation in each Weyerhaeuser REB Benefit Plan. In accordance with and without limiting the generality of Section 9.08(b), from and after the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, administer each WRECO Benefit Plan in all material respects in accordance with its terms. Nothing in this Section 9.08(c) shall limit the ability of Parent, the Parent Subsidiaries, WRECO or the WRECO Subsidiaries from amending or terminating any WRECO Benefit Plan at any time, in accordance with its terms.

(d) Cash Incentive Bonus Plans. Without limiting the generality of Section 9.08(c), effective on or prior to the Distribution Date, WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume all Liabilities with respect to the WRECO Employees under each Weyerhaeuser Employee Benefit Plan that is a cash-based bonus or incentive compensation plan set forth in Section 9.08(d) of the Weyerhaeuser Disclosure Letter (collectively, the “WRECO Employee Incentive Plans”). From and after the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, maintain the WRECO Employee Incentive Plans pursuant to their terms as in effect as of the Effective Time and make payments to the WRECO Employees at the times prescribed thereunder with respect to the WRECO fiscal year in which the Effective Time occurs (and, to the extent such payments have not been made as of the Effective Time, with respect to the WRECO fiscal year prior to the WRECO fiscal year in which the Effective Time occurs).

(e) Retention Arrangements. Without limiting the generality of Section 9.08(c), effective on or prior to the Distribution Date, WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume all Liabilities with respect to the WRECO Employees under each Weyerhaeuser Employee Benefit Plan (i) that is a retention plan set forth in Section 9.08(e)(i) of the Weyerhaeuser Disclosure Letter, together with all individual awards and agreements with any WRECO Employee with respect thereto, or (ii) that is an individual retention letter agreement with any WRECO Employee materially consistent with the form of retention letter agreement set forth in Section 9.08(e)(ii) of the Weyerhaeuser Disclosure Letter, including, in each case, any such awards or agreements entered into after the date hereof not in contravention of this Agreement (the plans, awards and agreements in clauses (i) and (ii), collectively, the “WRECO Employee Retention Arrangements”). From and after the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, maintain the WRECO Employee Retention Arrangements pursuant to their terms as in effect as of the Effective Time and make payments to the WRECO Employees at the times prescribed thereunder.

(f) Certain Welfare Benefits Matters.

(i) Without limiting the generality of Section 9.08(b), as of immediately following the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, have in effect Employee Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (collectively, “New Welfare Plans”) that will provide welfare benefits to WRECO Employees (and any dependents and beneficiaries thereof). Parent shall, and shall cause the Parent Subsidiaries to, (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the WRECO Employees and their dependents and beneficiaries under the New Welfare Plans to the extent waived under the applicable corresponding Employee Benefit Plan sponsored or maintained by Weyerhaeuser or the Weyerhaeuser Subsidiaries immediately prior to the Distribution (each, a “Weyerhaeuser Welfare Plan”) and (B) provide each WRECO Employee and his or her eligible dependents and beneficiaries with credit under New Welfare Plans for any co-payments and deductibles paid under corresponding Weyerhaeuser Welfare Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any New Welfare Plans in which such WRECO Employee participates.

(ii) Effective on or prior to the Distribution Date, WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume all Liabilities of Weyerhaeuser and the Weyerhaeuser Subsidiaries to WRECO Employees and their eligible dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Law.

(iii) From and after the Distribution Date, Weyerhaeuser shall retain all Liabilities in accordance with the Weyerhaeuser Welfare Plans for payment of all medical, dental, vision, health, non-occupational short-term disability benefit and long-term disability benefit claims (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Distribution Date with respect to any WRECO Employee (or any dependent or beneficiary thereof) and WRECO and the WRECO Subsidiaries shall not assume any Liability with respect to such Welfare Benefit Claims, except that WRECO shall assume Liability for such Welfare Benefit Claims to the extent required by applicable Law or to the extent such Welfare Benefit Claims (A) are incurred under any WRECO Benefit Plan or (B) are insured under an insurance policy in respect of which (1) WRECO or any WRECO Subsidiary (or, as of the Effective Time, Parent or any Parent Subsidiary) becomes the beneficiary or (2) a WRECO Employee (or any dependent or beneficiary thereof) is the beneficiary and such insurance policy transfers with such WRECO Employee pursuant to applicable Law to WRECO or any WRECO Subsidiary as of the Distribution Date or to Parent or any Parent Subsidiary as of the Effective Time. WRECO and the WRECO Subsidiaries shall be liable for payment of all Welfare Benefit Claims incurred on or after the Distribution Date with respect to any WRECO Employee

(or any dependent or beneficiary thereof) and, from and after the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, cause all such Welfare Benefit Claims to be assumed by and administered under the New Welfare Plans. For purposes of the foregoing, a claim shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, and business travel accident insurance benefits and long-term disability benefits, upon the death, disability or accident giving rise to such benefits, (ii) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies, and (iii) non-occupational short-term disability benefits, upon the initiation of any claim for such benefit payment.

(iv) From and after the Distribution Date, Weyerhaeuser shall retain Liability for all claims for payment of all claims for workers compensation benefits that are incurred prior to the Distribution Date with respect to any WRECO Employee, except that WRECO shall assume Liability for such claims to the extent required by applicable Law or to the extent such claims relate to any WRECO Benefit Plan. WRECO and the WRECO Subsidiaries shall be liable for payment of all claims for workers compensation benefits that are incurred on or after the Distribution Date with respect to any WRECO Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Distribution Date, the claim shall be the joint Liability of Weyerhaeuser, on the one hand, and WRECO (and, effective as of the Effective Time, Parent), on the other hand, and shall be equitably apportioned between such parties based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Distribution Date.

(g) Tax-Qualified Savings/401(k) Plan.

(i) Effective not later than the Effective Time, Parent shall, or shall cause the Parent Subsidiaries to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “New 401(k) Plan”). Each WRECO Employee participating in a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by Weyerhaeuser or the Weyerhaeuser Subsidiaries immediately prior to the Distribution (each, a “Weyerhaeuser 401(k) Plan”) shall become a participant in the corresponding New 401(k) Plan as of the Effective Time and each WRECO Employee shall be eligible to participate in a New 401(k) Plan as of the Effective Time.

(ii) Parent shall, or shall cause the applicable Parent Subsidiaries to, cause the New 401(k) Plan to accept a “direct rollover” to such New 401(k) Plan of the account balances of each WRECO Employee (including promissory notes evidencing all outstanding loans) under a Weyerhaeuser 401(k) Plan in which such WRECO Employee participates, if such direct rollover is elected in accordance with applicable Law and the terms of the Weyerhaeuser 401(k) Plan by such WRECO Employee.

(h) Accrued Vacation. Effective on or prior to the Distribution Date, WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume Liability for all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by each WRECO Employee as of the Distribution Date (the “Accrued Vacation Days”). In the event that a WRECO Employee is entitled under applicable Law or any policy of Weyerhaeuser or any Weyerhaeuser Subsidiary to be paid for any Accrued Vacation Days on or after the Distribution Date, (i) WRECO or the applicable WRECO Subsidiary or, solely to the extent required by applicable Law (as reasonably determined by Weyerhaeuser), Weyerhaeuser or the applicable Weyerhaeuser Subsidiary, shall pay any required amounts to such WRECO Employee, (ii) such amounts, whether or not paid by Weyerhaeuser or any Weyerhaeuser Subsidiary, shall be REB Liabilities and (iii) to the extent any such amounts are paid by Weyerhaeuser or any Weyerhaeuser Subsidiary, Weyerhaeuser or the applicable Weyerhaeuser Subsidiary shall be entitled to indemnification pursuant to Section 12.03(a). Effective as of the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, honor all the Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence.

(i) Flexible Spending Account Plans. Effective not later than the Effective Time, Parent shall, or shall cause the Parent Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “New Flexible Spending Account Plan”), and from and after the Effective Time, Parent shall be liable for all Liabilities and account balances of the Weyerhaeuser Flexible Spending Account Plan maintained in the United States with respect to WRECO Employees and their dependents (the “Weyerhaeuser Flexible Spending Account Plan”). From and after the Effective Time, all claims for reimbursement which have not been paid as of the Distribution Date and credited under the New Flexible Spending Account Plan shall be paid pursuant to and under the terms of the New Flexible Spending Account Plan. As soon as practicable following the Effective Time, (i) Weyerhaeuser shall, or shall cause the Weyerhaeuser Subsidiaries to, transfer to Parent or the applicable Parent Subsidiary an amount in cash equal to the excess, if any, of the aggregate contributions to the Weyerhaeuser Flexible Spending Account Plan made by WRECO Employees prior to the Effective Time for the plan year in which the Effective Time occurs over the aggregate reimbursement payouts made to WRECO Employees prior to the Effective Time for such year from such plan and (ii) Parent shall, or shall cause the Parent Subsidiaries to, cause such amounts to be credited to each such WRECO Employee’s accounts under the New Flexible Spending Account Plan. In connection with such transfer, Parent shall deem that such employees’ deferral elections made under the Weyerhaeuser Flexible Spending Account Plan for the plan year in which the Effective Time occurs shall continue in effect under the New Flexible Spending Account Plan for the remainder of the plan year in which the Effective Time occurs. If the aggregate reimbursement payouts made to WRECO Employees from the Weyerhaeuser Flexible Spending Account Plan prior to the Effective Time for the plan year in which the Effective Time occurs exceed the aggregate accumulated contributions made by the WRECO Employees to such plan prior to the Effective Time for such plan year, Parent shall make a payment equal to the value of such excess to Weyerhaeuser as soon as practicable following Parent’s receipt of additional contributions from the applicable WRECO Employee.

(j) No Benefit Plan Transfers. Notwithstanding anything herein to the contrary, other than as a result of (i) direct rollovers from the Weyerhaeuser 401(k) Plan to the New 401(k) Plan, to the extent such direct rollover is elected in accordance with applicable Law and the terms of the Weyerhaeuser 401(k) Plan by the applicable WRECO Employee, (ii) transfers from the Weyerhaeuser Flexible Spending Account Plan to the New Flexible Spending Account Plan or (iii) the transfer of the assets of or relating to any WRECO Benefit Plan pursuant to the REB Transfers, there shall be no transfer of assets from any Employee Benefit Plan sponsored or maintained by Weyerhaeuser or any Weyerhaeuser Subsidiary to any Employee Benefit Plan sponsored or maintained by Parent or any Parent Subsidiaries.

(k) Severance. Without limiting the generality of Section 9.08(c), effective on or prior to the Distribution Date, WRECO shall, or shall cause the applicable WRECO Subsidiaries to, assume all Liabilities with respect to the REB Employees under each Weyerhaeuser Employee Benefit Plan (i) that is a change in control plan set forth in Section 9.08(k)(i) of the Weyerhaeuser Disclosure Letter, together with all individual awards and agreements with any REB Employee with respect thereto, (ii) that is a severance plan set forth in Section 9.08(k)(ii) of the Weyerhaeuser Disclosure Letter, together with all individual awards and agreements with any REB Employee with respect thereto, or (iii) that is an individual severance letter agreement with any REB Employee materially consistent with the form of severance letter agreement set forth in Section 9.08(k)(iii) of the Weyerhaeuser Disclosure Letter (the plans, awards and agreements in clauses (i),(ii) and (iii), collectively, the “REB Employee Severance Arrangements”). Parent and the Parent Subsidiaries shall be solely responsible for all Liabilities in respect of all severance benefits relating to the transfer of the employment of the REB Employees contemplated by Section 1.08(a) and any termination of any REB Employee’s employment that occurs at or following the consummation of the Transactions, including any severance benefits under any REB Employee Severance Arrangements. Without limiting the foregoing, from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries to, provide to each WRECO Employee whose employment is terminated by Parent or the Parent Subsidiaries during the Continuation Period with severance benefits that are no less favorable than the severance benefits that would have been provided to such WRECO Employee in the event of a termination of employment under the applicable severance plan of Weyerhaeuser and the Weyerhaeuser Subsidiaries as in effect with respect to such WRECO Employee as of the Distribution Date (including any severance benefits under any REB Employee Severance Arrangement), taking into account such WRECO Employee’s service with Weyerhaeuser and the Weyerhaeuser Subsidiaries or with any predecessor employer and such WRECO Employee’s service with Parent and the Parent Subsidiaries.

(l) Weyerhaeuser Pension Plan; Deferred Compensation Plan; Salaried Employees Supplemental Retirement Plan. From and after the Distribution Date, Weyerhaeuser and the Weyerhaeuser Subsidiaries shall retain all assets and Liabilities under the Weyerhaeuser Pension Plan, the Weyerhaeuser Deferred Compensation Plan and the Weyerhaeuser Salaried Employees Retirement Plan, and Weyerhaeuser shall make payments to WRECO Employees with vested rights thereunder in accordance with the terms of the applicable plan and applicable Law, as in effect from time to time. As of the Distribution Date, each WRECO Employee shall cease active participation in such plans. Following the Effective Time, Parent shall cooperate with and provide information to Weyerhaeuser as necessary to permit Weyerhaeuser to satisfy its obligations with respect to WRECO Employees who participated in any such plans on or prior to the Distribution Date.

(m) Allocation of Employment and Employee Benefits-Related Liabilities. Except to the extent set forth in Sections 9.08(f)(iii) and 9.08(f)(iv), effective on or prior to the Distribution Date, WRECO and the WRECO Subsidiaries shall assume all Liability and responsibility for all employment and employee benefits-related Liabilities incurred prior to or on the Distribution Date that arise out of the operation or conduct of the Real Estate Business or the employment by Weyerhaeuser or the Weyerhaeuser Subsidiaries of any REB Employee or any former employee of WRECO or any WRECO Subsidiary. From and after the Distribution Date, WRECO and the WRECO Subsidiaries (and, effective as of the Effective Time, Parent and the Parent Subsidiaries) shall be liable for all employment and employee benefits-related Liabilities incurred after the Distribution Date that arise out of the operation or conduct of the Real Estate Business or the employment by Parent or the Parent Subsidiaries of any WRECO Employee.

(n) Employment Tax Reporting Responsibility. Parent, WRECO and Weyerhaeuser hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. Accordingly, Weyerhaeuser shall have no United States employment tax reporting responsibilities, and Parent and WRECO shall have full United States employment tax reporting responsibilities, for WRECO Employees subject to United States employment taxes following the Effective Time.

(o) Administration. Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 9.08, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and obtaining any Governmental Approvals required hereunder.

(p) Form S-8. As soon as reasonably practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Parent Equity Awards. The registration statement referred to in the preceding sentence is referred to in this Agreement as the “Form S-8”. Parent shall use commercially reasonable efforts to maintain the effectiveness of the Form S-8 as long as any Parent Equity Awards may remain outstanding.

(q) WARN Act and Other Notices. Parent shall, or shall cause the Parent Subsidiaries to, provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to, the Worker Adjustment and Retraining Notification Act, or any similar Laws (collectively, “WARN”) with respect to any event affecting the WRECO Employees on or after the Closing Date (including as a result of the Transactions). Weyerhaeuser shall, or shall cause the Weyerhaeuser Subsidiaries to, provide any required notice under and to otherwise comply with, and to retain all Liabilities relating to, WARN with respect to any event affecting the WRECO Employees on or prior to the Closing Date. In addition, Weyerhaeuser shall notify Parent of any “employment loss” (as defined in WARN) experienced by any REB Employee during the 90-day period prior to the Closing Date. Parent shall not, and shall cause the Parent Subsidiaries not to, take any action after the Effective Time that would cause any termination of employment of any employees by Weyerhaeuser or any Weyerhaeuser Subsidiary that occurs on or before the Effective Time to constitute a “plant closing” or a “mass layoff” or a “group termination” under WARN or create any Liability or penalty to Weyerhaeuser or any Weyerhaeuser Subsidiary for any employment terminations under applicable Law.

SECTION 9.09. Directors’ and Officers’ Indemnification; Liability Insurance. (a) Parent shall, for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of WRECO and the WRECO Subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of WRECO or any WRECO Subsidiary, to the maximum extent that WRECO or the applicable WRECO Subsidiary would have been allowed to do so under applicable Law, in respect of acts or omissions occurring at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions.

(b) Parent shall maintain in effect for each of the applicable persons referred to in Section 9.09(a), for a period of at least six years after the Effective Time, policies of directors’ and officers’ liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by Parent or Weyerhaeuser, with respect to claims arising from acts or omissions that occurred at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions.

SECTION 9.10. Fees and Expenses. Except as otherwise expressly provided in any Transaction Document (including Section 9.14(b)), all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, except that in the event the Merger is consummated, Parent or WRECO shall reimburse Weyerhaeuser for up to an amount of $15,000,000 of all fees, commissions and reasonably documented expenses (including fees of legal counsel, auditors and title companies) incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Transactions, other than fees or commissions of brokers, investment bankers or financial advisors. In no event shall Parent and the Parent Subsidiaries (other than WRECO and the WRECO Subsidiaries) incur fees and expenses in connection with the Transactions that exceed $15,000,000 (including fees of legal counsel, auditors and title companies, but excluding (i) fees or commissions of brokers, investment bankers or financial advisors, (ii) fees paid to the financing sources and any original issue discount in connection with the New Debt, (iii) fees or expenses relating to the integration of Parent and WRECO and (iv) any other expenses as may be agreed in writing by Parent and Weyerhaeuser), before taking into account amounts reimbursed to Weyerhaeuser pursuant to the preceding sentence or any other provision of this Agreement. This Section 9.10 does not relate to Transfer Taxes, which are the subject of Section 2.03 of the Tax Sharing Agreement.

SECTION 9.11. Public Announcements. From the date hereof through the Effective Time, Weyerhaeuser and WRECO, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 9.11, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement.

SECTION 9.12. Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance with respect to the NYSE prior to the Closing Date.

SECTION 9.13. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub, Weyerhaeuser and WRECO shall take all such steps as may be required to cause any acquisitions or dispositions of Weyerhaeuser Common Shares, WRECO Common Shares or Parent Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to Weyerhaeuser, WRECO or Parent, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 9.14. Cooperation Regarding New Debt. (a) Each of Weyerhaeuser, Parent and Merger Sub shall cooperate with WRECO in connection with entering into the New Debt Agreements and incurring the New Debt, including using (and causing its Subsidiaries to use) commercially reasonable efforts to satisfy all conditions precedent and covenants to be satisfied by WRECO in the New Debt Agreements, providing information to the Financing Sources and their Representatives, permitting the Financing Sources and their Representatives access to the Real Estate Business and the Parent Business, respectively, participating in meetings with prospective investors, participating (and permitting members of its senior management to participate) in bank meetings in connection with the financing, participating in meetings with rating agencies, participating in drafting sessions related to the offering materials for the New Debt, causing the present and former independent accountants for Weyerhaeuser, WRECO and Parent, respectively, to participate in drafting sessions related to the offering materials for the New Debt and making work papers available to the respective parties, the Financing Sources and their respective Representatives.

(b) If this Agreement is terminated prior to the Effective Time, Parent shall promptly reimburse WRECO for 50% of all costs or expenses payable by WRECO or any WRECO Subsidiary to the Financing Sources or their respective Representatives pursuant to the New Debt Commitment Letter, the New Debt Agreements and any related fee letters or engagement letters, including any fees that may be payable by WRECO after the date on which this Agreement is terminated. The reimbursement provided in this Section 9.14(b) shall be in addition to any amounts payable to Weyerhaeuser pursuant to Section 11.03.

SECTION 9.15. Covenants of Parent Regarding Non-Solicitation. (a) Parent shall not, and shall not authorize or permit any of the Parent Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Parent Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Parent Acquisition Proposal. Parent shall, and shall cause the Parent Subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, in response to an unsolicited written Parent Acquisition Proposal, if the Board of Directors of Parent determines, after consultation with its financial advisor and outside counsel, that such Parent Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, Parent may (and may authorize and permit the Parent Subsidiaries and their respective Representatives to), subject to compliance with Section 9.15(c), (1) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement and (2) participate in discussions and negotiations with the Person making such Parent Acquisition Proposal (and its Representatives) regarding such Parent Acquisition Proposal. In the event that, pursuant to clause (1) of the foregoing sentence, Parent or any of the Parent Subsidiaries or their respective Representatives furnishes to a Person making a Parent Acquisition Proposal (or its Representatives) any non-public information with respect to Parent and the Parent Subsidiaries that has not previously been furnished to Weyerhaeuser or its Representatives, Parent shall furnish all such information to Weyerhaeuser substantially concurrently with the time it is provided to such Person.

(b) Parent agrees that neither its Board of Directors nor any committee thereof shall (i) (A) withhold or withdraw (or modify in a manner adverse to Weyerhaeuser or WRECO), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other party), the recommendation by the Board of Directors of Parent to the holders of Parent Common Stock that they give the Parent Stockholder Approval or (B) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt or recommend, any Parent Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit Parent or any Parent Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Parent Acquisition Proposal, other than any confidentiality agreement entered into in accordance with Section 9.15(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, subject to compliance with the following sentence, at any time prior to obtaining the Parent Stockholder Approval the Board of Directors of Parent may make an Adverse Recommendation Change following a determination by the Board of Directors of Parent that a Parent Acquisition Proposal constitutes a Parent Superior Proposal. At least five Business Days prior to the making of any Adverse Recommendation Change by the Board of Directors of Parent pursuant to the foregoing sentence, Parent shall provide Weyerhaeuser and WRECO written notice (a “Notice of Parent Superior Proposal”) advising Weyerhaeuser and WRECO that Parent’s Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of the Parent Superior Proposal that is the basis of the proposed action by the Board of Directors of Parent (it being understood and agreed that (A) any amendment to the financial terms of such Parent Superior Proposal shall require a new Notice of Parent Superior Proposal and a new five Business Day period and (B) in determining whether to make an Adverse Recommendation Change, the Board of Directors of Parent shall take into account any changes to the financial terms of this Agreement proposed by Weyerhaeuser or WRECO in response to a Notice of Parent Superior Proposal or otherwise); provided, however, that if a Parent Superior Proposal is received less than five Business Days prior to the Parent Stockholders’ Meeting, then the five Business Day period contemplated above shall be shortened such that it will expire as of the close of business on the day preceding the Parent Stockholders’ Meeting, unless the Parent Stockholders’ Meeting is postponed.

(c) In addition to the obligations of Parent set forth in Sections 9.15(a) and 9.15(b), Parent shall, as promptly as practicable, advise Weyerhaeuser and WRECO orally and in writing of the receipt of any Parent Acquisition Proposal after the date hereof, the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal. Parent shall keep Weyerhaeuser and WRECO reasonably informed of any material developments with respect to any such Parent Acquisition Proposal (including any material changes thereto).

(d) Nothing contained in this Section 9.15 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if its Board of Directors (after consultation with its outside counsel) determines that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit its Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 9.15(b).

SECTION 9.16. Covenants of Weyerhaeuser Regarding Non-Solicitation. Weyerhaeuser shall not, and shall not authorize or permit any of the Weyerhaeuser Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to an REB Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any REB Acquisition Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any REB Acquisition Proposal. Weyerhaeuser shall, and shall cause the Weyerhaeuser Subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any REB Acquisition Proposal.

SECTION 9.17. Intended Tax Treatment; Tax Matters. (a) For United States Federal income Tax purposes, it is intended that (i) the WRECO Spin and the Distribution will each qualify as tax-free under Section 355 of the Code, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iv) with respect to the Merger, WRECO, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code (the qualifications and other matters referred to in clauses (i) through (iv), collectively, the “Intended Tax Treatment”). The parties hereto shall cooperate with each other and use commercially reasonable efforts to cause the Intended Tax Treatment to be obtained, including (1) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (2) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the Transactions to such party or its stockholders) and (3) using commercially reasonable efforts to obtain the opinions referred to in Sections 10.02(e) and 10.03(f), including by executing customary letters of representation.

(b) Weyerhaeuser and WRECO, on the one hand, and Parent, on the other hand, shall cooperate with each other in obtaining, and shall use all their respective commercially reasonable efforts to obtain, the Weyerhaeuser Merger Tax Opinion and the Parent Merger Tax Opinion in form and substance reasonably satisfactory to Weyerhaeuser and Parent, respectively.

SECTION 9.18. Replacement of Guarantees. At or as soon as practicable following the Closing, Parent shall provide, or cause a Parent Subsidiary to provide, replacement Guarantees with respect to each of the Guarantees set forth in Section 9.18 of the Weyerhaeuser Disclosure Letter and each other Guarantee issued prior to the Effective Time with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed by Weyerhaeuser or any Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) for the benefit of WRECO or any WRECO Subsidiary or with respect to any REB Liability or the Real Estate Business, in each case in form and substance reasonably satisfactory to Weyerhaeuser and the respective banks, insurance companies or other counterparties. Weyerhaeuser, WRECO and Parent shall cooperate to obtain any necessary release of such Guarantees issued by Weyerhaeuser or any Weyerhaeuser Subsidiary in form and substance reasonably satisfactory to Weyerhaeuser and Parent. In the event that any such Guarantees are not replaced at the Closing, Parent shall reimburse Weyerhaeuser for any interest or other expenses paid by Weyerhaeuser or any Weyerhaeuser Subsidiary on or after the Closing Date with respect thereto.

SECTION 9.19. Sole Shareholder Approvals. Immediately following the execution of this Agreement, (a) Parent, as the sole shareholder of Merger Sub, shall execute and deliver a written consent approving this Agreement and the Plan of Merger and (b) Weyerhaeuser shall cause WNR, as the sole shareholder of WRECO, to execute and deliver a written consent approving this Agreement and the Plan of Merger, in each case in accordance with the WBCA.

SECTION 9.20. Timing of Transfer and Assumption of Transferred Excluded Assets and Assumed Excluded Liabilities. (a) Subject to Section 9.20(b), Weyerhaeuser may, in

its sole discretion, elect to cause (i) WRECO and the WRECO Subsidiaries to transfer some or all of the Transferred Excluded Assets to Weyerhaeuser or a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) or to assume, or cause a Weyerhaeuser Subsidiary (other than WRECO and the WRECO Subsidiaries) to assume, some or all of the Assumed Excluded Liabilities, in each case at any time prior to close of business on the Business Day immediately preceding the REB Transfer Time and (ii) any such transfer to be effected as a distribution by WRECO to WNR or as a repayment by WRECO of a portion of the Intercompany Debt outstanding at such time.

(b) It is the intent of the parties hereto that, subject to the terms of this Agreement and the other Transaction Documents, the transfer of the Transferred Excluded Assets and the assumption of the Assumed Excluded Liabilities shall be structured in such a way that such transfers and assumptions shall neither benefit nor burden Parent and the Surviving Corporation.

SECTION 9.21. Governance Matters. (a) Each of Weyerhaeuser, WRECO, Parent and Merger Sub shall take all actions necessary to cause the matters set forth on Exhibit D hereto to occur on the Closing Date.

(b) Prior to the Effective Time, Parent shall confer with Weyerhaeuser regarding Parent’s selection of individuals to serve as the executive officers and senior management personnel of Parent and the Parent Subsidiaries, including the Surviving Corporation, from and after the Closing Date.

SECTION 9.22. Revolving Credit Facility. Prior to the Distribution Date, (a) WRECO shall repay in full any outstanding loans made to WRECO under the Revolving Credit Facility and any accrued and unpaid interest thereon and (b) Weyerhaeuser shall take all actions necessary to terminate the status of WRECO as a borrower under the Revolving Credit Facility, effective at or prior to the REB Transfer Time.

SECTION 9.23. Non-Solicitation of Employees. For a period of two years following the Effective Time, without the prior written consent of Parent, Weyerhaeuser will not, and will not permit any Weyerhaeuser Subsidiary to, directly or indirectly, employ or attempt to employ any employee of WRECO or any WRECO Subsidiary or solicit or induce any employee of WRECO or any WRECO Subsidiary to terminate such person’s employment with WRECO or such WRECO Subsidiary. For a period of two years from the Effective Time, without the prior written consent of Weyerhaeuser, Parent will not, and will not permit any Parent Subsidiary to, directly or indirectly, employ or attempt to employ any employee of Weyerhaeuser or any Weyerhaeuser Subsidiary or solicit or induce any employee of Weyerhaeuser or any Weyerhaeuser Subsidiary to terminate such person’s employment with Weyerhaeuser or such Weyerhaeuser Subsidiary. For the purposes of this Section 9.23, the placement of “help wanted” advertisements, postings on internet job sites and searches by employment search companies that are not specifically targeting employees of the other party or its Subsidiaries shall not result in a violation of this Section 9.23.

SECTION 9.24. Enforcement of Confidentiality Agreements. For a period of two years following the Effective Time, Weyerhaeuser shall not, and shall not permit any

Weyerhaeuser Subsidiary to, waive or amend any confidentiality agreement between Weyerhaeuser or any Weyerhaeuser Subsidiary, on the one hand, and any third Person (other than Parent and its Affiliates), on the other hand, to the extent such waiver or amendment adversely affects the confidentiality of information related to the Real Estate Business. At Parent’s written request, Weyerhaeuser shall, and shall cause each Weyerhaeuser Subsidiary to, use commercially reasonable efforts to enforce in accordance with its terms any confidentiality agreement between Weyerhaeuser or any Weyerhaeuser Subsidiary, on the one hand, and any third Person (other than Parent and its Affiliates), on the other hand, to the extent such agreement protects the confidentiality of information related to the Real Estate Business. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary shall be obligated to expend any money in connection with this Section 9.24 unless the necessary funds are advanced by Parent, other than reasonable out-of-pocket expenses, which shall be promptly reimbursed by Parent.

SECTION 9.25. New WRECO Audited Financial Statements. As promptly as practicable (but in no event more than 45 days) following the date hereof, Weyerhaeuser shall deliver to Parent (i) audited consolidated balance sheets of WRECO as of December 31, 2012 and 2011 (together with the notes thereto, the “New Audited WRECO Balance Sheets”) and the related audited consolidated statements of operations, changes in equity and cash flows for the years then ended (together with the notes thereto and the New Audited WRECO Balance Sheets, the “New Audited WRECO Financial Statements”), (ii) an audit report on the New Audited WRECO Financial Statements and (iii) a schedule showing any adjustments to the Existing Audited WRECO Financial Statements that were made in connection with the preparation of the New Audited WRECO Financial Statements.

SECTION 9.26. Cooperation with respect to Quarterly Reports. Following the Distribution Date, Weyerhaeuser shall cooperate, and shall request its independent accountants to cooperate, with Parent in providing information relating to the Real Estate Business for the preparation of any reports that are required to be filed by Parent with the SEC pursuant to Section 13 or 15(d) of the Exchange Act with respect to any fiscal quarter up to and including the fourth complete fiscal quarter following the Distribution Date. Notwithstanding anything to the contrary in the Transaction Documents, Parent shall pay all fees and expenses of Weyerhaeuser’s independent accountants and Weyerhaeuser’s reasonable expenses in connection with the preparation of such reports. Parent and WRECO, jointly and severally, shall indemnify, defend and hold harmless Weyerhaeuser from and against any and all Losses, under the Exchange Act or otherwise, in connection with such quarterly reports.

SECTION 9.27. Section 336(e) Election. Weyerhaeuser shall, and shall cause WNR to, enter into a binding agreement with WRECO to make a protective election under Section 336(e) of the Code jointly with Weyerhaeuser or WNR, as the case may be, and Parent shall cooperate with respect to such election or elections. Any such election shall be made in compliance with the requirements set forth in Treasury Regulation Section 1.336-2, and shall be specified as a protective election in compliance with Treasury Regulation Section 1.336-2(j).

SECTION 9.28. Transition Services Agreement. In the event that Parent determines in its reasonable discretion, after consultation with Weyerhaeuser, that any temporary transition services are needed from Weyerhaeuser or any Weyerhaeuser Subsidiary (other than

WRECO or any WRECO Subsidiary) in order to effect an orderly transition of the Real Estate Business after the Closing, Parent and Weyerhaeuser shall negotiate in good faith the terms and conditions of a transition services agreement providing for Weyerhaeuser and the Weyerhaeuser Subsidiaries to deliver, for a period of up to three months, corporate-level services that are currently provided by Weyerhaeuser and the Weyerhaeuser Subsidiaries (other than WRECO and the WRECO Subsidiaries) to the Real Estate Business and that the parties determine to be reasonably necessary to effect an orderly transition of the Real Estate Business, except that the transition services agreement shall not include any insurance, legal, tax, accounting or treasury support services. Subject to the foregoing, the terms and conditions of such transition services agreement, including the fees payable thereunder, shall be in a form reasonably acceptable to Parent and Weyerhaeuser.

ARTICLE X

Conditions Precedent

SECTION 10.01. Conditions to Each Party’s Obligation To Effect the Transactions. The obligations of Weyerhaeuser and WRECO to effect the REB Transfers, the WRECO Spin, the Distribution and the Merger and the obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a) the Parent Stockholder Approval shall have been obtained;

(b) any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and any Governmental Approvals under any other Review Law, the absence of which would prohibit the consummation of the Transactions, shall have been obtained or made;

(c) no court of competent jurisdiction or other Governmental Entity shall have issued a Judgment or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions;

(d) the Registration Statements, to the extent required, shall have become effective under the Securities Act and the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order;

(e) the shares of Parent Common Stock to be issued in the Merger and upon exercise of the Parent Equity Awards from time to time shall have been approved for quotation on the NYSE, subject to official notice of issuance; and

(f) WRECO shall have entered into the New Debt Agreements in accordance with and subject to the terms of this Agreement providing for the New Debt in an aggregate principal amount of not less than the New Debt Amount and shall have received the net proceeds thereof.

SECTION 10.02. Conditions to Obligations of Weyerhaeuser and WRECO. The obligations of Weyerhaeuser and WRECO to effect the REB Transfers, the WRECO Spin, the Distribution and the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Sections 6.01(a), 6.03, 6.04(a) and 6.05 shall be true and correct, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Weyerhaeuser shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Sections 10.02(a) and 10.02(b);

(d) since the date hereof there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(e) Weyerhaeuser shall have received written opinions from Covington & Burling LLP to the effect that (i) the WRECO Spin will qualify as a tax-free transaction under Section 355 of the Code, (ii) the Distribution will qualify as a tax-free transaction under Section 355 of the Code and (iii) the Merger will qualify as a tax-free reorganization under Section 368 of the Code (the “Weyerhaeuser Merger Tax Opinion”); it being understood that in rendering such opinions such tax counsel shall be entitled to rely upon customary representations and covenants provided by the relevant parties;

(f) Parent and Merger Sub shall have executed and delivered to Weyerhaeuser and WRECO each of the other Transaction Documents to which Parent or Merger Sub (or any of their respective Subsidiaries) is a party; and

(g) in the case of the REB Transfers, the WRECO Spin and the Distribution, if Weyerhaeuser has delivered the Weyerhaeuser Closing Confirmation to Parent and Merger Sub, then Weyerhaeuser shall have received the Parent Closing Confirmation.

SECTION 10.03. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of Weyerhaeuser and WRECO set forth in Sections 7.01(a), 7.03 and 7.04 shall be true and correct, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (ii) all other representations and warranties of Weyerhaeuser and WRECO set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “REB Material Adverse Effect” and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that would not, individually or in the aggregate, reasonably be expected to have an REB Material Adverse Effect;

(b) each of Weyerhaeuser and WRECO shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received certificates signed on behalf of each of Weyerhaeuser and WRECO by an executive officer of Weyerhaeuser and WRECO, respectively, certifying the satisfaction by Weyerhaeuser and WRECO, respectively, of the conditions set forth in Sections 10.03(a) and 10.03(b);

(d) since the date hereof there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an REB Material Adverse Effect;

(e) Weyerhaeuser and WRECO shall have executed and delivered to Parent and Merger Sub each of the other Transaction Documents to which Weyerhaeuser or WRECO (or any of their respective Subsidiaries) is a party; and

(f) Parent shall have received a written opinion from Gibson, Dunn & Crutcher LLP to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code (the “Parent Merger Tax Opinion”); it being understood that in rendering such opinion such counsel shall be entitled to rely upon customary representations and covenants provided by the relevant parties.

SECTION 10.04. Additional Conditions to Each Party’s Obligation To Effect the Merger. The obligations of Weyerhaeuser, WRECO, Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a) the REB Transfers and the WRECO Spin shall have been consummated in accordance with and subject to the terms of this Agreement; and

(b) the Distribution shall have been consummated in accordance with and subject to the terms of this Agreement.

ARTICLE XI

Termination, Amendment and Waiver

SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of each party hereto;

(b) by either Weyerhaeuser or Parent:

(i) if the Effective Time has not occurred on or before the date that is 12 months after the date hereof, unless the failure to consummate the Transactions is the result of a material breach of any Transaction Document by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final Judgment restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(ii) if the Parent Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting;

(iii) if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and any such Judgment shall have become final and non-appealable; or

(iv) if any Governmental Entity shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

(c) by Weyerhaeuser:

(i) if Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.02(a) or 10.02(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach, unless Weyerhaeuser or WRECO is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or

(ii) if the Board of Directors of Parent makes an Adverse Recommendation Change; or

(d) by Parent, if Weyerhaeuser or WRECO breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.03(a) or 10.03(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to Weyerhaeuser of such breach, unless Parent or Merger Sub is then in material breach of any representation, warranty or covenant contained in any Transaction Document.

SECTION 11.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, WRECO, Parent and Merger Sub, other than Sections 6.19, 7.17, 9.03(e), 9.10, 9.14(b), 11.03 and 11.04, this Section 11.02 and Article XIII, which provisions shall survive such termination. Notwithstanding the foregoing, but subject to Section 11.04, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.

SECTION 11.03. Termination Fees. (a) If:

(i) Weyerhaeuser terminates this Agreement pursuant to Section 11.01(c)(ii); or

(ii) either Parent or Weyerhaeuser terminates this Agreement pursuant to Section 11.01(b)(ii) or pursuant to Section 11.01(b)(i) in circumstances where the Parent Stockholder Approval has not been obtained at the Parent Stockholders’ Meeting, and (A) (1) in the case of a termination of this Agreement pursuant to Section 11.01(b)(i), a Parent Acquisition Proposal has been made prior to the Parent Stockholders’ Meeting and not withdrawn more than five days prior to the vote of the holders of Parent Common Stock or (2) in the case of a termination of this Agreement pursuant to Section 11.01(b)(ii), a Parent Acquisition Proposal has been made that is either publicly disclosed or otherwise becomes publicly known prior to or at the time of the Parent Stockholders’ Meeting and that is not withdrawn more than five days prior to the vote of the holders of Parent Common Stock and (B) Parent enters into an agreement with respect to any Parent Acquisition Proposal, or any Parent Acquisition Proposal is consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement, then in any such case Parent shall pay to Weyerhaeuser $20,000,000, less any amounts paid by Parent to Weyerhaeuser pursuant to Section 11.03(b)) (the “Parent Termination Fee”) in immediately available funds to an account designated by Weyerhaeuser. Such payment shall be due (x) in the case of a termination specified in clause (i), within five Business Days after written notice of termination by Weyerhaeuser or (y) in the case of a termination specified in clause (ii), at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to therein. Parent shall not be obligated to make more than one payment pursuant to this Section 11.03(a).

(b) If a Parent Termination Fee is payable pursuant to Section 11.03(a) or if this Agreement is terminated by either Parent or Weyerhaeuser pursuant to Section 11.01(b)(ii) or pursuant to Section 11.01(b)(i) in circumstances where the Parent Stockholder Approval has not been obtained at the Parent Stockholders’ Meeting, then Parent shall reimburse Weyerhaeuser for its out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions and not otherwise reimbursed pursuant to Section 9.14(b). Such reimbursement shall be paid (i) concurrently with payment of the Parent Termination Fee, if a Parent Termination Fee is payable pursuant to Section 11.03(a) or (ii) if this Agreement is terminated pursuant to Section 11.01(b)(ii) or pursuant to Section 11.01(b)(i) in circumstances where the Parent Stockholder Approval has not been obtained at the Parent Stockholders’ Meeting, prior to the termination of this Agreement by Parent or within five Business Days after written notice of termination by Weyerhaeuser, as the case may be. Parent shall not be obligated to pay any amounts in excess of $10,000,000 pursuant to this Section 11.03(b).

SECTION 11.04. Effect of Termination Fee Payment. The parties hereto agree that if Parent pays to Weyerhaeuser the amounts required by Sections 11.03(a) and 11.03(b) as a result of the occurrence of any of the events referenced in Section 11.03(a) or 11.03(b), Weyerhaeuser and WRECO shall have no other remedy for monetary damages for any breach of this Agreement by Parent or Merger Sub, except as set forth in Section 9.14(b).

SECTION 11.05. Amendment. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

SECTION 11.06. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 11.07. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 11.01, an amendment of this Agreement pursuant to Section 11.05 or an extension or waiver pursuant to Section 11.06 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors. After the Parent Stockholder Approval has been obtained, any amendment of this Agreement pursuant to Section 11.05 that by Law requires further approval by the stockholders of Parent shall be effective only with the approval of such stockholders. After the consummation of the Distribution, any amendment of this Agreement pursuant to Section 11.05 that by Law requires further approval by the shareholders of WRECO shall be effective only with the approval of such shareholders.

ARTICLE XII

Indemnification

SECTION 12.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 12.01(c), effective as of the Distribution Date, WRECO does hereby, for itself and each WRECO Subsidiary and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge Weyerhaeuser, the Weyerhaeuser Subsidiaries and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the REB Transfers, the WRECO Spin and the Distribution.

(b) Except as provided in Section 12.01(c), effective as of the Distribution Date, Weyerhaeuser does hereby, for itself and each Weyerhaeuser Subsidiary and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge WRECO, the WRECO Subsidiaries and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the REB Transfers, the WRECO Spin and the Distribution.

(c) Nothing contained in Section 12.01(a) or 12.01(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document or any Contracts that are specified in Section 1.07(b) not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 12.01(a) or 12.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among Weyerhaeuser and the Weyerhaeuser Subsidiaries or WRECO and the WRECO Subsidiaries and their respective Affiliates that is specified in Section 1.07(b) not to terminate as of the Distribution Date;

(ii) any Liability assumed, transferred, assigned or allocated to a party, its Subsidiaries or its Affiliates in accordance with, or any other Liability of a party, its Subsidiaries or its Affiliates under, this Agreement or any other Transaction Document;

(iii) any Liability that the parties may have with respect to indemnification pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article XII and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 12.01.

(d) WRECO shall not, and shall not permit any WRECO Subsidiary to, and, after the Effective Time, shall not permit Parent or any Parent Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Weyerhaeuser or any Weyerhaeuser Subsidiary, or any other Person released pursuant to Section 12.01(a), with respect to any Liabilities released pursuant to Section 12.01(a). Weyerhaeuser shall not, and shall not permit any Weyerhaeuser Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against WRECO or any WRECO Subsidiary or any other Person released pursuant to Section 12.01(b), with respect to any Liabilities released pursuant to Section 12.01(b).

(e) At any time, at the request of any other party hereto, each of the parties hereto shall cause each of its respective Subsidiaries and Affiliates to execute and deliver releases reflecting the provisions of this Section 12.01.

SECTION 12.02. Indemnification by Weyerhaeuser. From and after the Distribution Date, Weyerhaeuser shall indemnify, defend and hold harmless WRECO, each WRECO Subsidiary and each of their Affiliates (including Parent and the Parent Subsidiaries after the Effective Time) and their respective Representatives (collectively, the “WRECO Indemnitees”) from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages whether based on contract, tort, strict liability, other Law or otherwise) or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(a) any Excluded Liability;

(b) any Liability (including any third party claim) imposed on, sustained, incurred or suffered by any of the WRECO Indemnitees arising out of or relating solely to the Weyerhaeuser Business or the assets of the Weyerhaeuser Business, whether occurring, arising, existing or asserted before, on or after the Distribution Date (other than any REB Liability); and

(c) any fees, expenses or other payments incurred or owed by Weyerhaeuser to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the Transactions, except to the extent set forth in Section 9.10.

SECTION 12.03. Indemnification by Parent and WRECO. From and after the Distribution Date, WRECO shall, and from and after the Effective Time, Parent shall, jointly and severally with WRECO, indemnify, defend and hold harmless Weyerhaeuser, each Weyerhaeuser Subsidiary and each of their Affiliates and their respective Representatives (collectively, the “Weyerhaeuser Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a) any REB Liability;

(b) any Guarantee issued by any of the Weyerhaeuser Indemnitees for the benefit of WRECO or any WRECO Subsidiary or with respect to any REB Liability or the Real Estate Business;

(c) any Liability (including any third party claim) imposed on, sustained, incurred or suffered by any of the Weyerhaeuser Indemnitees arising out of or relating solely to the Real Estate Business or the REB Assets, whether occurring, arising, existing or asserted before, on or after the Distribution Date (other than any Excluded Liability);

(d) any claim that any action taken or omission by WRECO or any WRECO Subsidiary or any of their respective Affiliates on or after the Distribution Date with respect to any WRECO Employee gives rise to any severance or other similar benefits with respect to, or constitutes an actual or constructive termination or severance of employment of, any WRECO Employee;

(e) any discontinuance, suspension or modification by WRECO or any WRECO Subsidiary or any of their respective Affiliates on or after the Distribution Date of any Weyerhaeuser REB Benefit Plan or WRECO Benefit Plan; and

(f) any claim related to any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by WRECO or any WRECO Subsidiary or any of their respective Affiliates on or after the Distribution Date (other than any Excluded Liability).

SECTION 12.04. Indemnification Procedures. (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 12.02 or 12.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XII, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defense of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defense in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except as contemplated by the following sentence) and participate in the defense of the Third Party Claim, (iii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in the case each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defense of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages. Each party shall use commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent.

(b) Procedures for Non-Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 12.05. Indemnification as Sole and Exclusive Remedy. Subject to Section 12.07(a), Weyerhaeuser, WRECO and Parent acknowledge and agree that, following the consummation of the Distribution, Weyerhaeuser’s, WRECO’s, and Parent’s sole and exclusive remedy with respect to any and all claims relating to Article I or II, the Real Estate Business, the

REB Assets, the Excluded Assets, the REB Liabilities, the Excluded Liabilities, the REB Transfers, the WRECO Spin or the Distribution shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing and subject to the indemnification provisions set forth in this Article XII, Weyerhaeuser, WRECO and Parent hereby waive, from and after the Distribution Date, any and all rights, claims and causes of action Weyerhaeuser or any other Weyerhaeuser Indemnitee, on the one hand, and Parent, WRECO or any other WRECO Indemnitee, on the other hand, may have against Parent, WRECO or any of their respective Affiliates or, respectively, Weyerhaeuser or any of its Affiliates, or their respective Representatives arising under or based upon any Law or otherwise (including with respect to environmental matters generally and any matters under Environmental Laws). This Section 12.05 will not apply to any breach following the Distribution Date of any other Section of this Agreement or the Tax Sharing Agreement.

SECTION 12.06. Calculation of Indemnity Payments. (a) The amount of any Loss for which indemnification is provided under this Article XII shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss.

(b) An Indemnifying Party is authorized, in connection with payment of any Loss for which indemnification may be sought by an Indemnified Party under this Article XII, to set off and apply any and all payments due to such Indemnifying Party under Article V or this Article XII against any of and all of the obligations of the Indemnifying Party to such Indemnified Party under this Article XII. The rights of the Indemnifying Party under this Section 12.06(b) are in addition (but without duplication) to other rights and remedies (including other rights of set-off) which such Indemnifying Party may have.

SECTION 12.07. Additional Matters. (a) Notwithstanding anything to the contrary in this Agreement, indemnification for Tax matters shall be governed solely and exclusively by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article XII.

(b) In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, except to the extent that such damages are actually payable by the Indemnified Party in connection with a Third Party Claim.

ARTICLE XIII

General Provisions

SECTION 13.01. Nonsurvival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than those in the Tax Sharing Agreement), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, and all parties shall be released from all Liabilities thereunder, including with respect to any inaccuracy or breach thereof, effective as of the Effective Time. None of the agreements or covenants set forth in Article VIII and Sections 9.01,

9.02, 9.03(a), 9.04, 9.05(a), 9.05(c), 9.11, 9.12, 9.13, 9.14, 9.15, 9.16, 9.20, 9.21(b), 9.22 and 9.25, or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, and all parties shall be released from all Liabilities thereunder, including with respect to any breach thereof, effective as of the Effective Time.

SECTION 13.02. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser or WRECO, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to Parent or Merger Sub, to:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, CA 92612

Attention: Doug Bauer

Facsimile: (949) 478-8601

Email: Doug.Bauer@TriPointeHomes.com

with a copy to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: Michael Flynn

Facsimile: (949) 475-4774

Email: mflynn@gibsondunn.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 13.02.

SECTION 13.03. Definitions. For purposes of this Agreement:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means the REB Transfer Documents and the Tax Sharing Agreement.

“Average Parent Distribution Price” shall mean the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Parent Common Stock on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the last trading day immediately prior to the Distribution Date.

“Average Weyerhaeuser Pre-Distribution Price” means the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Weyerhaeuser Common Shares on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the last trading day immediately prior to (i) the date on which the Weyerhaeuser Common Shares begin to trade ex-dividend with respect to the Distribution (if the Distribution is effected in whole as a pro rata dividend) or (ii) the Distribution Date (if the Distribution is effected in whole or in part as an exchange offer).

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the Laws of the State of Washington or in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Consent” means any consent, waiver or approval from, or notification requirement to, any third party.

“Contract” means any contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, option for the purchase of real property, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

“Coyote Springs Excluded Assets” means (i) all equity interests in Pardee Coyote and all assets of Pardee Coyote and (ii) all assets listed or described in Item 2 of Section 1.03(b)(iv) of the Weyerhaeuser Disclosure Letter.

“Development Reimbursements” means any right, title or interest of Weyerhaeuser or any Weyerhaeuser Subsidiary to any reimbursement, incentive payment or other monetary remuneration from any third party (including any Governmental Entity) arising solely or primarily out of the ownership, use or development of the REB Owned Real Property or the REB Optioned Real Property.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Distribution Date” means (i) if the Distribution is effected in whole as a pro rata dividend, the date on which the issued and outstanding WRECO Common Shares are distributed to the holders of Weyerhaeuser Common Shares pursuant to a pro rata dividend and (ii) if the Distribution is effected in whole or in part as an exchange offer as provided in Section 2.03(c), the date on which the validly tendered Eligible Shares are accepted for payment.

“dollars” or “$” means lawful money of the United States of America.

“Effect” has the meaning given to such term in the definition of “Parent Material Adverse Effect” in this Section 13.03.

“Eligible Holders” means (i) to the extent that the Distribution is effected as a pro rata dividend, (A) the holders of record of Weyerhaeuser Common Shares on the Record Date (after giving effect to any exchange offer forming part of the Distribution pursuant to which validly tendered Eligible Shares are accepted for payment immediately prior to the Record Date) and (B) if the Distribution is effected in whole as a pro rata dividend and if and to the extent determined by Weyerhaeuser, the holders of record on the Distribution Date of any Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date or (ii) to the extent that the Distribution is effected as an exchange offer, the holders of Eligible Shares validly tendered and not withdrawn pursuant to an exchange offer as provided in Section 2.03(c).

“Eligible Shares” means (i) to the extent that the Distribution is effected as a pro rata dividend, (A) the Weyerhaeuser Common Shares outstanding on the Record Date and (B) if the Distribution is effected in whole as a pro rata dividend and if and to the extent determined by Weyerhaeuser, the Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date or (ii) to the extent that the Distribution is effected as an exchange offer, the Weyerhaeuser Common Shares outstanding and eligible to accept the exchange offer.

“Employee Benefit Plan” means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, salary continuation, life, death benefit, health, medical, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement, arrangement or understanding, including any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not legally binding or subject to the Laws of the United States).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, proceedings or written notices of non-compliance, violation or liability by or from any Person alleging Liability of whatever kind of nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental or third party response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the failure to comply with any Environmental Law.

“Environmental Laws” means all applicable Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health.

“Environmental Liabilities” means all Liabilities relating to or in respect of environmental, health or safety matters, including (i) the compliance or noncompliance with Environmental Laws, (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials, (iii) the offsite transportation, storage, treatment, disposal or arrangement for disposal of Hazardous Materials and (iv) any other obligations, liabilities, costs or commitments relating to Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.

“Environmental Permit” means any Governmental Approval to be obtained or made pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.297.

“Financing Sources” means each Person (other than the parties hereto) who is (or becomes) party to the New Debt Commitment Letter or who agrees to provide or arrange all or any portion of the New Debt pursuant to the New Debt Commitment Letter, together with their respective Affiliates and the successors and assigns of any of the foregoing.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Governmental Approval” means any consent, approval, license, permit, order or authorization obtained or to be obtained from, or any registration, declaration or filing made or to be made with, any Governmental Entity.

“Governmental Entity” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

“Guarantee” means any guarantee, letter of credit, surety bond, credit support arrangement or other assurance of payment.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all intellectual property rights, including Registered Intellectual Property, trademarks, trade names, brand names, service marks, domain names, logos, slogans, trade styles, trade dress and other indicia or origin, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, plans, specifications, data, inventions and discoveries (whether or not patentable and reduced to practice), improvements, confidential or proprietary information, customer data, and all rights with respect to any of the foregoing.

“Intercompany Debt” means all indebtedness of WRECO subject to the Amended and Restated Promissory Note of WRECO dated as of January 1, 2012 or any supplemental or replacement promissory note or any other Contract between WRECO and WNR with respect to borrowings by WRECO from WNR. As of the date of the Interim WRECO Balance Sheet, the aggregate principal amount of Intercompany Debt outstanding was approximately $832,198,000 and the per annum interest rate applicable to the Intercompany Debt was LIBOR plus 1.70%.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Entity.

“knowledge of Parent” means the actual knowledge of the persons set forth in Section 13.03 of the Parent Disclosure Letter.

“knowledge of Weyerhaeuser” means the actual knowledge of the persons set forth in Section 13.03 of the Weyerhaeuser Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, rule or regulation issued, promulgated or entered into by or with any Governmental Entity.

“LIBOR” means the 30-day Eurodollar Rate as referenced by the British Bankers Association or any successor thereto.

“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Option Exchange Ratio” means a fraction, the numerator of which is the Average Weyerhaeuser Pre-Distribution Price and the denominator of which is the Average Parent Distribution Price.

“Pardee Coyote” means Pardee Coyote Holdings I, LLC.

“Parent Acquisition Proposal” means any bona fide proposal by a third party with respect to any merger, share exchange, amalgamation, arrangement, takeover bid, sale of assets representing more than 15% of the book value (on a consolidated basis) of Parent’s total assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of more than 15% of the shares of Parent Common Stock then outstanding or substantially similar transactions involving Parent or any material Parent Subsidiary, or a proposal to do so, excluding the Merger. For purposes of Section 11.03(a)(ii)(B) only, each reference in this definition to 15% shall be deemed to be 35%.

“Parent Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any Parent Subsidiary as of immediately prior to the Effective Time, or in respect of which Parent or any Parent Subsidiary would reasonably be expected to have any liability.

“Parent Business” means the business, operations and affairs of Parent and the Parent Subsidiaries, taken as a whole.

“Parent Employee” means any current or former director, officer, manager or employee of Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that has been or would reasonably be likely to be material and adverse to (i) the Parent Business or the assets, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than an Effect relating to (A) the economy generally (including changes in mortgage interest rates), (B) the industries in which Parent or the Parent Business operates generally (including changes in prices for raw materials or construction materials and changes in the availability of mortgage financing), (C) the financial, securities and currency markets generally, (D) changes in Law (including changes in the treatment of mortgage interest under Laws relating to Taxes) or GAAP (or authoritative interpretation thereof), (E) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that Parent or the Parent Business is adversely effected in a disproportionate manner relative to other participants in the industries in which Parent or the Parent Business operates and (F) other than for purposes of Section 6.06, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof or (ii) the ability of Parent and Merger Sub to perform their obligations under the Transaction Documents or consummate the Transactions.

“Parent Option” means an option to purchase a share of Parent Common Stock granted pursuant to the Parent Stock Plan.

“Parent Stock Plan” means the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan.

“Parent Subsidiary” means each Subsidiary of Parent, including Merger Sub and, after the Effective Time, WRECO and the WRECO Subsidiaries.

“Parent Superior Proposal” means any bona fide proposal by a third party to acquire, directly or indirectly, assets representing more than 50% of the book value (on a consolidated basis) of Parent’s total assets or more than 50% of the outstanding shares of Parent Common Stock, whether by way of merger, share exchange, amalgamation, arrangement, takeover bid, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of Parent after consultation with its financial advisors and outside counsel (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, and (ii) would, if consummated in accordance with its terms, result in a transaction more favorable to the holders of Parent Common Stock, from a financial point of view, than the Transactions.

“Payment Amount” means $739,000,000.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Entity.

“Real Estate Business” means the real estate business of Weyerhaeuser, which business is currently conducted by WRECO and the WRECO Subsidiaries and set forth in the Interim WRECO Balance Sheet, other than the operations of Pardee Coyote, WRI and the Subsidiaries of WRI and any operations conducted with the Excluded Assets.

“REB Acquisition Proposal” means any bona fide proposal by a third party with respect to any merger, share exchange, amalgamation, arrangement, takeover bid, sale of assets representing more than 15% of the book value (on a consolidated basis) of the REB Assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of more than 15% of the WRECO Common Shares then outstanding or substantially similar transactions involving the Real Estate Business, or a proposal to do so, excluding the Merger.

“REB Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (i) the Real Estate Business or the assets, properties, condition (financial or otherwise) or results of operations of WRECO and the WRECO Subsidiaries, taken as a whole, other than an Effect relating to (A) the economy generally (including changes in mortgage interest rates), (B) the industries in which WRECO or the Real Estate Business operates generally (including changes in prices for raw materials or construction materials and changes in the availability of mortgage financing), (C) the financial, securities and currency markets generally, (D) changes in Law (including changes in the treatment of mortgage interest under Laws relating to Taxes) or GAAP (or authoritative interpretation thereof), (E) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that WRECO or the Real Estate Business is adversely effected in a disproportionate manner relative to other participants in the industries in which WRECO or the Real Estate Business operates and (F) other than for purposes of Section 7.05, the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof or (ii) the ability of Weyerhaeuser and WRECO to perform their obligations under the Transaction Documents or consummate the Transactions.

“Record Date” means the time and date to be determined by the Board of Directors of Weyerhaeuser as the record date for determining the holders of Weyerhaeuser Common Shares entitled to receive WRECO Common Shares in the Distribution if the Distribution is effected, in whole or in part, as a pro rata dividend.

“Records” means all books, records and other documents, including all Tax Records, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, billing records and sales and promotional literature, in all cases, in any form or medium.

“Registered Intellectual Property” means all patents and patent applications, registered trademarks and trademark applications, and service marks and registered copyrights and copyright applications.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Revolving Credit Facility” means the Revolving Credit Facility Agreement, dated as of September 11, 2013, among Weyerhaeuser and WRECO, as borrowers, the lenders, swing line banks and initial fronting banks named therein, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, CoBank, ACB, PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as documentation agents, and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., CoBank, ACB, PNC Capital Markets LLC, the Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, as lead arrangers and joint book runners.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Tax Records” has the meaning given to such term in the Tax Sharing Agreement.

“Tax Return” has the meaning given to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the tax sharing agreement, substantially in the form attached hereto as Exhibit E, to be entered into by Weyerhaeuser, Parent and WRECO on or prior to the Distribution Date.

“Taxes” or “Tax” has the meaning given to such term in the Tax Sharing Agreement.

“Taxing Authority” has the meaning given to such term in the Tax Sharing Agreement.

“Third Party Approval” means any consent, approval, license, permit, order or authorization obtained or to be obtained from, or any registration, declaration or filing made or to be made with, any third party (other than any Governmental Entity).

“Transaction Documents” means this Agreement, the Plan of Merger, the Ancillary Agreements, the New Debt Commitment Letter, the Voting Agreements and the Confidentiality Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the REB Transfers, the WRECO Spin, the Distribution and the Merger.

“Transfer Taxes” has the meaning given to such term in the Tax Sharing Agreement.

“WBCA” means the Business Corporation Act of the State of Washington, as amended.

“Weyerhaeuser Benefit Plan Shares” means, to the extent the Distribution is effected in the form of a pro rata dividend, the Weyerhaeuser Common Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date pursuant to any benefit plan (including any stock option plan, share unit arrangement or restricted stock arrangement) maintained by Weyerhaeuser to any director, officer or employee of Weyerhaeuser or the Weyerhaeuser Subsidiaries.

“Weyerhaeuser Business” means (i) the business and operations of Weyerhaeuser and the Weyerhaeuser Subsidiaries, other than the Real Estate Business and (ii) all other businesses and operations acquired or commenced by Weyerhaeuser or any Weyerhaeuser Subsidiary at any time after the Distribution Date.

“Weyerhaeuser Common Shares” means the common shares, par value $1.25 per share, of Weyerhaeuser.

“Weyerhaeuser Deferred Compensation Plan” means the Weyerhaeuser Company 2011 Deferred Compensation Plan.

“Weyerhaeuser Employee Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Weyerhaeuser or any Weyerhaeuser Subsidiary as of immediately prior to the REB Transfer Time.

“Weyerhaeuser REB Benefit Plan” means any Weyerhaeuser Employee Benefit Plan that provides compensation or benefits to any REB Employee (or any dependent or beneficiary thereof), other than any WRECO Benefit Plan.

“Weyerhaeuser Stock Plans” means the Weyerhaeuser Company 2013 Long-Term Incentive Plan, the Weyerhaeuser Company 2004 Long-Term Incentive Plan, the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan and the Weyerhaeuser Company 1992 Long-Term Incentive Compensation Plan.

“Weyerhaeuser Subsidiary” means each Subsidiary of Weyerhaeuser, including Pardee Coyote, WRI and each Subsidiary of WRI and, prior to the Distribution, WRECO and the WRECO Subsidiaries.

“WRECO Benefit Plan” means any Employee Benefit Plan (i) sponsored or maintained, or required to be sponsored or maintained, by WRECO or a WRECO Subsidiary as of immediately prior to the REB Transfer Time or (ii) that WRECO or a WRECO Subsidiary would be required to assume under applicable Law.

“WRECO Subsidiary” means each Subsidiary of WRECO, except for Pardee Coyote, WRI and any Subsidiary of WRI.

“WRI” means Weyerhaeuser Realty Investors, Inc., a Washington corporation.

SECTION 13.04. Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b) Any matter disclosed in any section of the Parent Disclosure Letter or the Weyerhaeuser Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Parent and Merger Sub or, as applicable, Weyerhaeuser and WRECO to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the text of such disclosure.

SECTION 13.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.

SECTION 13.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 13.07. Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties. (a) The Transaction Documents, taken together with the Parent Disclosure Letter and the Weyerhaeuser Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding the immediately preceding sentence, the last sentence of Section 13.11 shall be enforceable by the Financing Sources and, following the Effective Time, the provisions of Section 9.09 shall be enforceable by the specified beneficiaries thereof. In the event of any conflict between the provisions of this Agreement (including the Parent Disclosure Letter and the Weyerhaeuser Disclosure Letter and Annexes and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

(b) Weyerhaeuser acknowledges and agrees that, except for the representations and warranties contained in Article VI, neither Parent nor any Parent Subsidiary nor any other Person makes any representation or warranty, express or implied, with respect to Parent, the Parent Subsidiaries, the Parent Business or with respect to any information furnished, disclosed or otherwise made available to Weyerhaeuser or any of its Representatives in the course of their due diligence investigation of the Parent Business and the negotiation of this Agreement or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Parent nor any other Person shall be subject to any Liability or responsibility whatsoever to Weyerhaeuser or any of its Affiliates or any of their respective stockholders, controlling persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Weyerhaeuser or its Affiliates, stockholders, controlling persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

(c) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article VII, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary nor any other Person makes any representation or warranty, express or implied, with respect to Weyerhaeuser, the Weyerhaeuser Subsidiaries, WRECO, the WRECO Subsidiaries, the REB Assets, the REB Liabilities, the Excluded Assets, the Excluded Liabilities, the Real Estate Business or the Weyerhaeuser Business or with respect to any information furnished, disclosed or otherwise made available to Parent, Merger Sub or any of their respective

Representatives in the course of their due diligence investigation of the Real Estate Business and the negotiation of this Agreement or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Weyerhaeuser nor any other Person shall be subject to any Liability or responsibility whatsoever to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Weyerhaeuser’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

SECTION 13.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the provisions of the WBCA are mandatorily applicable to the Merger, in which case the Laws of the State of Washington shall govern.

SECTION 13.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 13.10. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 13.11. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Document or any Transaction. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Transactions, including with respect to any dispute arising out of or relating in any way to the New Debt Commitment Letter, the New Debt or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, (ii) agrees that all claims or causes of action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to the New Debt Commitment Letter, the New Debt or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, whether at law or in equity, whether in contract or in tort or otherwise, directly or indirectly arising out of or relating in any way to the New Debt Commitment Letter, the New Debt or the performance thereof or the financings contemplated thereby. The Financing Sources are intended third-party beneficiaries of this Section 13.11.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Weyerhaeuser, WRECO, Parent and Merger Sub has duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By
/s/ Patricia M. Bedient
Name:	Patricia M. Bedient
Title:	Executive Vice President and Chief Financial Officer

WEYERHAEUSER REAL ESTATE COMPANY,

By
/s/ Jeffrey W. Nitta
Name:	Jeffrey W. Nitta
Title:	Vice President and Treasurer

TRI POINTE HOMES, INC.,

By
/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Chief Executive Officer

TOPAZ ACQUISITION, INC.,

By
/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Chief Executive Officer

[Signature Page to Transaction Agreement]

Annex I

Glossary of Defined Terms

Term	Location
Accounting Firm	Section 5.03
Accrued Interest Amount	Section 1.01(c)
Accrued Vacation Days	Section 9.08(h)
Action	Section 13.03
Adjustment Amount	Section 5.05(a)
Adjustment Statement Principles	Section 5.05(b)
Adverse Recommendation Change	Section 9.15(b)
Affiliate	Section 13.03
Agent	Section 2.04(a)
Agreement	Preamble
Ancillary Agreements	Section 13.03
Articles of Merger	Section 3.03
Assumed Excluded Liabilities	Section 1.02(a)(iv)
Assumed REB Liabilities	Section 1.02(a)(ii)
Average Parent Distribution Price	Section 13.03
Average Weyerhaeuser Pre-Distribution Price	Section 13.03
Business Day	Section 13.03
Closing	Section 3.02
Closing Adjustment Statement	Section 5.02
Closing Date	Section 3.02
Code	Section 13.03
Confidentiality Agreement	Section 9.03(e)
Consent	Section 13.03
Continuation Period	Section 9.08(b)
Contract	Section 13.03
Controlled Group Liability	Section 13.03
Coyote Springs Excluded Assets	Section 13.03
Delayed Transfer Assets	Section 1.05(a)
Delayed Transfer Liabilities	Section 1.05(b)
Development Reimbursements	Section 13.03
DGCL	Section 13.03
Distribution	Recitals
Distribution Date	Section 13.03
dollars or $	Section 13.03
Effect	Section 13.03
Effective Time	Section 3.03
Eligible Holders	Section 13.03
Eligible Shares	Section 13.03
Employee Benefit Plan	Section 13.03
Environmental Claim	Section 13.03
Environmental Laws	Section 13.03

Term	Location
Environmental Liabilities	Section 13.03
Environmental Permit	Section 13.03
Equity Award Expense Amounts	Section 5.05(a)
ERISA	Section 13.03
Estimated Adjustment Amount	Section 5.01
Exchange Act	Section 13.03
Exchange Ratio	Section 13.03
Excluded Assets	Section 1.03(b)
Excluded Liabilities	Section 1.04(b)
Existing Audited WRECO Balance Sheets	Section 7.06(b)(i)
Existing Audited WRECO Financial Statements	Section 7.06(b)(i)
Financing Sources	Section 13.03
Form S-8	Section 9.08(p)
GAAP	Section 13.03
Governmental Approval	Section 13.03
Governmental Entity	Section 13.03
Guarantee	Section 13.03
Hazardous Materials	Section 13.03
HSR Act	Section 13.03
Indemnified Party	Section 12.04(a)
Indemnifying Party	Section 12.04(a)
Intellectual Property Rights	Section 13.03
Intended Tax Treatment	Section 9.17(a)
Intercompany Debt	Section 13.03
Interim WRECO Balance Sheet	Section 7.06(b)(i)
Interim WRECO Financial Statements	Section 7.06(b)(i)
IRS	Section 13.03
Judgment	Section 13.03
knowledge of Parent	Section 13.03
knowledge of Weyerhaeuser	Section 13.03
Law	Section 13.03
Liabilities	Section 1.04(a)
LIBOR	Section 13.03
Lien	Section 13.03
Losses	Section 12.02
Merger	Recitals
Merger Consideration	Section 4.02(a)
Merger Sub	Preamble
Net Cash Amount	Section 5.05(a)
New 401(k) Plan	Section 9.08(g)(i)
New Audited WRECO Balance Sheets	Section 9.25
New Audited WRECO Financial Statements	Section 9.25
New Debt	Section 1.01(a)

Term	Location
New Debt Agreements	Section 1.01(a)
New Debt Amount	Section 1.01(a)
New Debt Commitment Letter	Recitals
New Flexible Spending Account Plan	Section 9.08(i)
New Welfare Plans	Section 9.08(f)(i)
Notice of Disagreement	Section 5.03
Notice of Parent Superior Proposal	Section 9.15(b)
NYSE	Section 13.03
Option Exchange Ratio	Section 13.03
Pardee Coyote	Section 13.03
Parent	Preamble
Parent 401(k) Plan	Section 6.11(c)
Parent Acquisition Proposal	Section 13.03
Parent Balance Sheet	Section 6.07(c)
Parent Benefit Plan	Section 13.03
Parent Business	Section 13.03
Parent Capitalization Date	Section 6.03(i)
Parent Closing Confirmation	Section 2.05(c)
Parent Common Stock	Section 4.01(b)
Parent Disclosure Letter	Article VI
Parent Employee	Section 13.03
Parent Equity Awards	Section 9.07(d)
Parent Financial Statements	Section 6.07(b)
Parent Form S-4	Section 9.01
Parent Leased Real Property	Section 6.15(c)
Parent Material Adverse Effect	Section 13.03
Parent Material Contract	Section 6.17(a)
Parent Merger Tax Opinion	Section 10.03(f)
Parent Multiemployer Pension Plan	Section 6.11(g)
Parent Option	Section 13.03
Parent Optioned Real Property	Section 6.15(b)
Parent Owned Real Property	Section 6.15(a)
Parent Pension Plan	Section 6.11(f)
Parent Permitted Liens	Section 6.15(a)
Parent Preferred Stock	Section 6.03
Parent Registered Intellectual Property	Section 6.16(a)
Parent SEC Documents	Section 6.07(a)
Parent Securities	Section 6.03
Parent Stockholder Approval	Section 6.05(c)
Parent Stockholders’ Meeting	Section 9.02
Parent Stock Plan	Section 13.03
Parent Subsidiary	Section 13.03
Parent Superior Proposal	Section 13.03

Term	Location
Parent Termination Fee	Section 11.03(a)(iii)
Parent Welfare Plan	Section 6.11(d)
Payment Amount	Section 13.03
Person	Section 13.03
Plan of Merger	Section 3.03
Proxy Statement	Section 9.01
Real Estate Business	Section 13.03
REB Acquisition Proposal	Section 13.03
REB Assets	Section 1.03(a)
REB Contracts	Section 1.03(a)(vii)
REB Employee	Section 1.08(d)
REB Employee Severance Arrangements	Section 9.08(k)
REB Governmental Approvals	Section 1.03(a)(vi)
REB Insurance Policies	Section 1.03(a)(xi)
REB Intellectual Property Rights	Section 1.03(a)(v)
REB Leased Real Property	Section 1.03(a)(iii)
REB Liabilities	Section 1.04(a)
REB Material Adverse Effect	Section 13.03
REB Material Contract	Section 7.16(a)
REB Optioned Real Property	Section 1.03(a)(ii)
REB Owned Real Property	Section 1.03(a)(i)
REB Permitted Liens	Section 7.14(a)
REB Real Property	Section 1.03(a)(iii)
REB Records	Section 1.03(a)(xii)
REB Registered Intellectual Property	Section 7.15(a)
REB Third Party Approvals	Section 1.03(a)(xvii)
REB Transfer Documents	Section 1.09
REB Transfer Time	Section 1.02(a)
REB Transfers	Section 1.02(a)
REB Welfare Plan	Section 7.10(d)
Record Date	Section 13.03
Records	Section 13.03
Registered Intellectual Property	Section 13.03
Registration Statements	Section 9.01
Regulation S-K	Section 13.03
Regulation S-X	Section 13.03
Release	Section 13.03
Representatives	Section 13.03
Retained Names	Section 1.03(b)(viii)
Review Laws	Section 9.04(b)
Revolving Credit Facility	Section 13.03
Rollover Employee	Section 9.07(a)(i)
Schedule TO	Section 9.01

Term	Location
SEC	Section 13.03
Securities Act	Section 13.03
Subsidiary	Section 13.03
Substituted Parent Option	Section 9.07(c)(i)
Substituted Parent PSU	Section 9.07(c)(ii)
Substituted Parent RSU	Section 9.07(c)(iii)
Substituted WRECO Option	Section 9.07(a)(ii)
Substituted WRECO PSU	Section 9.07(a)(iv)
Substituted WRECO RSU	Section 9.07(a)(v)
Surviving Corporation	Section 3.01
Tax Records	Section 13.03
Tax Return	Section 13.03
Tax Sharing Agreement	Section 13.03
Taxes	Section 13.03
Taxing Authority	Section 13.03
Third Party Approval	Section 13.03
Third Party Claim	Section 12.04(a)
Transaction Documents	Section 13.03
Transactions	Section 13.03
Transferred Excluded Assets	Section 1.02(a)(iii)
Transferred REB Assets	Section 1.02(a)(i)
Transfer Taxes	Section 13.03
Voting Agreements	Recitals
Voting Parent Debt	Section 6.03(i)
Voting WRECO Debt	Section 7.03(i)
WARN	Section 9.08(q)
WBCA	Section 13.03
Welfare Benefit Claims	Section 9.08(f)(iii)
Weyerhaeuser	Preamble
Weyerhaeuser 401(k) Plan	Section 9.08(g)(i)
Weyerhaeuser Benefit Plan Shares	Section 13.03
Weyerhaeuser Business	Section 13.03
Weyerhaeuser Closing Confirmation	Section 2.05(c)
Weyerhaeuser Common Shares	Section 13.03
Weyerhaeuser Deferred Compensation Plan	Section 13.03
Weyerhaeuser Disclosure Letter	Article VII
Weyerhaeuser Employee Benefit Plan	Section 13.03
Weyerhaeuser Equity Award	Section 9.07(a)(i)
Weyerhaeuser Flexible Spending Account Plan	Section 9.08(i)
Weyerhaeuser Indemnitees	Section 12.03
Weyerhaeuser Insurance Policies	Section 1.03(b)(vii)
Weyerhaeuser Merger Tax Opinion	Section 10.02(e)
Weyerhaeuser Option	Section 9.07(a)(ii)

Term	Location
Weyerhaeuser PSU	Section 9.07(a)(iv)
Weyerhaeuser REB Benefit Plan	Section 13.03
Weyerhaeuser RSU	Section 9.07(a)(v)
Weyerhaeuser Stock Plans	Section 13.03
Weyerhaeuser Subsidiary	Section 13.03
Weyerhaeuser Welfare Plan	Section 9.08(f)(i)
WNR	Recitals
Workers Compensation Event	Section 9.08(f)(iv)
WRECO	Preamble
WRECO Benefit Plan	Section 13.03
WRECO Common Shares	Recitals
WRECO Employee	Section 1.08(d)
WRECO Employee Incentive Plans	Section 9.08(d)
WRECO Employee Retention Arrangements	Section 9.08(e)
WRECO Financial Statements	Section 7.06(b)(i)
WRECO Indemnitees	Section 12.02
WRECO Minority Interests	Section 7.02(b)
WRECO Preferred Shares	Section 7.03
WRECO Registration Statement	Section 9.01
WRECO Securities	Section 7.03
WRECO Spin	Recitals
WRECO Spin Time	Section 2.02
WRECO Stock Split	Section 2.01
WRECO Subsidiary	Section 13.03
WRI	Section 13.03

Exhibit A

Form of Starwood Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of November 3, 2013 (this “Agreement”), is between Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), VIII/TPC Holdings, L.L.C., a Delaware limited liability company (“Stockholder”), and SOF-VIII U.S. Holdings, L.P., a Delaware limited partnership (“Guarantor”).

WHEREAS, concurrently with the execution of this Agreement, Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”), a Washington corporation, TRI Pointe Homes, Inc., a Delaware corporation (“Parent”), and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into a Transaction Agreement (the “Transaction Agreement”), providing for, among other things, the merger of Merger Sub with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of 11,985,905 shares of Parent Common Stock; and

WHEREAS, as a condition to its willingness to enter into the Transaction Agreement, Weyerhaeuser has requested that Stockholder enter into this Agreement, and Stockholder desires to enter into this Agreement to induce Weyerhaeuser to enter into the Transaction Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Guarantor” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in the preamble.

“Subject Shares” means 9,590,723 of the shares of Parent Common Stock held beneficially and of record by Stockholder as of the date hereof.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.03.

“Weyerhaeuser” has the meaning set forth in the preamble.

“WRECO” has the meaning set forth in the recitals.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Representations and Warranties of Stockholder

Stockholder represents and warrants to Weyerhaeuser that:

SECTION 2.01. Organization. Stockholder is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 2.02. Ownership of Subject Shares. Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of all Liens, except for any Liens created by this Agreement. Stockholder does not own, of record or beneficially, any Parent Securities other than the Subject Shares. Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by Stockholder of its obligations hereunder have been duly authorized by all necessary action, and no other limited liability company proceedings on the part of Stockholder are necessary to authorize this Agreement or the performance by Stockholder of its obligations hereunder. Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Weyerhaeuser, this Agreement constitutes its legal, valid and binding obligation, enforceable against Stockholder in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

SECTION 2.04. No Conflicts; Governmental Approvals. (a) The execution and delivery by Stockholder of this Agreement do not, and the compliance by Stockholder with the terms hereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Stockholder under, any provision of (i) the certificate of incorporation and the bylaws or comparable organizational documents of Stockholder, (ii) any Contract to which Stockholder is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.04(b), any Judgment or Law applicable to Stockholder or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the ability of Stockholder to perform its obligations hereunder.

(b) No Governmental Approval is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery and performance of this Agreement, other than compliance by Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

SECTION 2.05. Litigation. There is no Action pending or, to the knowledge of Stockholder, any claim that has been asserted against or affecting Stockholder with respect to an Action (and Stockholder is not aware of any basis for any such Action or claim), nor is there any Judgment outstanding against Stockholder or to which any of its properties or assets is subject that, individually or in the aggregate, has been or would reasonably be expected to be material and adverse to the ability of Stockholder to perform its obligations hereunder.

SECTION 2.06. Brokers. Except as specified in Section 6.19 of the Transaction Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Stockholder or any of its Affiliates.

ARTICLE III

Covenants of Stockholder

SECTION 3.01. Agreement to Vote. (a) Stockholder agrees that:

(i) at any meeting of the stockholders of Parent called to seek the Parent Stockholder Approval or in any other circumstances upon which a vote, consent or other approval of Stockholder with respect to the Transaction Agreement or any of the Transactions is sought, Stockholder shall vote, or cause to be voted, the Subject Shares in favor of granting the Parent Stockholder Approval and any other actions reasonably requested by Weyerhaeuser and presented to the stockholders of Parent that are necessary and desirable in connection with the Parent Stockholder Approval and the Transactions, including the matters referred to in Section 6.05(c) of the Transaction Agreement; and

(ii) at any meeting of the stockholders of Parent or in any other circumstances upon which a vote, consent or other approval of Stockholder is sought, Stockholder shall vote, or cause to be voted, including by executing a written consent if requested by Weyerhaeuser, the Subject Shares against (A) any Parent Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Merger and the issuance of Parent Common Stock in the Merger, (B) any action, agreement or proposal involving Parent or any Parent Subsidiary that would reasonably be expected to result in a breach of any covenant, representation or warranty of Parent or Merger Sub under the Transaction Agreement and (C) any amendment of the certificate of incorporation or bylaws of Parent or any other action, agreement or proposal involving Parent or Parent Subsidiary that would materially impede, or frustrate, or prevent or nullify, any provision of the Transaction Agreement or the Transactions or change in any manner the voting rights of any class of the capital stock of Parent.

(b) Stockholder shall not commit or agree to take any action inconsistent with any provision of Section 3.01(a).

SECTION 3.02. Irrevocable Proxy. Stockholder hereby irrevocably grants to, and appoints, Weyerhaeuser, and any individual designated in writing by Weyerhaeuser, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner consistent with Section 3.01. Stockholder understands and acknowledges that Weyerhaeuser is entering into the Transaction Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with the execution of the Transaction Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

Stockholder shall, upon written request by Weyerhaeuser, as promptly as practicable execute and deliver to Weyerhaeuser a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 3.02. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by Stockholder, upon any termination of this Agreement pursuant to Section 4.10.

SECTION 3.03. Transfer and Other Restrictions. Except pursuant to this Agreement, Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares that conflicts or is inconsistent with this Agreement, (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions. Nothing in this Agreement shall be deemed to restrict Stockholder’s right to Transfer any shares of Parent Common Stock owned by Stockholder that do not constitute Subject Shares.

SECTION 3.04. Non-Solicitation. Stockholder shall not, and shall not authorize or permit any of Guarantor or any of their respective controlled Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Parent Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Parent Acquisition Proposal. Stockholder shall, and shall cause Guarantor and their respective controlled Affiliates and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, Stockholder may (and may authorize and permit Guarantor and their respective controlled Affiliates and its and their respective Representatives to) furnish such information to, and participate in such discussions and negotiations with, a Person (other than Stockholder, Guarantor or any of their respective Affiliates) making a Parent Acquisition Proposal (and its Representatives) to the same extent that Parent is permitted to do so pursuant to Section 9.15 of the Transaction Agreement. In the event that, pursuant to the foregoing sentence, Stockholder, Guarantor or any of their respective Affiliates or any of their respective Representatives furnishes to a Person making a Parent Acquisition Proposal (or its Representatives) any non-public information that has not previously been furnished to Weyerhaeuser or its Representatives, Stockholder shall furnish all such information to Weyerhaeuser substantially concurrently with the time it is provided to such Person. Stockholder shall, as promptly as practicable, advise Weyerhaeuser orally and in writing of the receipt of any Parent Acquisition Proposal after the date hereof, the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal. Stockholder shall keep Weyerhaeuser reasonably informed of any material developments with respect to any such Parent Acquisition Proposal (including any material changes thereto).

SECTION 3.05. Commercially Reasonable Efforts. Stockholder shall, and shall cause Guarantor and their respective controlled Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the parties to the Transaction Agreement in doing, all things necessary or advisable to cause the matters set forth on Exhibit D to the Transaction Agreement to occur on the Closing Date.

SECTION 3.06. Public Announcements. Stockholder shall, and shall cause its Affiliates to, consult with Weyerhaeuser regarding any press release or other public statement issued by Stockholder or its Affiliates with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process, in which case Stockholder shall, and shall cause its Affiliates to, use commercially reasonable efforts to consult in good faith with Weyerhaeuser before issuing any such press release or making any such public announcement.

ARTICLE IV

General Provisions

SECTION 4.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to Stockholder or Guarantor, to:

Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Ellis Rinaldi

Facsimile: (203) 422-7873

Email: rinaldi@starwood.com

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Michael A. Gordon and Gabriel Saltarelli

Facsimile: (212) 839-5599

Email: mgordon@sidley.com and gsaltarelli@sidley.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 4.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Transaction Agreement to the extent referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 4.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 4.07. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.08. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 4.09. Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

SECTION 4.10. Termination. This Agreement, and all obligations of the parties hereunder, including the proxy set forth in Section 3.02, shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the Effective Time, (ii) the termination of the Transaction Agreement pursuant to Section 11.01 thereof, (iii) any amendment or modification of the Transaction Agreement which would materially increase the number of shares of Parent Common Stock issuable in the Merger or the other consideration payable by Parent under the Transaction Agreement, unless Stockholder has consented in writing to such amendment, and (iv) the mutual written agreement of Stockholder and Weyerhaeuser. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, Stockholder or Guarantor, other than (A) this Article IV, which provisions shall survive such termination and (B) liability for any breach of this Agreement prior to such termination.

ARTICLE V

Guarantee

SECTION 5.01. Guarantee. To induce Weyerhaeuser to enter into the Transaction Agreement, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Weyerhaeuser, as primary obligor and not merely as surety, the performance of all obligations, covenants and agreements of Stockholder hereunder. To the fullest extent permitted by applicable Law, Guarantor hereby expressly waives (i) any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by Weyerhaeuser and (ii) promptness, diligence, notice of the acceptance of the guarantee contained in this Section 5.01, presentment, demand for payment, notice of non-performance, default, dishonor and protest and any other notice with respect this Agreement (other than notices required to be provided to Guarantor or Stockholder pursuant to Section 4.01). The obligations of Guarantor under this Section 5.01 shall not be released, discharged or otherwise affected by (A) any failure or delay of Weyerhaeuser to assert any claim or demand or to enforce any right or remedy against Stockholder under the provisions of this Agreement, (B) any bankruptcy, insolvency, reorganization, moratorium or similar proceeding affecting Stockholder or (C) any change in the limited liability company existence, structure or ownership of Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By

Name:
Title:

VIII/TPC HOLDINGS, L.L.C.,

By

Name:
Title:

SOF-VIII U.S. HOLDINGS, L.P.,

By

Name:
Title:

[Signature Page to Voting Agreement]

Form of Management Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of November 3, 2013 (this “Agreement”), is between Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”) and the stockholders of TRI Pointe Homes, Inc., a Delaware corporation (“Parent”), listed on Schedule A hereto (each, a “Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”), a Washington corporation, Parent, and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into a Transaction Agreement (the “Transaction Agreement”), providing for, among other things, the merger of Merger Sub with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record owner of the number of shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Parent Common Stock, the “Subject Shares” of such Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Transaction Agreement, Weyerhaeuser has requested that each Stockholder enter into this Agreement, and each Stockholder desires to enter into this Agreement to induce Weyerhaeuser to enter into the Transaction Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning given to such term in the Transaction Agreement, except that for purposes of this Agreement, Parent or any Person controlled by Parent shall be deemed not to be an Affiliate of a Stockholder.

“Agreement” has the meaning set forth in the preamble.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of January 30, 2013, among Parent, VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012,

The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs, as may be amended on or after the date hereof as contemplated by the Transaction Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the preamble.

“Stockholder” has the meaning set forth in the preamble.

“Subject Shares” has the meaning set forth in the recitals.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.03.

“Weyerhaeuser” has the meaning set forth in the preamble.

“WRECO” has the meaning set forth in the recitals.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Representations and Warranties of Each Stockholder

Each of the Stockholders, jointly and severally, represents and warrants to Weyerhaeuser that:

SECTION 2.01. Organization. If such Stockholder is a trust, such Stockholder is a trust duly formed and validly existing under the Laws of the its jurisdiction of formation pursuant to a declaration of trust or similar trust formation document currently in effect.

SECTION 2.02. Ownership of Subject Shares. Such Stockholder is the record and beneficial owner of (or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of) and has good and valid title to, the Subject Shares set forth opposite his or its name on Schedule A, free and clear of all Liens, except for any Liens created by this Agreement. Such Stockholder does not own, of record or beneficially, any Parent Common Stock other than the Subject Shares of such Stockholder. Such Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except for the Investor Rights Agreement and except as contemplated by this Agreement.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder (including, if such Stockholder is a trust, the necessary power and authority under its trust documents). The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of his or its obligations hereunder have been duly authorized by all necessary action, and no other action on the part of such Stockholder are necessary to authorize this Agreement or the performance by such Stockholder of his or its obligations hereunder. Such Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Weyerhaeuser, this Agreement constitutes his or its legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). If such Stockholder is a married individual and the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). If such Stockholder is a trust, no trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or the performance such Stockholder’s obligations hereunder.

SECTION 2.04. No Conflicts; Governmental Approvals. The execution and delivery by such Stockholder of this Agreement do not, and the compliance by such Stockholder with the terms hereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any provision of (i) any Contract to which such Stockholder is a party or by which any of his or its properties or assets is bound or (ii) subject to the filings and other matters referred to in Section 2.04(b), any Judgment or Law applicable to such Stockholder or his or its properties or assets, other than, in the case of each of clauses (i) and (ii) above, any such item that, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the ability of such Stockholder to perform his or its obligations hereunder.

(a) No Governmental Approval is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement, other than compliance by such Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

SECTION 2.05. Litigation. There is no Action pending or, to the knowledge of such Stockholder, any claim that has been asserted against or affecting such Stockholder with respect to an Action (and such Stockholder is not aware of any basis for any such Action or claim), nor is there any Judgment outstanding against such Stockholder or to which any of his or its properties or assets is subject that, individually or in the aggregate, has been or would reasonably be expected to be material and adverse to the ability of such Stockholder to perform his or its obligations hereunder.

SECTION 2.06. Brokers. Except as specified in Section 6.19 of the Transaction Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Stockholder or any of his or its Affiliates.

ARTICLE III

Covenants of Stockholder

SECTION 3.01. Agreement to Vote. (a) Each of the Stockholders, jointly and severally, agrees that:

(i) at any meeting of the stockholders of Parent called to seek the Parent Stockholder Approval or in any other circumstances upon which a vote, consent or other approval of such Stockholder with respect to the Transaction Agreement or any of the Transactions is sought, such Stockholder shall vote, or cause to be voted, the Subject Shares of such Stockholder in favor of granting the Parent Stockholder Approval and any other actions reasonably requested by Weyerhaeuser and presented to the stockholders of Parent that are necessary and desirable in connection with the Parent Stockholder Approval and the Transactions, including the matters referred to in Section 6.05(c) of the Transaction Agreement; and

(ii) at any meeting of the stockholders of Parent or in any other circumstances upon which a vote, consent or other approval of such Stockholder is sought, such Stockholder shall vote, or cause to be voted, including by executing a written consent if requested by Weyerhaeuser, the Subject Shares of such Stockholder against (A) any Parent Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Merger and the issuance of Parent Common Stock in the Merger, (B) any action, agreement or proposal involving Parent or any Parent Subsidiary that would reasonably be expected to result in a breach of any covenant, representation or warranty of Parent or Merger Sub under the Transaction Agreement and (C) any amendment of the certificate of incorporation or bylaws of Parent or any other action, agreement or proposal involving Parent or Parent Subsidiary that would materially impede, or frustrate, or prevent or nullify, any provision of the Transaction Agreement or the Transactions or change in any manner the voting rights of any class of the capital stock of Parent.

(b) The Stockholders shall not commit or agree to take any action inconsistent with any provision of Section 3.01(a).

SECTION 3.02. Irrevocable Proxy. Each Stockholder hereby irrevocably grants to, and appoints, Weyerhaeuser, and any individual designated in writing by Weyerhaeuser, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares of such Stockholder, or grant a consent or approval in respect of such Subject Shares, in a manner consistent with Section 3.01. Each Stockholder understands and acknowledges that Weyerhaeuser is entering into the Transaction Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with the execution of the Transaction Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Each Stockholder shall, upon written request by Weyerhaeuser, as promptly as practicable execute and deliver to Weyerhaeuser a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 3.02. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by any Stockholder, upon any termination of this Agreement pursuant to Section 4.10.

SECTION 3.03. Transfer and Other Restrictions. Except pursuant to this Agreement, each Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares that conflicts or is inconsistent with this Agreement, (iii) take any other action that would make any representation or warranty of the Stockholders contained herein untrue or incorrect or would restrict, limit or interfere with the performance of the Stockholders’ obligations hereunder or (iv) commit or agree to take any of the foregoing actions.

SECTION 3.04. Non-Solicitation. Each Stockholder shall not, and shall not authorize or permit any of his or its Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Parent Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Parent Acquisition Proposal. Each Stockholder shall, and shall cause his or its Affiliates and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, each Stockholder may (and may authorize and permit his or its Affiliates and their respective Representatives to) furnish such information to, and participate in such discussions and negotiations with, a Person (other than such Stockholder or any of his or its Affiliates) making a Parent Acquisition Proposal (and its Representatives) to the same extent that Parent is permitted to do so pursuant to Section 9.15 of the Transaction Agreement. In the event that, pursuant to the foregoing sentence, a Stockholder or any of his or its Affiliates or any of their respective Representatives furnishes to a Person making a Parent Acquisition Proposal (or its Representatives) any non-public information that has not previously been furnished to Weyerhaeuser or its Representatives, such Stockholder shall furnish all such information to Weyerhaeuser substantially concurrently with the time it is provided to such Person. The Stockholders shall, as promptly as practicable, advise Weyerhaeuser orally and in writing of the receipt of any Parent Acquisition Proposal after the date hereof, the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal. The Stockholders shall keep Weyerhaeuser reasonably informed of any material developments with respect to any such Parent Acquisition Proposal (including any material changes thereto). Nothing in this Section 3.04 shall be deemed to limit or affect any actions taken (or omitted to be taken) by a Stockholder who is an individual in his capacity as an officer or director of Parent to the extent such actions (or omissions) would be permitted under and are taken in compliance with the Transaction Agreement in such individual’s capacity as an officer or director of Parent.

SECTION 3.05. Commercially Reasonable Efforts. Each Stockholder shall, and shall cause his or its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the parties to the Transaction Agreement in doing, all things necessary or advisable to cause the matters set forth on Exhibit D to the Transaction Agreement to occur on the Closing Date.

SECTION 3.06. Public Announcements. Each Stockholder shall, and shall cause his or its Affiliates to, consult with Weyerhaeuser regarding any press release or other public statement issued by the Stockholders or their Affiliates with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process, in which case such Stockholder shall, and shall cause his or its Affiliates to, use commercially reasonable efforts to consult in good faith with Weyerhaeuser before issuing any such press release or making any such public announcement.

ARTICLE IV

General Provisions

SECTION 4.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to a Stockholder, to the address for such Stockholder set forth on Schedule A;

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 4.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Transaction Agreement to the extent referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 4.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 4.07. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.08. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 4.09. Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

SECTION 4.10. Termination. This Agreement, and all obligations of the parties hereunder, including the proxy set forth in Section 3.02, shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the Effective Time, (ii) the termination of the Transaction Agreement pursuant to Section 11.01 thereof, (iii) any amendment or modification of the Transaction Agreement which would materially increase the number of shares of Parent Common Stock issuable in the Merger or the other consideration payable by Parent under the Transaction Agreement, unless each Stockholders has consented in writing to such amendment, and (iv) the mutual written agreement of each Stockholder and Weyerhaeuser. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser or the Stockholders, other than (A) this Article IV, which provisions shall survive such termination and (B) liability for any breach of this Agreement prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY

By

Name:
Title:

[INDIVIDUAL STOCKHOLDER]

[TRUST STOCKHOLDER]

[ ], Trustee

[Signature Page to Voting Agreement]

Schedule A

Stockholder	Address	Number of Shares of Parent Common Stock

Exhibit B

Form of Articles of Incorporation of Surviving Corporation

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

[                                         ]

ARTICLE I.

The name of this corporation is:

[                                         ]

ARTICLE II.

The period of duration of this corporation shall be perpetual.

ARTICLE III.

The purpose for which this corporation is organized is to engage in any form of financial, real estate, recreation, service or other business not contrary to law.

ARTICLE IV.

1. The aggregate number of shares which this corporation is authorized to issue is 110,000,000 shares, consisting of 10,000,000 preferred shares having a par value of $0.04 per share and 100,000,000 common shares having a par value of $4.00 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to this corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued, unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative.

2. The Board of Directors is expressly vested with authority to divide the preferred shares into series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All preferred shares shall be identical except in each case as to the following relative rights and preferences, as to which the Board of Directors may fix and determine variations among the different series of each class:

(a) The rate of dividend;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted; and

(f) The voting rights, if any.

3. The preferences, limitations and relative rights of the preferred shares of each series and the common shares are as follows:

(a) Out of the funds of this corporation legally available for payment of dividends, the holders of the preferred shares of each series shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate determined by the Board of Directors for such series, and no more. Dividends on the preferred shares shall accrue on a daily basis from such date as may be fixed by the Board of Directors for any series. Unless dividends at the rate prescribed for each series of preferred shares shall have been declared and paid or set apart for payment in full on all outstanding preferred shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preferred shares and no sum or sums shall be set aside for the redemption of preferred shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preferred shares. Accrued and unpaid dividends on the preferred shares shall not bear interest.

(b) Out of any funds of this corporation legally available for payment of dividends and remaining after full cumulative dividends upon all series of preferred shares then outstanding shall have been paid or set apart for payment for all past dividend periods and the current dividend period, then, and not otherwise, the Board of Directors may declare and pay or set apart for payment dividends on the common shares, and the holders of preferred shares shall not be entitled to share therein.

(c) In the event of voluntary or involuntary liquidation of this corporation, before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preferred shares, the holders of the preferred shares of each series shall be entitled to receive out of the assets of this corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article IV, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preferred shares. If, in the event of such liquidation, the assets of this corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preferred shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. If, in the event of such liquidation, the holders of the preferred shares of each series shall have received full payment of their respective preferential amounts, the holders of the common shares shall be entitled, to the exclusion of the holders of the preferred shares of each series, to share ratably in all remaining assets of the corporation available for distribution to shareholders. None of the consolidation or merger of this corporation with or into any other corporation or corporations, the sale or lease of all or substantially all of the assets of this corporation or the merger or consolidation of any other corporation into and with this corporation shall be deemed to be a voluntary or involuntary liquidation.

(d) The holders of preferred shares shall have no voting rights except as provided by Washington statutes or by or pursuant to this Article IV.

(e) Subject to any applicable provision of law or this Article IV, this corporation shall have the right to purchase, or otherwise reacquire, at public or private sale or otherwise any shares of any class, except that no preferred shares shall be purchased unless dividends on all preferred shares have been declared and paid or set apart for payment in full for all past dividend periods.

(f) Except as otherwise required by law, the holders of common shares of this corporation shall be entitled to one vote per common share on all matters to be voted on by this corporation’s shareholders. Subject to any rights granted to preferred shares issued pursuant to this Article IV, all common shares of this corporation shall have all of the rights ordinarily associated with common shares.

4. The Board of Directors may from time to time authorize the issuance of shares of this corporation, whether now or hereafter authorized, without first offering such shares to the shareholders of this corporation.

ARTICLE V.

Except as may otherwise be provided by the Board of Directors, no holder of any shares of this corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this corporation of any class or kind now or hereafter authorized.

ARTICLE VI.

There shall be no cumulative voting of shares in this corporation.

ARTICLE VII.

Any corporate action that may be approved by a shareholder vote at a meeting of the shareholders of this corporation may be approved without a meeting or a vote if the corporate action is approved by a single consent or multiple counterpart consents each in the form of an executed record delivered to this corporation by (i) all shareholders entitled to vote on the corporate action or (ii) shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted. This corporation shall comply with any provisions of the Washington business corporation act that require notice by this corporation in connection with shareholder consents being sought or obtained for the approval of any corporate action. Approval of corporate action by execution of shareholder consents pursuant to this Article VII has the effect of a vote at a shareholders meeting.

ARTICLE VIII.

Any corporate action for which the Washington business corporation act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article VIII, effect shall be given to any other provision of these articles of incorporation that specifically requires a greater vote for approval of any particular corporate action.

ARTICLE IX.

The shareholders shall have the power to adopt, alter, amend or repeal bylaws, and the Board of Directors shall have the same power except with respect to bylaws for which shareholder approval is required by law.

ARTICLE X.

This corporation shall have at least one director, the actual number to be fixed in accordance with this corporation’s bylaws.

ARTICLE XI.

To the fullest extent permitted by the Washington business corporation act, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct of that director as a director. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of this corporation under this Article XI with respect to any acts or omissions of that director occurring prior to amendment or repeal.

ARTICLE XII.

To the fullest extent permitted by this corporation’s bylaws and the Washington business corporation act, this corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of this corporation. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XII shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

Exhibit C

Form of Amended and Restated Bylaws of Surviving Corporation

AMENDED AND RESTATED BYLAWS

OF

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SECTION 1

SHAREHOLDERS AND SHAREHOLDERS’ MEETINGS

1.1 Annual Meeting. The annual meeting of the shareholders of this corporation (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at the principal office of the Corporation, or at some other place either within or without the State of Washington as designated by the Board of Directors, on the day and at the time specified in Exhibit A, which is attached hereto and incorporated herein by this reference, or on such other day and time as may be set by the Board of Directors. If the specified day is a Sunday or a legal holiday, then the meeting will take place on the next business day at the same time or on such other day and time as may be set by the Board of Directors.

1.2 Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman, the Chief Executive Officer, the President, or a majority of the Board of Directors, or any shareholder or shareholders holding in the aggregate two thirds of the voting power of all shareholders. The meetings shall be held at such time and place as the Board of Directors may prescribe, or, if not held upon the request of the Board of Directors, at such time and place as may be established by the President or by the Secretary in the President’s absence. Only business within the purpose or purposes described in the meeting notice may be conducted.

1.3 Notice of Meetings. Notice of the place, date and time of the annual shareholders’ meeting and notice of the place, date, time and purpose or purposes of special shareholders’ meetings shall be delivered not less than 10 (or, if required by Washington law, 20) or more than 60 days before the date of the meeting, (i) by tangible medium transmitted by mail, private carrier, personal delivery, telephone, wire or wireless equipment which transmits a facsimile of the notice, (ii) by electronic transmission in accordance with applicable law, or (iii) in any other manner approved by law, by or at the direction of the President or the Secretary, to each shareholder of record entitled to notice of such meeting. Notice given in accordance with the foregoing shall be effective when and as provided under applicable law.

1.4 Waiver of Notice. Except where expressly prohibited by law or the Corporation’s articles of incorporation, notice of the place, date, time and purpose or purposes of any shareholders’ meeting may be waived by any shareholder at any time, either before or after the meeting. Such waiver may be provided by the shareholder to the Corporation either (i) in an executed and dated written record or (ii) if the Corporation has designated an address, location or system to which such waiver may be electronically transmitted and such waiver is electronically transmitted to such designated address, location, or system, in an executed and dated electronically transmitted record. Attendance at the meeting in person or by proxy waives objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. A shareholder waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

1.5 Shareholders’ Action Without a Meeting. Any action that may be taken at a meeting of the shareholders may be taken without a meeting or a vote if (i) the action is taken by a single consent or multiple counterpart consents of all shareholders entitled to vote on the action and each such consent is in the form of an executed record and delivered to the Corporation or (ii) the action is taken by a single consent or multiple consents of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to approve or take such action at a meeting at which all shares entitled to vote on the action were present and voted, and each such consent is in the form of an executed record and delivered to the Corporation. The Corporation shall comply with any provisions of the Washington business corporation act that require notice by the Corporation in connection with shareholder consents being sought or obtained for approval of any corporation action. Any consent delivered to the Corporation pursuant to this Section 1.5 shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders and each consent shall be (i) in an executed record or (ii) if the Corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an executed electronically transmitted record.

1.6 Telephone Meetings. Shareholders may participate in a meeting of shareholders by means of a conference telephone or any similar communications equipment that enables all persons participating in the meeting to hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

1.7 List of Shareholders. At least 10 days before any shareholders’ meeting, the Secretary of the Corporation or the agent having charge of the share transfer books of the Corporation shall have compiled a complete list of the shareholders entitled to notice of a shareholders’ meeting, arranged in alphabetical order and by voting group, with the address of each shareholder and the number, class, and series, if any, of shares owned by each.

1.8 Quorum and Voting. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum of shareholders for that matter. If a quorum exists, action on a matter shall be approved by a voting group if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action, unless a greater number of affirmative votes is required by the Corporation’s articles of incorporation or by law. If the Corporation’s articles of incorporation or Washington law provide for voting by two or more voting groups on a matter, action on a matter is taken only when voted upon by each of those voting groups counted separately. Action may be taken by one voting group on a matter even though no action is taken by another voting group.

1.9 Adjourned Meetings. If a shareholders’ meeting is adjourned to a different place, date or time, whether for failure to achieve a quorum or otherwise, notice need not be given of the new place, date or time if the new place, date or time is announced at the meeting before adjournment. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in these bylaws, that determination shall apply to any adjournment thereof, unless Washington law requires fixing a new record date. If Washington law requires that a new record date be set for the adjourned meeting, notice of the adjourned meeting must be given to shareholders as of the new record date. Any business may be transacted at an adjourned meeting that could have been transacted at the meeting as originally called.

1.10 Proxies. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by (i) executing a writing authorizing another person or persons to act for the shareholder as proxy or (ii) transmitting or authorizing the transmission of an electronic transmission which contains or is accompanied by information from which it can be reasonably verified that the transmission was authorized by the shareholder or by the shareholder’s attorney-in-fact. The Corporation shall require the holders of proxies by transmission to provide to the Corporation copies of the transmission and the Corporation shall retain copies of the transmission for at least 60 days after each shareholder vote or action where such proxy was exercised. The appointment shall be valid for 11 months unless the appointment form expressly provides for a longer period. An appointment of a proxy is revocable unless the appointment is coupled with an interest. No revocation shall be effective until written notice thereof has actually been received by the Secretary of the Corporation or any other person authorized to tabulate votes.

1.11 Fixing Record Date. The Board of Directors may fix in advance a date as the record date for determining shareholders entitled: (i) to notice of or to vote at any shareholders’ meeting or any adjournment thereof; (ii) to receive payment of any share dividend; or (iii) to receive payment of any distribution. The Board of Directors may in addition fix record dates with respect to any allotment of rights or conversion or exchange of any securities by their terms, or for any other proper purpose, as determined by the Board of Directors and by law. The record date shall be not more than 70 days and, in case of a meeting of shareholders, not less than 10 days (or such longer period as may be required by Washington law) prior to the date on which the particular action requiring determination of shareholders is to be taken. If no record date is fixed for determining the shareholders entitled to notice of or to vote at a meeting of shareholders, the record date shall be the date before the day on which notice of the meeting is delivered. If no record date is fixed for the determination of shareholders entitled to a distribution (other than one involving a purchase, redemption, or other acquisition of the Corporation’s own shares), the record date shall be the date on which the Board adopted the resolution declaring the distribution. If no record date is fixed for determining shareholders entitled to a share dividend, the record date shall be the date on which the Board of Directors authorized the dividend.

SECTION 2

BOARD OF DIRECTORS

2.1 Number and Qualification. The business affairs and property of the Corporation shall be managed under the direction of a Board of Directors. The number of directors of the Corporation is set forth in Exhibit A. The Board of Directors may increase or decrease this number by resolution, but in no event shall the actual number of directors be less than three (3). A decrease in the number of directors shall not shorten the term of an incumbent director.

2.2 Election; Term of Office. The directors shall be elected by the shareholders at each annual shareholders’ meeting or at a special shareholders’ meeting called for such purpose. Despite the expiration of a director’s term, that director continues to serve until that director’s successor is elected and qualified or until there is a decrease in the authorized number of directors.

2.3 Vacancies. Except as otherwise provided by law, vacancies in the Board of Directors, whether caused by resignation, death, retirement, disqualification, removal, increase in the number of directors, or otherwise, may be filled for the remainder of the term by the Board of Directors, by the shareholders, or, if the directors in office constitute less than a quorum of the Board of Directors, by an affirmative vote of a majority of the remaining directors. The term of a director elected to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

2.4 Quorum and Voting. At any meeting of the Board of Directors, the presence in person (including presence by electronic means such as a telephone conference call) of a majority of the number of directors presently in office shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, in no case shall a quorum be less than one-third of the authorized number of directors. If a quorum is present at the time of a vote, the affirmative vote of a majority of the directors present at the time of the vote shall be the act of the Board of Directors and of the Corporation except as may be otherwise specifically provided by the Corporation’s articles of incorporation, by these bylaws, or by law. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (i) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or to transacting business at the meeting; (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) the director delivers notice of the director’s dissent or abstention to the presiding officer of the meeting before the adjournment of the meeting or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

2.5 Annual Meeting. The annual meeting of the Board of Directors of the Corporation shall be held immediately following the adjournment of the annual meeting of the shareholders at the office of the Corporation, or at such other place as may have been designated for the holding of the annual meeting of shareholders pursuant to Section 1.1 hereof.

2.6 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place, date and time as shall from time to time be fixed by resolution of the Board of Directors.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any place and at any time and may be called by the Chairman, the Chief Executive Officer, the President, or any two or more directors.

2.8 Notice of Meetings. Unless the Corporation’s articles of incorporation provide otherwise, any annual meeting or regular meeting of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. Any special meeting of the Board of Directors must be preceded by at least two days notice of the date, time, and place of the meeting, but not of its purpose, unless the Corporation’s articles of incorporation or these bylaws require otherwise. Notice may be given (i) orally, (ii) by tangible medium transmitted by mail, private carrier, personal delivery, telephone, wire or wireless equipment which transmits a facsimile of the notice, (iii) by electronic transmission in accordance with applicable law, or (iv) in any other manner allowed by law. Oral notice shall be sufficient only if a record of such notice is included in the Corporation’s minute book. Notice given in accordance with the foregoing shall be effective as provided by applicable law. Notice of any meeting of the Board of Directors may be waived by any director at any time. The waiver shall be set forth either (i) in an executed record or (ii) if the Corporation has designated an address, location, or system to which waiver may be electronically transmitted and the waiver is electronically transmitted to the designated address, location, or system, in an executed electronically transmitted record. The waiver shall be delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting.

2.9 Directors’ Action Without A Meeting. The Board of Directors or a committee thereof may take any action without a meeting that it could properly take at a meeting if one or more consents setting forth the action are executed by all of the directors, or all of the members of the committee, as the case may be, either before or after the action is taken, and if the consents are delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Consents shall be set forth either (i) in an executed record or (ii) if the Corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an executed electronically transmitted record. Such action shall be effective when the last director executes the consent, unless the consent specifies a later effective date.

2.10 Committees of the Board of Directors. The Board of Directors, by resolutions adopted by a majority of the directors in office, may create from among its members one or more committees and shall appoint the members thereof. Each such committee must have two or more members, who shall be directors and who shall serve at the pleasure of the Board of Directors. Each committee of the Board of Directors may exercise the authority of the Board of Directors to the extent provided in its enabling resolution and any pertinent subsequent resolutions adopted in like manner, provided that the authority of each such committee shall be subject to applicable law. Each committee of the Board of Directors shall keep regular minutes of its proceedings and shall report to the Board of Directors when requested to do so.

2.11 Telephone Meetings. Members of the Board of Directors or of any committee appointed by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

2.12 Compensation of Directors. The Board of Directors may fix the compensation of directors as such and may authorize the reimbursement of their expenses.

SECTION 3

OFFICERS

3.1 Officers Enumerated; Appointment. The officers of the Corporation shall consist of such officers and assistant officers as may be appointed or otherwise designated by resolution of the Board of Directors. The officers may include a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer or Treasurer, and any assistant officers. The officers shall hold office at the pleasure of the Board of Directors. Unless otherwise restricted by the Board of Directors, the President may appoint any assistant officer, the Secretary may appoint one or more Assistant Secretaries, and the Treasurer may appoint one or more Assistant Treasurers, but any such appointments must be recorded in writing in the corporate records.

3.2 Qualifications. None of the officers of the Corporation need be a director. Any two or more corporate offices may be held by the same person.

3.3 Duties of the Officers. Unless otherwise prescribed by the Board of Directors, the duties of the officers shall be as follows:

Chairman. The Chairman, if one is appointed, shall preside at meetings of the Board of Directors and of the shareholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman shall have such other powers and duties as the Board of Directors may from time to time prescribe.

Chief Executive Officer. The Chief Executive Officer shall exercise the usual executive powers pertaining to the office of Chief Executive Officer. In the absence of a Chairman and the President, the Chief Executive Officer shall preside at meetings of the Board of Directors and of the shareholders. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the Corporation.

President. The President shall exercise the usual executive powers pertaining to the office of President. In the absence of a Chairman, the President shall preside at meetings of the Board of Directors and of the shareholders, perform the other duties of the Chairman prescribed in this Section, and perform such other duties as the Board of Directors may from time to time designate. In addition, if there is no Secretary in office, the President shall perform the duties of the Secretary.

Vice President. Each Vice President (if any) shall perform such duties as the Board of Directors may from time to time designate.

Secretary. The Secretary shall be responsible for and shall keep, personally or with the assistance of others: records of the proceedings of the directors and shareholders; authenticate records of the Corporation; attest all share certificates in the name of the Corporation; keep the corporate seal, if any, and affix the same to share certificates and other proper documents; keep a record of the issuance of share certificates and the transfers of the same; and perform such other duties as the Board of Directors may from time to time designate.

Chief Financial Officer/Treasurer. The Chief Financial Officer or Treasurer shall have the care and custody of, and be responsible for, all funds and securities of the Corporation and shall cause to be kept regular books of account. The Chief Financial Officer or Treasurer shall cause to be deposited all funds and other valuable effects in the name of the Corporation in such depositories as may be designated by the Board of Directors. In general, the Chief Financial Officer or Treasurer shall perform all of the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned by the Board of Directors.

Assistant Officers. Assistant officers may consist of one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. Each assistant officer shall perform those duties assigned to that assistant officer from time to time by the Board of Directors, the President, or the officer who appointed that assistant officer.

3.4 Vacancies. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.

3.5 Removal. Any officer or agent may be removed by action of the Board of Directors with or without cause, but any removal shall be without prejudice to the contract rights, if any, of the person removed. Appointment or other designation of an officer or agent shall not of itself create any contract rights.

3.6 Compensation. The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

SECTION 4

SHARES AND CERTIFICATES OF SHARES

4.1 Share Certificates. Share certificates shall be issued in numerical order, and each shareholder shall be entitled to a certificate signed by the Chief Executive Officer, the President or a Vice President, and attested by the Secretary or an Assistant Secretary. Share certificates may be sealed with the corporate seal, if any. Facsimiles of the signatures and seal may be used as permitted by law. Every share certificate shall state:

(a)	the name of the Corporation;

(b)	that the Corporation is organized under the laws of the State of Washington;

(c)	the name of the person to whom the share certificate is issued;

(d)	the number, class and series (if any) of shares that the certificate represents; and

(e)	if the Corporation is authorized to issue shares of more than one class or series, that upon written request and without charge, the Corporation will furnish any shareholder with a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series, and the authority of the Board of Directors to determine variations for future series.

4.2 Consideration for Shares. Shares of the Corporation may be issued for such consideration as shall be determined by the Board of Directors to be adequate. The consideration for the issuance of shares may be paid in whole or in part in cash, or in any tangible or intangible property or benefit to the Corporation, including, but not limited to, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Establishment by the Board of Directors of the amount of consideration received or to be received for shares of the Corporation shall be deemed to be a determination that the consideration so established is adequate.

4.3 Transfers. Shares may be transferred by delivery of the certificate, accompanied either by an assignment in writing on the back of the certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the record holder of the certificate. Except as otherwise specifically provided in these bylaws, no shares shall be transferred on the books of the Corporation until the outstanding certificate therefor has been surrendered to the Corporation.

4.4 Loss or Destruction of Certificates. In the event of the loss or destruction of any certificate, a new certificate may be issued in lieu thereof upon satisfactory proof of such loss or destruction, and upon the giving of security against loss to the Corporation by bond, indemnity or otherwise, to the extent deemed necessary by the Board of Directors, the Secretary or the Treasurer.

SECTION 5

BOOKS, RECORDS AND REPORTS

5.1 Records of Corporate Meetings, Accounting Records and Share Registers. The Corporation shall keep, as permanent records, minutes of all meetings of the Board of Directors and shareholders, and all actions taken without a meeting, and all actions taken by a committee exercising the authority of the Board of Directors. The Corporation or its agent shall maintain, in a form that permits preparation of a list, a list of the names and addresses of its shareholders, in alphabetical order by class of shares, and the number, class, and series, if any, of shares held by each. The Corporation shall also maintain appropriate accounting records, and at its principal place of business shall keep copies of: (i) its articles of incorporation or restated articles of incorporation and all amendments in effect; (ii) its bylaws or restated bylaws and all amendments in effect; (iii) minutes of all shareholders’ meetings and records of all actions taken without meetings for the past three years; (iv) the year-end balance sheets and income statements for the past three fiscal years, prepared as required by Washington law; (v) all communications to shareholders generally in the past three years; (vi) a list of the names and business addresses of its current officers and directors; and (vii) its most recent annual report to the Secretary of State.

5.2 Copies of Corporate Records. Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or shareholders, when certified by the Chairman, the Chief Executive Officer, the President, any Vice President, the Secretary or the Assistant Secretary.

5.3 Examination of Records. A shareholder shall have the right to inspect and copy, during regular business hours at the principal office of the Corporation, in person or by that shareholder’s attorney or agent, the corporate records referred to in the last sentence of Section 5.1 of these bylaws if the shareholder gives the Corporation notice of the demand at least five business days before the date on which the shareholder wishes to make such inspection. In addition, if a shareholder’s demand is made in good faith and for a proper purpose, a shareholder may inspect and copy, during regular business hours at a reasonable location specified by the Corporation, excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors, records of actions taken by the Board of Directors without a meeting, minutes of shareholders’ meetings held or records of action taken by shareholders without a meeting not within the past three years, accounting records of the Corporation, or the record of shareholders; provided that the shareholder shall have made a demand describing with reasonable particularity the shareholder’s purpose and the records the shareholder desires to inspect, and provided further that the records are directly connected to the shareholder’s purpose. This Section 5.3 shall not affect any right of shareholders to inspect records of the Corporation that may be otherwise granted to the shareholders by law.

5.4 Waiver of Section 1501 of California General Law. To the extent that the Corporation is subject to compliance with Section 1501 of the California General Corporation Law, so long as the Corporation has less than 100 holders of record of its shares, the annual report to shareholders referred to in Section 1501 of the California Corporations Code is expressly dispensed with, but nothing herein may be interpreted as prohibiting the Board of Directors from issuing annual or other periodic reports to the shareholders of the Corporation as they consider appropriate.

5.5 Financial Statements. Not later than four months after the end of each fiscal year, or in any event prior to its annual meeting of shareholders, the Corporation shall prepare a balance sheet and income statement in accordance with Washington law. The Corporation shall furnish a copy of each to any shareholder upon request. Such request shall be set forth in either (i) a written record or (ii) if the Corporation has designated an address, location, or system to which such request may be electronically transmitted and such request is electronically transmitted to the Corporation such designated address, location, or system, in an electronically transmitted record.

SECTION 6

FISCAL YEAR

The fiscal year of the Corporation shall be as set forth in Exhibit A.

SECTION 7

CORPORATE SEAL

The corporate seal of the Corporation, if any, shall be in the form shown on Exhibit A.

SECTION 8

MISCELLANEOUS PROCEDURAL PROVISIONS

The Board of Directors may adopt rules of procedure to govern any meetings of shareholders or directors to the extent not inconsistent with law, the Corporation’s articles of incorporation, or these bylaws, as they are in effect from time to time. In the absence of any rules of procedure adopted by the Board of Directors, the chair of the meeting shall make all decisions regarding the procedures for any meeting.

SECTION 9

AMENDMENT OF BYLAWS

The Board of Directors is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the shareholders of the Corporation to change or repeal the bylaws.

SECTION 10

INDEMNIFICATION OF DIRECTORS AND OTHERS

10.1 Grant of Indemnification. Subject to Section 10.2, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

10.2 Limitations on Indemnification. Notwithstanding Section 10.1, no indemnification shall be provided hereunder to any such person to the extent that such indemnification would be prohibited by the Washington business corporation act or other applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.3 Advancement of Expenses. The right to indemnification conferred in this Section 10 shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses, if the director furnishes the Corporation (i) a written affirmation of the director’s good faith belief that the director has met the standard of conduct as described by the Washington business corporation act, and (ii) a written undertaking, executed personally or on the director’s behalf to repay the advance if it is ultimately determined that the director did not meet the standard of conduct as described by the Washington business corporation act, which undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. The authorization of payments for such advancement of expenses may be made by resolution adopted by the shareholders or the Board of Directors.

10.4 Right to Enforce Indemnification. If a claim under Section 10.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or if a claim for expenses incurred in defending a proceeding in advance of its final disposition authorized under Section 10.3 is not paid within 20 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification hereunder upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. It shall be a defense to any such action (other than an action with respect to expenses authorized under Section 10.3) that the claimant has not met the standards of conduct which make it permissible hereunder or under the Washington business corporation act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth herein or in the

Washington business corporation act nor (except as provided in Section 10.3) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

10.5 Nonexclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10 shall be valid to the extent consistent with Washington law.

10.6 Indemnification of Officers, Employees and Agents. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents of the Corporation on the same terms and with the same scope and effect as the provisions of this Section 10 with respect to the indemnification and advancement of expenses of directors of the Corporation or pursuant to rights granted pursuant to, or provided by, the Washington business corporation act or on such other terms as the Board may deem proper.

10.7 Insurance and Other Security. The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation or another corporation, a partnership, a joint venture, a trust or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as an officer, director, agent, or employee, whether or not the Corporation would have the power to indemnify such person against the same liability under the Washington business corporation act. The Corporation may enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this Section 10 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 10.

10.8 Amendment or Modification. This Section 10 may be altered or amended at any time as provided in these bylaws, but no such amendment shall have the effect of diminishing the rights of any person who is or was an officer or director as to any acts or omissions taken or omitted to be taken prior to the effective date of such amendment.

10.9 Effect of Section. The rights conferred by this Section 10 shall be deemed to be contract rights between the Corporation and each person who is or was a director or an officer. The Corporation expressly intends each such person to rely on the rights conferred hereby in performing such person’s respective duties on behalf of the Corporation.

SECTION 11

REPRESENTATION OF SHARES OF OTHER CORPORATIONS

Unless otherwise restricted by the Board of Directors, the Chairman, the Chief Executive Officer, the President, any Vice President and the Secretary of the Corporation are each authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of other corporations standing in the name of the Corporation. This authority may be exercised by any such officer either in person or by a duly executed proxy or power of attorney.

EXHIBIT A

Section 1.1.	Date and time of annual shareholders’ meeting: the third Thursday in April.

Section 2.1.	Number of directors, unless and until changed by resolution of the Board of Directors: three (3).

Section 6.	Fiscal year: the period from and including January 1 to and including December 31 of each calendar year.

Section 7.	The corporate seal shall be the one of which an impression is affixed in the left-hand margin of this Exhibit A, bearing the words:

[                    ]

CORPORATE SEAL

WASHINGTON 1970

Date bylaws Adopted: [                 ], 201[    ]

Exhibit D

Governance Matters

1.	Douglas F. Bauer shall be the Chief Executive Officer of Parent and at least one of the following individuals shall hold the following executive offices at Parent:

Thomas J. Mitchell – President, Chief Operating Officer and Secretary

Michael D. Grubbs – Chief Financial Officer and Treasurer

For purposes of determining whether the closing conditions set forth in Sections 10.02(b) and 10.02(c) of the Agreement have been satisfied, Parent shall be deemed not to have breached its obligations under Section 9.21 of the Agreement if (i) an individual does not hold the office described in this Item 1 on the Closing Date due to such individual’s death or Disability (as such term is defined in the employment agreement between Parent and the applicable individual as in effect on the date of the Agreement) or (ii) one or more replacement executives acceptable to Weyerhaeuser in its sole discretion are hired within 45 days after the date in which an individual does not hold the office described in this Item 1 (and in any event prior to the Effective Time). In the event that any of the above individuals does not hold the office described in this Item 1 at Parent immediately prior to the Effective Time due to such individual’s death or Disability, then Parent shall select his replacement, subject to Weyerhaeuser’s reasonable approval.

2.	The Board of Directors of Parent shall be composed of nine directors, the majority of whom shall be independent directors in accordance with NYSE listing requirements. Parent shall select the following five directors: (1) Barry Sternlicht, (2) Douglas F. Bauer, (3) Steven J. Gilbert, (4) Thomas B. Rogers and (5) Chris Graham, and Weyerhaeuser shall select the remaining four directors. Each of Weyerhaeuser and Parent shall have reasonable approval rights over the directors selected for appointment by the other party, taking into account applicable independence and other NYSE listing requirements. Notwithstanding the foregoing, Weyerhaeuser hereby pre-approves the five directors selected by Parent that are listed above.

3.	The Investor Rights Agreement, dated as of January 30, 2013, among Parent, VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs (the “Investor Rights Agreement”), shall be amended as follows:

Section 2.1(a) of the Investors Rights Agreement shall be amended and restated in its entirety as follows:

“(a) At any time when the Starwood Fund Beneficially Owns:

(i) Voting Securities representing 5% or more of the Total Voting Power of the Company, the Board shall nominate one individual designated by the Starwood Fund such that the Starwood Fund will have one designee on the Board; and

(ii) Voting Securities representing less than 5% of the Total Voting Power of the Company, the Board shall have no obligation to nominate any individual that is designated by the Starwood Fund.”

Section 4.1 of the Investors Rights Agreement shall be amended and restated in its entirety as follows:

“This Agreement shall automatically terminate upon the date on which the Starwood Fund, together with its Permitted Transferees, holds shares of stock representing less than 1% of the Total Voting Power of the Company.”

D-2

Exhibit E

Form of Tax Sharing Agreement

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT, dated as of [                    ] (this “Agreement”), is among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Real Estate Company, a Washington corporation (“WRECO”), and TRI Pointe Homes, Inc., a Delaware corporation (“Parent”).

WHEREAS, prior to the date hereof, Weyerhaeuser, WRECO, Parent and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into a Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), providing for, among other things, (i) the distribution by Weyerhaeuser NR Company, a Washington corporation and a wholly owned subsidiary of Weyerhaeuser (“WNR”), to Weyerhaeuser of all the issued and outstanding common shares of WRECO (the “WRECO Spin”), (ii) the distribution by Weyerhaeuser of all the issued and outstanding common shares of WRECO, on a pro rata basis, or, at Weyerhaeuser’s election, in an exchange offer, or a combination thereof, to some or all of its shareholders (the “Distribution”) and (iii) the merger of Merger Sub with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, prior to January 1, 2010, Weyerhaeuser was the parent of an affiliated group within the meaning of Section 1504(a) of the Code that included WRECO;

WHEREAS, after December 31, 2009, Weyerhaeuser elected to be taxed as a real estate investment trust, and WNR became the parent of an affiliated group within the meaning of Section 1504(a) of the Code that included WRECO; and

WHEREAS the parties hereto intend the Transactions to qualify for the Intended Tax Treatment.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the business conducted by the WRECO Group members. For these purposes, members shall include only those members that are part of WRECO’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) of the Code.

“Additional Costs” means losses, damages or expenses, including reasonable legal fees and expenses, to the extent arising or resulting from the imposition, assessment or assertion of any Tax or adjustment against a party with respect to an amount for which such party is entitled to indemnification under this Agreement.

“Adjustment Request” means any formal or informal claim or request for a Refund filed with any Taxing Authority.

“Agreement” has the meaning set forth in the preamble.

“Applicable Penalty Standard” means the standard under applicable Law for avoiding the imposition of penalties on the taxpayer and/or the tax return preparer.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Covered Compensation Arrangement” has the meaning set forth in Section 4.02(b)(i).

“Distribution” has the meaning set forth in the recitals.

“Equity Compensation Opinion” means an opinion obtained by Parent (at its sole expense), in form and substance reasonably satisfactory to Weyerhaeuser, providing that (i) the issuance of options, restricted stock and/or deferred stock units in respect of Parent Capital Stock or WRECO Capital Stock, as the case may be, to a Safe Harbor VIII Person or a Parent retirement plan (or other eligible retirement plan under Safe Harbor IX in Treasury Regulation Section 1.355-7(d)), as applicable, would not affect the Intended Tax Treatment and (ii) the shares of Parent Capital Stock or WRECO Capital Stock issued upon the exercise or vesting of the options, restricted stock and/or deferred stock units described in clause (i) above would satisfy the requirements of Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d), as applicable. Any Equity Compensation Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Weyerhaeuser.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable arrangement under the Laws of another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any income tax imposed by Title 26 of the Code, or any similar provision of state, local or foreign Tax Law.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that includes at least one Weyerhaeuser Group member and at least one WRECO Group member.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Non-Income Tax Return” has the meaning set forth in Section 3.01(d).

“Option Amount” means an amount, in the aggregate, of options, restricted stock, and deferred stock units which, if and when exercised or acquired, would result in Parent issuing a number of shares of Parent Capital Stock equal to 10% of the shares of Parent Capital Stock outstanding immediately after the Effective Time.

“Parent” has the meaning set forth in the preamble.

“Parent Capital Stock” means (i) all classes or series of outstanding capital stock of Parent for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in Parent for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“Parent Representation Letter” means the representation letters executed by Parent in connection with the Tax Opinion and the Parent Merger Tax Opinion.

“Parent Section 355(e) Event” means any event(s) involving Parent Capital Stock or any assets of the RMT Group which cause the Distribution to be a taxable event as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax Law. For the avoidance of doubt, an event involving Parent Capital Stock or any assets of Parent or any of its Affiliates shall include, without limitation, the Merger.

“Penalty Objection” means a non-preparing party’s good faith, written determination that a position taken by a preparing party on a draft WRECO Separate Return subject to Section 3.01(b) would not satisfy the Applicable Penalty Standard.

“Post-Distribution Period” means any taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period ending on or before the close of the Distribution Date.

“Pre-Transaction Agreement Period” means any Tax period ending on or before the date of the Transaction Agreement, and, solely for purposes of Article II, the portion of any Straddle Period ending on or before the date of the Transaction Agreement.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received thereon.

“Restricted Period” means the period commencing upon the Closing Date and ending at the close of business on the first day following the second anniversary of the Closing Date.

“RMT Group” means Parent and each of its Subsidiaries and the WRECO Group (in each case, including any successors thereof).

“RMT Issue” has the meaning set forth in Section 5.02.

“Ruling” means a private letter ruling from the IRS, in form and substance reasonably satisfactory to Weyerhaeuser, providing that the completion of a proposed action by the RMT Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Intended Tax Treatment.

“Safe Harbor VIII Person” means a Parent or WRECO employee, independent contractor, director or other Person permitted to receive Parent Capital Stock or WRECO Capital Stock under Safe Harbor VIII in Treasury Regulation Section 1.355-7(d).

“Straddle Period” means a Tax period beginning on or before and ending after the date of the Transaction Agreement.

“Tax” or “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any Governmental Entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Governmental Entity or political subdivision.

“Tax Advisor” has the meaning set forth in Section 6.01.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Opinion” means the opinion obtained by Weyerhaeuser with respect to the Intended Tax Treatment of the WRECO Spin, the Distribution and the Merger.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Taxing Authority.

“Taxing Authority” means any Governmental Entity imposing Taxes.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Taxes” means (i) all Taxes of any Weyerhaeuser Group or WRECO Group member, as the case may be, resulting from, or arising in connection with, the failure of any of the WRECO Spin, the Distribution and the Merger to qualify for the Intended Tax Treatment, and (ii) all corresponding state and local income and franchise Taxes.

“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with the Transactions. For the avoidance of doubt, Transfer Taxes shall not include any income or franchise Taxes payable in connection with the Transactions.

“Transfer Tax Returns” means any Tax Return with respect to any Transfer Taxes imposed in connection with the Transactions.

“Unqualified Opinion” means an opinion obtained by Parent or WRECO (at its sole expense), in form and substance reasonably satisfactory to Weyerhaeuser, providing that the completion of a proposed action by the RMT Group (or any member thereof) prohibited by Section 4.02(b) or (c) would not affect the Intended Tax Treatment. Any Unqualified Opinion shall be delivered by nationally recognized U.S. tax counsel acceptable to Weyerhaeuser.

“Weyerhaeuser” has the meaning set forth in the preamble.

“Weyerhaeuser Affiliated Group” means, prior to January 1, 2010, Weyerhaeuser and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof).

“Weyerhaeuser Group” means Weyerhaeuser, the Weyerhaeuser Affiliated Group and the WNR Affiliated Group.

“Weyerhaeuser Group Taxes” means, in each case other than Transfer Taxes and Transaction Taxes, (i) any Income Tax imposed on or payable by the Weyerhaeuser Affiliated Group or any member thereof for any Tax period, (ii) any Income Tax imposed on or payable by the WNR Affiliated Group or any member thereof for any Tax period, (iii) any Income Tax imposed on Weyerhaeuser for any period after December 31, 2009, (iv) any Tax other than Income Tax imposed on or payable by the Weyerhaeuser Group or any member thereof for any Tax period, (v) any Tax imposed on or payable by the WRECO Group or any member thereof for any Pre-Transaction Agreement Period, and (vi) all Taxes of any and all members of the Weyerhaeuser Group for any period by reason of any member of the WRECO Group being liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law or as a transferee, successor or otherwise.

“Weyerhaeuser Issue” has the meaning set forth in Section 5.02(b).

“Weyerhaeuser Representation Letter” means the representation letters executed by Weyerhaeuser in connection with the delivery of the Tax Opinion and the Parent Merger Tax Opinion.

“Weyerhaeuser Tax Assets” has the meaning set forth in Section 2.04.

“Weyerhaeuser Tax Attribute” means (i) any deductions or losses associated with WRI or the Coyote Springs Excluded Assets with respect to both federal and state Taxes and (ii) any Tax credits under Section 38 of the Code reflected on a Joint Return.

“WNR” has the meaning set forth in the recitals.

“WNR Affiliated Group” means, after December 31, 2009, WNR and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), but excluding any entity that is a member of the WRECO Group.

“WRECO” has the meaning set forth in the preamble.

“WRECO Capital Stock” means (i) all classes or series of outstanding capital stock of WRECO for U.S. federal income Tax purposes, including common stock and all other instruments treated as outstanding equity in WRECO for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“WRECO Group” means WRECO and each of its Subsidiaries, including any corporations that would be members of an affiliated group if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), except for Pardee Coyote, WRI and any Subsidiary of WRI.

“WRECO Group Taxes” means, in each case other than Transfer Taxes and Transaction Taxes, (i) any Tax imposed on or payable by the WRECO Group or any member thereof for a Tax period beginning after the date of the Transaction Agreement, and (ii) any Tax imposed on or payable by the WRECO Group or any member thereof for the portion of a Straddle Period beginning after the date of the Transaction Agreement (other than any such Tax payable solely by reason of membership in any affiliated, consolidated, combined or unitary group at any time on or prior to the date of the Transaction Agreement, including by reason of Treasury Regulation Section 1.1502-6).

“WRECO Separate Return” means any Tax Return (other than a Joint Return) that includes any WRECO Group member (including any consolidated, combined or unitary Tax Return).

“WRECO Spin” has the meaning set forth in the recitals.

“Weyerhaeuser Subsidiary” shall have the meaning given to such term in the Transaction Agreement. For purposes of this Agreement, neither WRECO nor any WRECO Subsidiary shall be a Weyerhaeuser Subsidiary.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Allocation of Taxes

SECTION 2.01. Ordinary Course Taxes. (a) Except as provided in Sections 2.02 and 2.03, Weyerhaeuser shall be responsible for, and shall indemnify, defend and hold harmless each RMT Group member from and against, all Weyerhaeuser Group Taxes.

(b) Except as provided in Sections 2.02 and 2.03, Parent shall be responsible for, and shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against, all WRECO Group Taxes.

(c) If, with respect to any WRECO Group Tax, Weyerhaeuser or any Weyerhaeuser Subsidiary receives (or realizes) a Refund, Weyerhaeuser shall remit, or cause to be remitted, to WRECO, within 30 days, the amount of such Refund net of any Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund.

(d) Except as provided in Section 2.01(e), if, with respect to any Weyerhaeuser Group Tax, the RMT Group (or any member thereof) receives (or realizes) a Refund, Parent shall remit, or cause to be remitted, to WNR, within 30 days, the amount of such Refund net of any Taxes incurred by the RMT Group (or any member thereof) in connection with the Refund.

(e) Parent shall cause the WRECO Group, except to the extent not permitted by Law, to elect to forego carrybacks of any net operating losses, capital losses, credits or other Tax benefits of the WRECO Group to the extent such carryback would result in an adjustment to a Joint Return. If Weyerhaeuser or any Weyerhaeuser Subsidiary receives (or realizes) a Refund as a result of any carryback permitted by the previous sentence, Weyerhaeuser shall remit, or cause to be remitted, to WRECO, within 30 days, the amount of such Refund net of any Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund; provided, however, that, if a Taxing Authority subsequently reduces or disallows such Refund, Parent shall cause WRECO, within five days of the reduction or disallowance, to return to the relevant payor the amount previously remitted to WRECO, plus interest at the rate determined under applicable Tax Law.

(f) In any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the date of the Transaction Agreement, on the one hand, and (ii) to the period subsequent to the date of the Transaction Agreement, on the other hand, in proportion to the number of days in each such period.

SECTION 2.02. Transaction Taxes. (a) Subject to Section 2.02(c), Parent shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against any Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Parent in Section 4.01(b) of this Agreement or in the Parent Representation Letter;

(ii) any action or omission by an RMT Group member in the Post-Distribution Period that is inconsistent with any covenant made by WRECO or Parent in this Agreement, including Section 4.02, other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by Weyerhaeuser in this Agreement or the Weyerhaeuser Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or

(iii) any other action or omission by an RMT Group member in the Post-Distribution Period, other than any action or omission (x) contemplated under any Transaction Document or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Weyerhaeuser in this Agreement or the Weyerhaeuser Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(b) Subject to Section 2.02(c), Weyerhaeuser shall indemnify, defend and hold harmless each RMT Group member from and against any Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Weyerhaeuser in Section 4.01(a) of this Agreement or in the Weyerhaeuser Representation Letter;

(ii) any action or omission by Weyerhaeuser or a Weyerhaeuser Subsidiary that is inconsistent with any covenant made by Weyerhaeuser in this Agreement, including Section 4.02, other than any action or omission that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part; or

(iii) any other action or omission by Weyerhaeuser or a Weyerhaeuser Subsidiary, other than any action or omission (x) contemplated under any Transaction Document or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Parent Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(c) Parent shall not be liable for any Transaction Taxes under Section 2.02(a) if such Transaction Taxes would, in any event, have been imposed or incurred without regard to any action or omission by any member of the RMT Group described in Section 2.02(a) and Section 4.02 and as determined at such time; provided, however, notwithstanding anything to the contrary contained in this Agreement, Parent shall indemnify, defend and hold harmless Weyerhaeuser and each Weyerhaeuser Subsidiary from and against any Transaction Taxes resulting from or arising out of a Parent Section 355(e) Event, except for any such event that would not have been so taxable but for Weyerhaeuser’s breach of Section 4.01(a).

(d) Weyerhaeuser shall indemnify, defend and hold harmless each RMT Group member from and against any Transaction Taxes with respect to which neither party is liable under Section 2.02(a) or 2.02(b) above.

(e) The party liable for any Transaction Taxes shall be entitled to any Refund of such Transaction Taxes, and, if another party or any of its Subsidiaries receives (or realizes) any such Refund, it shall remit, or cause to be remitted, the amount of such Refund net of any Taxes incurred by such party or any of its Subsidiaries in connection with the Refund, within 30 days, to the party entitled to it under this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, Weyerhaeuser shall be solely responsible for, and shall indemnify, defend and hold harmless Parent and the WRECO Group from and against, any Taxes arising as a result of the Transactions from (i) gain recognized under Treasury Regulation Section 1.1502-19(b) in connection with an excess loss account with respect to the WRECO Capital Stock or the capital stock of any Subsidiary of WRECO, in each case at the time of the WRECO Spin, (ii) net deferred gains taken into account under Treasury Regulation Section 1.1502-13(d) associated with deferred intercompany transactions between a WRECO Group member and a Weyerhaeuser Group member, (iii) any gain recognized under Section 361(b) of the Code as a result of a distribution from WRECO to WNR prior to the WRECO Spin, and (iv) any gains described in clauses (i) through (iii) that are imposed under similar state and local Tax Law.

SECTION 2.03. Transfer Taxes. Transfer Taxes are considered WRECO Group Taxes and the RMT Group shall be liable for any such Taxes. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds therefor. If Weyerhaeuser or any Weyerhaeuser Subsidiary receives a Refund of any Transfer Taxes, Weyerhaeuser shall remit, or cause to be remitted, within 30 days, the Refund to the RMT Group net of Taxes incurred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with the Refund.

SECTION 2.04. Entitlement to Tax Attributes. (a) Notwithstanding anything to the contrary in this Agreement or in the Tax Allocation Agreement between WNR and WRECO, Weyerhaeuser and the Weyerhaeuser Subsidiaries shall be entitled to any Tax deduction or credit, as the case may be, of the WRECO Group (or any member thereof) relating to (i) the exercise of compensatory stock options issued (in amounts consistent with past custom and practice) on or prior to December 31, 2013, with respect to Weyerhaeuser Common Shares and (ii) any Weyerhaeuser Tax Attributes (the items described in clauses (i) and (ii), collectively, the “Weyerhaeuser Tax Assets”). Weyerhaeuser shall, and shall cause each Weyerhaeuser Subsidiary to, to the extent permitted by Law, claim any Tax deduction or credit described in this Section 2.04(a) on a Tax Return that includes as Weyerhaeuser Group member. In connection therewith, in the event that the RMT Group (or any member thereof) actually utilizes any Weyerhaeuser Tax Asset to reduce its Tax liability (determined by treating any Weyerhaeuser Tax Asset that is a deduction as the last item of deduction claimed on a Tax Return of the RMT Group), Parent shall make a payment to WNR in an amount equal to the overall net reduction in Tax liability realized as a result of utilizing the relevant Weyerhaeuser Tax Asset, taking into account the net effect of all federal, state and local Taxes. Any such payment shall be made within 30 days after the RMT Group (or any member thereof), as the case may be, realizes such reduction in Tax liability by way of a Refund or otherwise. To the extent any Weyerhaeuser Tax Assets are subsequently increased for any reason, Parent shall pay WNR for the benefit of any such increase in a manner consistent with this provision. To the extent that, following a Final Determination, the RMT Group (or any member thereof) is unable to utilize a Weyerhaeuser Tax Asset (or portion thereof) to reduce its Tax liability, then Weyerhaeuser shall cause WNR to repay to Parent any amount previously paid to WNR with respect to such Weyerhaeuser Tax Asset (or portion thereof), plus interest (at the rate determined under applicable Tax Law) from the date of payment to WNR through the date of WNR’s repayment.

(b) Weyerhaeuser and WNR shall in good faith allocate tax attributes arising in the Pre-Distribution Period between the Weyerhaeuser Group and the RMT Group in accordance with the Code and Treasury Regulations, including Treasury Regulation Section 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79, 1.1502-95(c), and Proposed Regulations Section 1.1502-55(h) (and any applicable state, local and foreign Laws); provided, that earnings and profits shall be allocated, pursuant to Treasury Regulation Section 1.1502-33(e)(3), in accordance with Section 312(h) of the Code and Treasury Regulation Section 1.312-10(a).

SECTION 2.05. Transfer of WRI and the Coyote Springs Excluded Assets. To the extent losses associated with WRI and the Coyote Springs Excluded Assets are allowed as a result of the Distribution, the parties agree that any Weyerhaeuser Tax Attributes arising from such losses will be properly recognized while WRECO is a member of the WNR consolidated group under Treasury Regulation Section 1.1502-76(b)(1)(ii), and shall report the losses consistent herewith. Notwithstanding anything to the contrary in this Agreement, Weyerhaeuser shall be responsible for any Transfer Taxes attributable to the transfer of WRI and the Coyote Springs Excluded Assets.

SECTION 2.06. Additional Costs. Each party shall be entitled to indemnification for Additional Costs related to any indemnity payment under this Agreement.

ARTICLE III

Tax Return Filing and Payment Obligations

SECTION 3.01. Tax Return Preparation and Filing. (a) From and after the Closing Date, Weyerhaeuser shall (i) prepare and file, or cause to be prepared and filed, all Joint Returns, (ii) subject to Section 3.01(d), prepare and file all WRECO Separate Returns and any related documents or statements required (or permitted) to be filed by any WRECO Group member for any taxable period ending on or prior to the date of the Transaction Agreement and (iii) pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Returns. Parent shall pay Weyerhaeuser for any Taxes shown as due on any Tax Return filed under this Section 3.01(a) for which it has an indemnity obligation under Section 2.01(b) at least two days prior to the filing deadline for Tax Return (including any applicable extensions).

(b) From and after the Closing Date, Parent shall (i) subject to Section 3.01(d), prepare and file, or cause to be prepared and filed, all WRECO Separate Returns for any Straddle Period, (ii) prepare and file, or cause to be prepared and filed, all WRECO Separate Returns and any related documents or statements required (or permitted) to be filed by any WRECO Group member for any Post-Distribution Period, (iii) prepare and file, or cause to be prepared and filed, all Transfer Tax Returns and (iv) pay, or cause to be paid, all Taxes shown to be due and payable on the Tax Returns described in clauses (i), (ii) and (iii). Weyerhaeuser shall pay Parent for any Taxes shown as due on any Tax Return filed under this Section 3.01(b) for which it has an indemnity obligation under Section 2.01(a) at least two days prior to the filing deadline for Tax Return (including any applicable extensions).

(c) Except as provided in Section 3.02 and with respect to Tax Returns subject to Section 3.01(d), the party required to prepare a return pursuant to Section 3.01(a) or Section 3.01(b) shall determine, with respect to such return: (i) the manner in which such Tax Return shall be prepared and filed, including the manner in which any item of income, gain, loss, deduction or credit shall be reported thereon and the allocation of items, (ii) whether any extensions of time to file any such Tax Return will be requested or any amended Tax Return will be filed and (iii) the elections that will be made on any such Tax Return. In the absence of a change in Law or circumstances requiring the contrary, any Joint Return relating to a member of the WRECO Group and any WRECO Separate Return for a period ending on or before the Distribution Date shall be prepared, where applicable, on a basis consistent with the WRECO Group’s elections, accounting methods, conventions and principles of taxation used for the most recent Tax periods for which Tax Returns of the WRECO Group involving similar matters have been filed.

(d) The party that is required to prepare a WRECO Separate Return pursuant to Section 3.01(a)(ii) or Section 3.01(b)(i) shall submit to the other party a draft of any such

WRECO Separate Return required to be filed after the Closing Date at least, in the case of income Tax Returns, 30 days prior to the due date (taking into account any applicable extensions) for filing such Tax Return. The non-preparing party shall be deemed to have agreed to the applicable income Tax Return, as prepared by the preparing party, unless the non-preparing party delivers a Penalty Objection to the preparing party within 10 days of delivery of such income Tax Return. If the non-preparing party delivers to the preparing party a timely Penalty Objection with respect to income Tax Returns, the parties shall negotiate in good faith to resolve all disputed issues. If the parties are unable to resolve all disputed issues within the following 10-day period, they shall submit the remaining disputed issues to the Tax Advisor for resolution at least five days prior to the due date for filing the applicable income Tax Return (including extensions). The preparing party’s return positions with respect to the disputed issues shall be upheld except for any such positions that the Tax Advisor concludes do not satisfy the Applicable Penalty Standard. The non-preparing party shall be liable for all fees and expenses of the Tax Advisor incurred under this Section 3.01(d); provided, however, that the preparing party shall be liable for all such fees and expenses incurred with respect to any Tax Return for which the Tax Advisor concludes a preparing party return position did not satisfy the Applicable Penalty Standard. In the case of Tax Returns that are not Income Tax Returns (including Business and Occupations Tax Returns for the State of Washington) (“Non-Income Tax Returns”) the preparing party will deliver drafts of such Non-Income Tax Returns at least two days prior to the date on which such Non-Income Tax Returns are required to be filed.

(e) Parent shall not cause or permit any WRECO Group member to file any amended Tax Return with respect to a Joint Return or a WRECO Separate Return for any Pre-Transaction Agreement Period.

(f) Except as required by any Transaction Document, Parent shall not cause or permit any WRECO Group member to take any action on the Closing Date other than in the ordinary course of business, including the sale of any assets, distribution of any dividend or making of any Tax election.

SECTION 3.02. Treatment of Transactions. The parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinion, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Except in the case of a WRECO Separate Return, a Transfer Tax Return and a Tax Return of the RMT Group, Weyerhaeuser shall determine the Tax reporting of any issue relating to the Transactions that is not covered by the Tax Opinion.

ARTICLE IV

Tax-Free Treatment of Distribution and Related Transaction

SECTION 4.01. Representations. (a) Weyerhaeuser represents and warrants to Parent that, as of the Closing Date, (i) Weyerhaeuser knows of no facts that could cause any Transaction to fail to qualify for Intended Tax Treatment, (ii) Weyerhaeuser has no plan or intention to take any action inconsistent with the Weyerhaeuser Representation Letter or any covenant of Weyerhaeuser set forth this Agreement and (iii) no pre-Distribution acquisition or sale of Weyerhaeuser Common Shares by Weyerhaeuser or any Weyerhaeuser Subsidiary will be part of a plan (or series of related transactions), within the meaning of Section 355(e)(2)(A)(ii) of the Code and Treasury Regulation Section 1.355-7(b), that includes the Distribution.

(b) Parent represents and warrants to Weyerhaeuser that, as of the Closing Date, (i) Parent knows of no facts that could cause any Transaction to fail to qualify for Intended Tax Treatment and (ii) Parent has no plan or intention to take any action inconsistent with the Parent Representation Letter or any covenant of the RMT Group member set forth in this Agreement. Parent further represents and warrants that, immediately before the Effective Time, the amount of shares of Parent Capital Stock treated as outstanding for purposes of Section 355(e) of the Code will not exceed 33,000,000 shares. Any equity-based compensation awards in respect of Parent Capital Stock outstanding immediately before the Effective Time shall be treated as vested or exercised, as the case may be, and the resulting Parent Capital Stock shall be treated as outstanding stock for purposes of the calculation in the immediately preceding sentence.

SECTION 4.02. Covenants. (a) During the Restricted Period, (i) Weyerhaeuser shall not, and shall not permit any Weyerhaeuser Subsidiary (or any officers or directors acting on behalf of Weyerhaeuser or any Weyerhaeuser Subsidiary, or any Person acting with the implicit or explicit permission of any such officers or directors) to, take or fail to take any action if such action (or the failure to take such action) would (A) be inconsistent with any covenant, representation or statement made by Weyerhaeuser in the Weyerhaeuser Representation Letter or in this Agreement or (B) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Intended Tax Treatment, and (ii) Parent shall not, and shall not permit any RMT Group member (or any officers or directors acting on behalf of any RMT Group member, or any Person acting with the implicit or explicit permission of any such officers or directors) to, take or fail to take any action if such action (or the failure to take such action) would (A) be inconsistent with any covenant, representation or statement made by Parent in the Parent Representation Letter or in this Agreement or (B) prevent, or be reasonably likely to prevent, any Transaction from qualifying for Intended Tax Treatment.

(b) Without limiting the generality of Section 4.02(a), during the Restricted Period, subject to Section 4.02(d), Parent shall not, and shall not permit any RMT Group member (or any officers or directors acting on behalf of any RMT Group member, or any Person acting with the implicit or explicit permission of any such officers or directors) to:

(i) enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation Section 1.355-7(h), pursuant to which any Person would (directly or indirectly) acquire, or have the right to acquire Parent Capital Stock or WRECO Capital Stock. For these purposes, an acquisition of Parent Capital Stock or WRECO Capital Stock, as applicable, shall include, without limitation, any recapitalization, repurchase or redemption of Parent Capital Stock or WRECO Capital Stock, any issuance of Parent Capital Stock or WRECO Capital Stock (including any nonvoting stock) or an instrument exchangeable or convertible into Parent Capital Stock or WRECO Capital Stock (whether pursuant to an exercise of stock options, as a result of a capital contribution to Parent or WRECO, as applicable, or otherwise), any option grant, any amendment to the certificate or articles of incorporation (or other organizational document) of Parent or WRECO, as applicable, or any other action (whether effected through a shareholder vote or otherwise) affecting the voting rights of Parent Capital Stock or WRECO Capital Stock (including through the conversion of any Parent Capital Stock or WRECO Capital Stock into another class of capital stock); provided, however, that (A) WRECO shall be permitted to issue WRECO Capital Stock to Parent; (B) Parent shall be permitted to issue options, restricted stock, and deferred stock units in respect of a number of shares of Parent Capital Stock and that does not exceed the Option Amount pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement; (C) vesting of any restricted stock or deferred stock units that a Safe Harbor VIII Person is entitled to receive (or would be entitled to receive upon achieving the relevant hurdles in existence) as of the Effective Time shall not be treated as an acquisition of Parent Capital Stock for purposes of this Section 4.02(b)(i); (D) Parent shall be permitted to issue Parent Capital Stock to a Safe Harbor VIII Person pursuant to the exercise of an option to acquire Parent Capital Stock that was granted at or prior to the Effective Time; (E) with respect to any issuances of options, restricted stock or deferred stock units in respect of shares of Parent Capital Stock in excess of the Option Amount, after Weyerhaeuser’s receipt and acceptance of, and solely to the extent consistent with, an Equity Compensation Opinion delivered to Weyerhaeuser by Parent, until the earlier of (1) any amendment of the Covered Compensation Arrangement and (2) a change in applicable Tax Law, Parent or WRECO, as applicable, may issue options, restricted stock and deferred stock units in respect of Parent Capital Stock and WRECO Common Stock pursuant to an employee stock purchase agreement, equity compensation agreement, retirement plan or other compensation arrangement that is described in the Equity Compensation Opinion (such arrangement, the “Covered Compensation Arrangement”), and Parent or WRECO, as applicable, may issue the shares of Parent Capital Stock or WRECO Capital Stock underlying such options, restricted stock and/or deferred stock units upon the exercise or vesting thereof, and any such shares shall not be treated as an acquisition of Parent Capital Stock or WRECO Capital Stock, as applicable; (F) subject to compliance with Section 4.02(d), Parent may redeem, retire, repurchase or otherwise acquire Parent Capital Stock in a manner that complies with the requirements of Revenue Procedure 96-30 (as in effect prior to the release of Revenue Procedure 2003-48); and (G) Parent may adopt a shareholder rights plan (and issue Parent Capital Stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in IRS Revenue Ruling 90-11 (for this purpose a shareholder rights plan will be considered similar to the plan described in IRS Revenue Ruling 90-11 only if the principal purpose for the adoption of the plan providing for such rights is to establish a mechanism by which a publicly held corporation can, in the future, provide shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire the corporation);

(ii) merge or consolidate Parent or WRECO with any other Person, or liquidate or partially liquidate Parent or WRECO;

(iii) cause or permit Parent or WRECO to be treated as other than a corporation for U.S. federal income Tax purposes; or

(iv) cause or permit WRECO to cease to engage in the Active Trade or Business, or engage in any transaction that could result in WRECO ceasing to be a company whose separate affiliated group, as defined in Section 355(b)(3)(B) of the Code, is so engaged; provided, however, that, after the Merger, the WRECO Group shall, with respect to transactions not in the ordinary course of business, be permitted to sell, transfer or otherwise dispose of assets with an aggregate value up to 33 1/3% of its assets (determined based on the gross fair market value of the WRECO Group’s assets immediately before the Closing Date) in the aggregate; provided, however, that nothing herein shall prevent the WRECO Group from selling or disposing of assets in the ordinary course of business and any such sales shall be disregarded for purpose of applying the limitation set forth in this Section 4.02(b)(iv).

(c) To the extent that as a result of a subsequent amendment to the Code or the Treasury Regulations, any action or a failure to take any action by Weyerhaeuser and the Weyerhaeuser Subsidiaries or an RMT Group member could affect any Transaction’s qualification for the Intended Tax Treatment, then the covenants contained in Section 4.02(a)(i)(B) and in Section 4.02(a)(ii)(B) shall automatically be deemed to incorporate by reference such actions and the failure to take such actions, and the RMT Group shall comply with the requirements of the relevant amendment through the end of the Restricted Period; provided, however, that no such action or failure to take any such action before the date the relevant amendment is enacted shall constitute a breach of such Sections to the extent such actions or failure to take such actions would not have otherwise constituted a breach of such Sections before such date.

(d) Parent shall not, and shall not permit any RMT Group member to, take any action prohibited by Sections 4.02(b) and (c), unless (i) Weyerhaeuser receives prior written notice describing the proposed action in reasonable detail and (ii) Parent delivers to Weyerhaeuser (A) an Unqualified Opinion and Weyerhaeuser, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Intended Tax Treatment, provides its written consent permitting the proposed action, or (B) a Ruling. Weyerhaeuser’s obligation to cooperate in connection with Parent’s delivery of an Unqualified Opinion or Ruling is as expressly set forth in Section 5.05(b) below. The right of Weyerhaeuser and the Weyerhaeuser Subsidiaries to indemnification for Transaction Taxes shall be determined without regard to whether the RMT Group satisfies any or all of the requirements of this Section 4.02(d).

ARTICLE V

Tax Contests; Indemnification; Cooperation

SECTION 5.01. Notice of Tax Contests. If any party (the “Indemnitee”) receives written notice of the commencement of any Tax Contest for which indemnity may be sought under this Agreement, and such Indemnitee intends to seek indemnity pursuant to this Agreement, the Indemnitee shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Parties copies of all notices and communications with a Taxing Authority solely to the extent relating to such Tax Contest. Failure of the Indemnitee to give such notice will not relieve the Indemnifying Parties from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby.

SECTION 5.02. Control of Tax Contests. (a) Except as provided in Section 5.02(b), Weyerhaeuser shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability of a Weyerhaeuser Group member, any Tax liability reflected on a Joint Return, or any tax liability reflected on a WRECO Separate Return for a Pre-Transaction Agreement Period, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any such Taxes for any such period. If any Tax Contest described in the preceding sentence relates to WRECO Group Taxes or Transaction Taxes with respect to which Parent could be liable under Section 2.02(a) (either an “RMT Issue”), (A) Weyerhaeuser shall (1) keep Parent fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (2) promptly provide Parent with copies of any correspondence relating to Taxes received from any Taxing Authority in connection with such Tax Contest and (3) provide Parent with drafts of any correspondence relating to Taxes from Weyerhaeuser to any Taxing Authority in connection with such Tax Contest and provide Parent with a reasonable opportunity to comment on such correspondence and (B) if Parent acknowledges its liability in writing for all the Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the RMT Issue, Weyerhaeuser shall not settle or compromise such RMT Issue without Parent’s written consent, which consent may not be unreasonably withheld, delayed or conditioned. If Parent withholds its consent to a settlement or compromise described in clause (B) above, Parent shall be liable for any Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the RMT Group would have liability for the applicable Taxes under this Agreement or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Taxes under this Agreement. Weyerhaeuser and Parent shall use their reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination.

(b) Parent shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability reflected on any WRECO Separate Return for a period ending after the date of the Transaction Agreement (including any Straddle Period) and any Tax liability reflected on a Transfer Tax Return, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax reflected on such Tax Returns for such period. If any Tax Contest described in the preceding sentence relates to Weyerhaeuser Group Taxes or Transaction Taxes with respect to which Weyerhaeuser could be liable under Section 2.02(b) (either, a “Weyerhaeuser Issue”), (A) Parent shall (1) keep Weyerhaeuser fully informed, in all material respects, regarding the progress of the prosecution or defense of such Tax Contest, (2) promptly provide Weyerhaeuser with copies of any correspondence relating to Taxes received from any Taxing Authority in connection with such Tax Contest and (3) provide Weyerhaeuser with drafts of any correspondence relating to Taxes from Parent to any Taxing Authority in connection with such Tax Contest and provide Weyerhaeuser with a reasonable opportunity to comment on such correspondence and (B) if Weyerhaeuser acknowledges its liability in writing for all the Taxes that would be owed to a Taxing Authority in the event of an adverse determination with respect to the Weyerhaeuser Issue, Parent shall not settle or compromise such Weyerhaeuser Issue without Weyerhaeuser’s written consent, which consent may not be unreasonably withheld, delayed or conditioned. If Weyerhaeuser withholds its consent to a settlement or compromise described in clause (B) above, Weyerhaeuser shall be liable for any Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the Weyerhaeuser Group would have liability for the applicable Taxes under this Agreement or if the Final Determination fails to clearly articulate the basis for liability such that it is not reasonably ascertainable which party would be liable for the Taxes under this Agreement. Weyerhaeuser and Parent shall use reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination.

SECTION 5.03. Indemnification Payments. (a) The Indemnitee shall notify the Indemnifying Party promptly in writing of its discovery of any matter that does not involve a Tax Contest giving rise to the claim of indemnity pursuant to this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 10 days from receipt of any such notice to give notice of a dispute of the claim to the Indemnitee. The Indemnitee shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Unless the Indemnifying Party gives notice of a dispute of the claim within such 10-day period, the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving notice of (i) the Indemnitee’s payment of a Tax for which the Indemnifying Party is liable under this Agreement or (ii) a Final Determination which results in the Indemnifying Party becoming obligated to make a payment to the Indemnitee under this Agreement.

(b) Parent shall not be required to make any payments under this Agreement to Weyerhaeuser or any Weyerhaeuser Subsidiary until the aggregate amount of such payments due (but for this Section 5.03(b)) exceeds the net amount paid by WRECO to WNR after the date of the Transaction Agreement in respect of (without duplication), (i) WRECO Group Taxes or (ii) payables that arise after the date of the Transaction Agreement pursuant to the Tax Allocation Agreement, dated January 1, 2010, between WNR and WRECO, and thereafter Parent shall only be required to make payments to the extent of such excess. Weyerhaeuser will provide Parent with evidence of the amounts described in clauses (i) and (ii) above, in a form mutually agreed upon by the parties. For purposes of calculating the net amount paid by WRECO to WNR in the previous sentence, any increase after the date of the Transaction Agreement in the amount of Intercompany Debt in respect of Taxes or payables described in clause (i) or (ii) above shall be taken into account as a payment from WRECO to WNR.

SECTION 5.04. Treatment of Indemnity Payments. In the absence of a Final Determination to the contrary, any amount payable with respect to any Tax under this Agreement shall be treated as occurring immediately prior to the WRECO Spin, as an intercompany distribution or a contribution to capital, as the case may be.

SECTION 5.05. Cooperation. (a) Each of Weyerhaeuser and Parent shall, and shall cause its Subsidiaries to, subject to Section 5.05(b) below, cooperate fully with all reasonable requests from the other parties in connection with the preparation and filing of Tax Returns and Adjustment Requests, the resolution of Tax Contests and any other matters covered herein. If any parties fail to comply with any of their obligations set forth in this Section 5.06(a), and such failure results in the imposition of additional Taxes, the nonperforming parties shall be liable for such additional Taxes.

(b) In connection with the foregoing, Weyerhaeuser shall, at Parent’s sole expense, reasonably cooperate with Parent, upon its written request, in connection with obtaining (i) a Ruling or (ii) an Unqualified Opinion. Such cooperation shall include Weyerhaeuser providing any information, submissions, representations and covenants reasonably requested by a recipient that has previously executed with Weyerhaeuser an appropriate confidentiality agreement, in form and substance satisfactory to Weyerhaeuser and that permits reliance by Weyerhaeuser. This Section 5.05 shall not require Weyerhaeuser to take any action (including the provision of information, submissions, representations or covenants) that could reasonably be expected to affect Weyerhaeuser’s indemnity obligation for Taxes under this Agreement, decrease in any respect Parent’s indemnity obligation for Taxes under this Agreement, or cause Weyerhaeuser or any Weyerhaeuser Subsidiary to have any liability to any third party, including any liability for increased Taxes. Parent acknowledges and agrees that, in the case of a Ruling, Parent shall immediately notify Weyerhaeuser if the IRS seeks any non-publicly available information regarding Weyerhaeuser or any of its Affiliates, and Parent shall not provide any such information to the IRS without Weyerhaeuser’s written consent, which consent can be withheld or provided in Weyerhaeuser’s sole and absolute discretion. Parent shall promptly withdraw any such Ruling request (and immediately notify Weyerhaeuser in writing of such withdrawal) if Weyerhaeuser does not affirmatively consent to provide the requested information within 48 hours of Parent’s notification to Weyerhaeuser regarding the request therefor. Parent shall provide to Weyerhaeuser, for its review and approval prior to filing, a copy of any Ruling request and any other submissions made to the IRS in connection therewith, and Parent shall provide to Weyerhaeuser a copy of any Ruling obtained in connection with such request.

SECTION 5.06. Tax Records. Each of Weyerhaeuser and Parent shall, and shall cause its Subsidiaries to, retain all Tax Records in its possession relating to or relevant to any Tax matter for which any party may have an indemnity obligation hereunder until expiration of the statute of limitations of the Tax periods to which such Tax Records relate (giving effect to any valid extensions made known to the Purchaser) plus six months.

SECTION 5.07. Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient parties, except as may otherwise be necessary in connection with the filing of any Tax Return or the resolution of any Tax Contest. In addition, if Weyerhaeuser, WRECO or Parent determines that providing such information could be commercially detrimental, violate any Law or agreement or waive any privilege, the parties shall use their reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

ARTICLE VI

Dispute Resolution

SECTION 6.01 Tax Disputes. The parties hereto shall negotiate in good faith to resolve any dispute arising in connection with this Agreement within 30 days of the date on which any such dispute arises. Upon written notice by a party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”). Weyerhaeuser and Parent shall negotiate in good faith to jointly select a Tax Advisor within five days of such written notice. If Weyerhaeuser and Parent do not agree on the selection of the Tax Advisor within such five-day period, the Tax Advisor shall be selected by Weyerhaeuser’s and Parent’s respective U.S. tax counsel or other advisors of recognized national standing within the following 10-day period. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the parties of its resolution of the dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be shared equally by Weyerhaeuser and Parent. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the party responsible for filing the return without prejudice to the rights and obligations of the parties hereunder, provided that the preparing party shall file an amended Tax Return, within 10 days after the completion of the process set forth in this Section 6.01, reflecting any changes made in connection with such process.

ARTICLE VII

General Provisions

SECTION 7.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i) if to Weyerhaeuser, to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Sandy McDade

Facsimile: (253) 928-2185

Email: sandy.mcdade@weyerhaeuser.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474-3700

Email: rhall@cravath.com and etavzel@cravath.com

(ii) if to Parent or WRECO, to:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, CA 92612

Attention: Doug Bauer

Facsimile: (949) 478-8601

Email: Doug.Bauer@TriPointeHomes.com

with a copy to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: Michael Flynn

Facsimile: (949) 475-4774

Email: mflynn@gibsondunn.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 7.01.

SECTION 7.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 7.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 7.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7.07. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 7.08. Termination. This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Transaction Agreement pursuant to Section 11.01 thereof. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, WRECO and Parent and Merger Sub or any other Person, other than Section 5.07 and this Article VII, which provisions shall survive such termination.

SECTION 7.09. Survival. All Sections of this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time (except to the extent any Sections expressly provide for an earlier date, in which case, as of such date).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,

By

Name:
Title:

WEYERHAEUSER REAL ESTATE COMPANY,

By

Name:
Title:

TRI POINTE HOMES, INC.,

By

Name:
Title:

[Signature Page to Tax Sharing Agreement]